UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 9, 2015

Dear Shareholders:

You are cordially invited to attend Valeant Pharmaceuticals International, Inc.’s 2015 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on Tuesday, May 19, 2015 at 2150 Saint Elzear Blvd. West, Laval, Quebec, Canada H7L 4A8. At the meeting, we will vote on the proposals set forth in the Notice of Annual Meeting and the accompanying management proxy circular and proxy statement (the “Proxy Statement”), as well as address any other business matters that may properly come before the meeting.

We are providing access to our proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, in a fast and efficient manner via the Internet. On April 9, 2015, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record as of March 24, 2015, and post our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website will provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Your vote at this meeting is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. You will find voting instructions in the Notice, the Proxy Statement and on the Proxy Card. You may vote over the Internet or telephone. Alternatively, if you requested a printed copy of the proxy materials by mail, you may mark, date, sign and mail the Proxy Card in the envelope provided.

Sincerely,

J. Michael Pearson

Chairman of the Board and Chief Executive Officer

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2150 Saint Elzear Blvd. West

Laval, Quebec H7L 4A8

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2015

To the Shareholders of

Valeant Pharmaceuticals International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”) of Valeant Pharmaceuticals International, Inc., a British Columbia corporation (the “Company” or “our”), will be held at 2150 Saint Elzear Blvd. West, Laval, Quebec, Canada H7L 4A8, on Tuesday, May 19, 2015, at 9:00 a.m., local time, for the following purposes:

1.  To receive the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2014 and the auditors’ report thereon, a copy of which is enclosed herewith;

2.  To elect 11 directors of the Company (each a “Director” and collectively, the “Directors”) to serve until the close of the 2016 Annual Meeting of Shareholders;

3.  To approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section, executive compensation tables and accompanying narrative discussions contained in this Management Proxy Circular and Proxy Statement;

4.  To appoint PricewaterhouseCoopers LLP as independent registered public accountant (the “auditors”) for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and to authorize the Company’s Board of Directors to fix the auditors’ remuneration; and

5.  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the Meeting is March 24, 2015. Only record shareholders at the close of business on March 24, 2015 will be entitled to notice of and to vote at the Annual Meeting in person or by proxy.

We are providing access to our proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, to each shareholder of record in a fast and efficient manner via the Internet. On April 9, 2015, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”), to all shareholders of record as of March 24, 2015, and post our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials free of charge on the website referred to in the Notice or may request to receive a printed set of our proxy materials free of charge. These materials will remain available on the website through the conclusion of the 2015 Annual Meeting. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The management proxy circular and proxy statement that accompanies this Notice of Annual Meeting of Shareholders (the “Proxy Statement”) contains additional information regarding the proposals to be considered at the 2015 Annual Meeting, and shareholders are encouraged to read it in its entirety.

Shareholders are invited to attend the Annual Meeting. Record shareholders who are unable to attend the Annual Meeting in person are requested to vote by mail by completing, dating and signing the enclosed form of proxy (the “Proxy Card”) and send it in the enclosed envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, United States or to the Company at the Company’s head office, which is located at 2150 Saint Elzear Blvd. West Laval, Quebec H7L 4A8, fax number 514-744-6272, or vote via the Internet, by going to www.proxyvote.com and following the instructions on the website, or vote by calling toll free 1-800-690-6903 on a touch tone phone and following the instructions provided by “Vote Voice”. You will need to refer to the Proxy Card and to your 12-digit control number provided on the Proxy Card. Non-record shareholders who receive these materials through their broker or other intermediary should follow the instructions provided by their broker or intermediary.

For your vote to be effective, your voting instructions must be received by Broadridge Financial Solutions, Inc. (“Broadridge”) not later than 11:59 p.m. (Eastern Daylight Time) on May 15, 2015, or, in the case of any adjournment of the Annual Meeting, not less than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time of the rescheduled meeting. The Board of Directors may, at its discretion, accept late proxies or waive the time limit for deposit of proxies, but is under no obligation to accept or reject any late proxy. If you have voted by proxy using the Proxy Card, via fax or the Internet or by phone, any subsequent vote by proxy through any of these methods will cancel any other proxy you may have previously submitted in connection with the Annual Meeting, and only a later dated proxy received prior to the deadline will be counted.

By Order of the Board of Directors,

Robert R. Chai-Onn

General Counsel and Chief Legal Officer

Dated: April 9, 2015

i

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2150 Saint Elzear Blvd. West

Laval, Quebec H7L 4A8

MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2015

This Management Proxy Circular and Proxy Statement (“Proxy Statement”) contains information about the 2015 Annual Meeting of Shareholders of Valeant Pharmaceuticals International, Inc., a British Columbia corporation (the “Company” or “Valeant”). The meeting will be held at 2150 Saint Elzear Blvd. West, Laval, Quebec, Canada H7L 4A8, on Tuesday, May 19, 2015, at 9:00 a.m., local time, and any adjournments or postponements thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. In this document, the words “Valeant,” “we,” “our,” “ours” and “us” refer only to Valeant Pharmaceuticals International, Inc. and not to any other person or entity. References to “US$” or “$” are to United States dollars and references to “C$” are to Canadian dollars. Unless otherwise indicated, the statistical and financial data contained in this Proxy Statement are as of March 20, 2015.

We are providing you with this Proxy Statement and related materials in connection with the solicitation of proxies by our management.

We are providing access to our proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, in a fast and efficient manner via the Internet. On April 9, 2015, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record as of March 24, 2015, and post our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website will provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

All properly executed written proxies, and all properly completed proxies submitted by mail, facsimile or telephone or via the Internet, which are delivered pursuant to, and which appoint Mr. Pearson and Mr. Chai-Onn as proxyholders in accordance with, this solicitation will be voted at the Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Meeting.

ELECTRONIC DELIVERY OF VALEANT SHAREHOLDER COMMUNICATIONS

We are pleased to offer to our shareholders the benefits and convenience of electronic delivery of 2015 Annual Meeting materials, including:

•	Email delivery of the Proxy Statement, Annual Report and related materials;

•	Shareholder voting on-line;

•	Reduction of the amount of bulky documents shareholders receive; and

•	Reduction of our printing and mailing costs associated with more traditional methods.

We encourage you to conserve natural resources and to reduce printing and mailing costs by signing up for electronic delivery of Valeant shareholder communications.

If you are a registered shareholder or a beneficial owner of our shares, or a broker or other nominee holds your Valeant shares, and you would like to sign up for electronic delivery, please visit www.proxyvote.com and enter the information requested to enroll. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call Valeant Investor Relations at 514-744-6792 or send an email to ir@valeant.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2015

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) is available on the Internet at our website at www.valeant.com, through the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com or through the U.S. Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov. To request a printed copy of our Annual Report, which we will provide to you without charge, either write to Valeant Investor Relations at Valeant Pharmaceuticals International, Inc., 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada, or send an email to Valeant Investor Relations at ir@valeant.com.

This Proxy Statement and the accompanying Annual Report are available at: www.proxyvote.com.

This Proxy Statement contains information regarding, among other things:

•	The date, time and location of the Meeting;

•	A list of the proposals being submitted to the shareholders for approval; and

•	Information concerning voting, either in person or by proxy.

Whether or not you plan to attend the Annual Meeting, please promptly provide your voting instructions. Your promptness in voting will assist in the expeditious and orderly processing of the proxies and in ensuring that a quorum is present. If you vote your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote in person at the Meeting, you must follow the instructions provided to you by your broker or such other nominee. If you want to revoke your instructions at a later time prior to the vote for any reason, you may do so in the manner described in this Proxy Statement.

QUESTIONS ABOUT VOTING

What decisions will the shareholders be making at the Meeting?

You will be asked to vote on each of the following proposals:

•	the election of 11 Directors to serve until the close of the 2016 Annual Meeting of Shareholders (“Proposal No. 1”);

•

the approval, in a non-binding advisory vote, of the compensation of our Named Executive Officers (as defined below) as disclosed in the Compensation Discussion and Analysis (“CD&A”) section, executive compensation tables and accompanying narrative discussions contained in this Proxy Statement (“Proposal No. 2”); and

•

the appointment of PricewaterhouseCoopers LLP (“PwC”) as the auditors for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and the authorization of the Company’s Board of Directors (the “Board”) to fix the auditors’ remuneration (“Proposal No. 3”).

The Board recommends that you vote FOR: (i) the election of the 11 Director nominees proposed by the Board in this Proxy Statement; (ii) the approval, in a non-binding advisory vote, of the compensation of the

Named Executive Officers as described in the CD&A section, executive compensation tables and accompanying narrative discussion contained in this Proxy Statement; and (iii) the appointment of PwC as our auditors and the authorization of the Board to fix the auditors’ remuneration.

In addition, you may be asked to vote in respect of any other matters that may properly be brought before the Meeting. As of the date of this Proxy Statement, the Board is not aware of any such other matters.

A simple majority of votes cast at the Meeting, whether in person, by proxy or otherwise, in favor of any of Proposal No. 1 through Proposal No. 3 will constitute approval of any such proposal submitted to a vote, subject with respect to Proposal No. 1 to the Company’s majority vote policy described below in “Proposal No. 1 Election of Directors” under “Background”.

What impact does a Withhold or Abstain vote have?

•

Proposal No. 1: With respect to each nominee, you may either vote “For” the election of such nominee or “Withhold” your vote with respect to the election of such nominee. If you vote “For” the election of a nominee, your common shares, no par value, of the Company (“Common Shares”) will be voted accordingly. If you select “Withhold” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purposes of electing such nominee but will be considered in the application of the majority vote policy described below in “Proposal No. 1 Election of Directors” under “Background”.

•

Proposal No. 2: Proposal No. 2 is a non-binding advisory vote. You may select “For”, “Against” or “Abstain” with respect to such proposal. Abstentions will have no effect and will not be counted as votes cast on Proposal No. 2.

•

Proposal No. 3: With respect to the appointment of the proposed auditors, you may either vote “For” such appointment or “Withhold” your vote with respect to such appointment. If you vote “For” the appointment of the proposed auditors, your Common Shares will be voted accordingly. If you select “Withhold” with respect to the appointment of the proposed auditors, your vote will not be counted as a vote cast for the purposes of appointing the proposed auditors.

What constitutes a quorum for the Annual Meeting?

Two persons, each being a holder of Common Shares issued and outstanding and entitled to vote at the Annual Meeting, present either in person or by proxy, and together holding or representing shares having not less than 25% of the outstanding votes entitled to be cast at the Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

Who is entitled to vote?

Each shareholder is entitled to one vote for each Common Share registered in his or her name as of the close of business on March 24, 2015, the record date for the purpose of determining holders of Common Shares entitled to receive notice of and to vote at the Meeting.

As of March 24, 2015, 334,978,317 Common Shares were issued and outstanding and entitled to be voted at the Meeting.

How do I vote?

The voting process is different depending on whether you are a record (registered) or non-record shareholder:

•	You are a record shareholder if your name appears on your share certificate.

•

You are a non-record shareholder if your shares are held on your behalf by a bank, trust company, securities broker, trustee or other intermediary. This means the shares are registered in your intermediary’s name, and you are the beneficial owner. Most shareholders are non-record shareholders.

Non-record shareholders

If you are a non-record shareholder, your intermediary will send you a voting instruction form or proxy form with this Proxy Statement. This form will instruct the intermediary how to vote your Common Shares at the Meeting on your behalf. You should carefully follow the instructions provided by the intermediary and contact the intermediary promptly if you need help. The Company intends to pay for delivery of proxy materials to beneficial owners, including objecting beneficial owners.

If you do not intend to attend the Meeting and vote in person, mark your voting instructions on the voting instruction form or proxy form, sign it, and return it as instructed by your intermediary. Your intermediary may have also provided you with the option of voting by telephone or fax or through the internet.

If you wish to vote in person at the Meeting, follow the instructions provided by your intermediary. Your intermediary may have also provided you with the option of appointing yourself or someone else to attend and vote on your behalf at the Meeting through the internet. When you arrive at the Meeting, please register with the Inspector of Elections.

Your intermediary must receive your voting instructions in sufficient time for your intermediary to act on them prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Daylight Time) Friday, May 15, 2015, or at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the rescheduled Meeting.

Record shareholders

If you are a record shareholder, a Proxy Card is enclosed with this Proxy Statement to enable you to vote, or to appoint a proxyholder to vote on your behalf, at the Meeting.

Whether or not you plan to attend the Meeting, you may vote your Common Shares by proxy by any one of the following methods:

By mail:    Mark, sign and date your Proxy Card and send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, United States. Broadridge must receive your Proxy Card not later than 11:59 p.m. (Eastern Daylight Time) on May 15, 2015 in order for your vote to be counted. If the Meeting is adjourned or postponed, Broadridge must receive your Proxy Card at least 48 hours, excluding Saturdays, Sundays and holidays, before the rescheduled Meeting.

By telephone:    Call toll free 1-800-690-6903. You will be prompted to provide your 12 digit control number printed below your pre-printed name and address on the Proxy Card. The telephone voting service is available until 11:59 p.m. (Eastern Daylight Time) on May 15, 2015 and you may not appoint a person as proxyholder other than the Board nominated proxies named in the Proxy Card when voting by telephone.

Via the Internet:    Go to www.proxyvote.com and follow the instructions on the website prior to 11:59 p.m. (Eastern Daylight Time) on May 15, 2015.

We provide Internet proxy voting to allow you to vote your Common Shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

What is the effect if I do not cast my vote?

If a record shareholder does not cast its vote by proxy or in any other permitted fashion, no votes will be cast on its behalf on any of the items of business at the Annual Meeting. If a non-record shareholder does not instruct its intermediary on how to vote on any of the items of business at the Annual Meeting and the intermediary does not have discretionary authority to vote the non-record shareholder’s shares on the matter, or elects not to vote in the absence of instructions from the non-record shareholder, no votes will be cast on behalf of such non-record shareholder with respect to such item (a “broker non-vote”). If you have further questions on this issue, please contact your intermediary bank or broker or Valeant Investor Relations at ir@valeant.com.

How do I appoint a proxyholder?

Your proxyholder is the person you appoint to cast your votes on your behalf. You can choose anyone you want to be your proxyholder; it does not have to be either of the persons we have designated in the Proxy Card. Just write in the name of the person you would like to appoint in the blank space provided in the Proxy Card. Please ensure that the person you have appointed will be attending the Meeting and is aware that he or she will be voting your Common Shares. Proxyholders should speak to the Inspector of Elections upon arriving at the Meeting.

If you sign the Proxy Card without naming your own proxyholder, you appoint Mr. Pearson and Mr. Chai-Onn as your proxyholders, either of whom will be authorized to vote and otherwise act for you at the Meeting, including any continuation after adjournment of the Meeting.

How will my shares be voted if I give my proxy?

On the Proxy Card, you can indicate how you want your proxyholder to vote your Common Shares, or you can let your proxyholder decide for you by signing and returning the Proxy Card without indicating a voting preference in one or more proposals. If you have specified on the Proxy Card how you want to vote on a particular proposal (by marking, as applicable, FOR, WITHHOLD, AGAINST or ABSTAIN), then your proxyholder must vote your Common Shares accordingly.

If you have not specified how to vote on a particular proposal, then your proxyholder can vote your Common Shares as he or she sees fit. Unless you specify voting instructions, Mr. Pearson and Mr. Chai-Onn as your proxyholders will vote your Common Shares as follows:

•	FOR the election of the 11 Director nominees proposed by the Board in this Proxy Statement to serve until the close of the 2016 Annual Meeting of Shareholders;

•

FOR the approval, in an non-binding advisory vote, of the compensation of the Named Executive Officers as disclosed in the CD&A section, executive compensation tables and the accompanying narrative discussions contained in this Proxy Statement; and

•

FOR the appointment of PwC as the auditors for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and the authorization of the Board to fix the auditors’ remuneration.

If I change my mind, can I revoke my proxy once I have given it?

If you are a non-registered Shareholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting by telephone or through the internet. Otherwise, contact your Intermediary if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to intermediaries in connection with the revocation with proxies must be received in sufficient time to allow intermediaries to act on such instructions prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Daylight Time) Friday, May 15, 2015, or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the rescheduled Meeting.

If you are a record shareholder, you may revoke any proxy that you have given until the time of the Meeting by voting again by telephone or over the Internet as instructed above, by signing and dating a new Proxy Card and submitting it as instructed above, by giving written notice of such revocation to the Corporate Secretary of the Company at our address, by revoking it in person at the Annual Meeting, or by voting by ballot at the Annual Meeting. If you choose to submit a proxy multiple times whether by telephone, over the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 11:59 p.m. (Eastern Daylight Time) on Friday, May 15, 2015 (or 48 hours, excluding Saturdays, Sundays and holidays, before the rescheduled Meeting) will be counted. A record shareholder participating in person, in a vote by ballot at the Meeting, will automatically revoke any proxy previously given by that shareholder regarding business considered by that vote. However, attendance at the Annual Meeting by a registered shareholder who has voted by proxy does not alone revoke such proxy.

What if amendments are made to these proposals or if other matters are brought before the Meeting?

The Proxy Card also gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to proposals identified in the Notice of Meeting or other matters that may come before the Meeting whether or not the amendment, variation or other matter that comes before the Meeting is or is not routine and whether or not the amendment, variation or other matter that comes before the Meeting is contested.

As of the date of this Proxy Statement, the Board is not aware of any such amendments, variations or other matters to come before the Meeting. However, if any such changes that are not currently known to the Board should properly come before the Meeting, the Common Shares represented by your proxyholders will be voted in accordance with the best judgment of the proxyholders.

Who is soliciting my proxy?

Management of the Company is soliciting your proxy for use at the Meeting. All associated costs of solicitation will be borne by the Company. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by Directors, officers or employees of the Company without special compensation or by the Company’s proxy solicitor, D.F. King Co., Inc. (“D.F. King”) for a fee not to exceed $8,000 plus reimbursement of reasonable out-of-pocket expenses. The cost of soliciting will be borne by the Company. The Company may, at its own expense, pay those entities holding Common Shares in the names of their beneficial owners for their reasonable expenses in forwarding solicitation materials to their beneficial owners. We anticipate that the Notice and the accompanying Proxy Card will be distributed to shareholders on or about April 9, 2015.

How can I contact the independent Directors, the Lead Independent Director and/or the Chairman of the Board?

You may contact the independent Directors, the Lead Independent Director and/or the Chairman of the Board with the assistance of the Company’s Investor Relations Department. Shareholders or other interested persons can send a letter, email or fax to:

Valeant Pharmaceuticals International, Inc.

Investor Relations

2150 Saint Elzear Blvd. West

Laval, Quebec H7L 4A8

Canada

Phone: 514-744-6792

Fax: 514-744-6272

Email: ir@valeant.com

Whom should I contact if I have questions concerning the Proxy Statement or the Proxy Card?

If you have questions concerning the information contained in this Proxy Statement or require assistance in completing the Proxy Card, you may contact Valeant Investor Relations as provided above.

How can I contact the transfer agent?

You may contact the transfer agent by mail or by telephone (within Canada and the United States):

CST Trust Company

P.O. Box 700

Station B

Montreal, QC H3B 3K3

Canada

Website: www.canstockta.com

Email: inquiries@canstockta.com

Tel: (for all security transfer inquiries): 1-800-387-0825 or 416-682-3860

Fax: 888-249-6189

PROPOSAL NO. 1

ELECTION OF DIRECTORS

BACKGROUND

The number of Director nominees standing for election at the Meeting is 11. Under the Company’s articles, Directors are elected annually. Directors elected at the Meeting will hold office until the close of the 2016 Annual Meeting of Shareholders of the Company or until their successors are duly elected or appointed. In an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation promptly following the vote which resignation must state that it will become effective upon acceptance by the Board. The Nominating and Corporate Governance Committee shall then consider the offered resignation and make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board must decide whether to accept such resignation, and it must promptly disclose its decision via press release. Full details of this policy are set forth in our Corporate Governance Guidelines, available on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”). All of the Director nominees are incumbent Directors and each of the 11 Director nominees has established his or her eligibility and willingness to serve on the Board. Set forth below are the names of the Director nominees together with details about their backgrounds and experience. Also indicated is the number of the Company’s securities beneficially owned, controlled or directed, directly or indirectly, by each of the Director nominees as of March 20, 2015, as well as the aggregate value based on the closing price of our stock on the New York Stock Exchange (“NYSE”) on March 20, 2015 of $204.26. You will find a record of attendance for each Director nominee at meetings of the Board and Board committees on which such Director nominee served from January 1, 2014 to March 20, 2015.

Nine of the 11 Director nominees are independent within the meaning of all applicable securities regulatory and stock exchange requirements in Canada and the U.S. In addition, in accordance with the applicable stock exchange requirements and Board committee charters, all members of the Audit and Risk Committee, the Talent and Compensation Committee and the Nominating and Corporate Governance Committee are independent.

Unless otherwise instructed, the designated proxyholders intend to vote FOR the election of the 11 Director nominees proposed by the Board in this Proxy Statement. If, for any reason, at the time of the Meeting any of these Director nominees are unable or unwilling to serve and unless otherwise specified in the signed Proxy Card, it is intended that the designated proxyholders will vote in their discretion for a substitute nominee or nominees.

NOMINATION OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Directors and recommending such individuals to the Board for nomination for election by the Company’s shareholders.

In making recommendations to the Board for new nominees for election or appointment, the Nominating and Corporate Governance Committee considers the selection criteria approved by the Board from time to time, and such knowledge, experience, skills, expertise and diversity that the Board considers to be necessary for the Board, as a whole, to possess and for each Director to possess.

The Nominating and Corporate Governance Committee will also consider recommendations for Director nominees submitted by the Company’s shareholders. Shareholders who desire to have the Nominating and Corporate Governance Committee consider their recommendations for nominees for Director should submit their submission in writing to the Nominating and Corporate Governance Committee, attention: Chairperson. In order for a shareholder’s Director nominee to be included in the management proxy circular and proxy statement as a nominee for an Annual Meeting of Shareholders, such shareholder’s nomination must satisfy the criteria and procedures prescribed under the British Columbia Business Corporations Act (“BCBCA”) and in the Company’s articles. For additional information regarding the deadlines and procedures for submitting such recommendations for the 2016 Annual Meeting of Shareholders, please see the discussion below under “Shareholder Proposals and Director Nominations for the 2016 Annual Meeting of Shareholders.” Recommendations made by shareholders in such manner will undergo the same evaluation as other Board recommended nominees. For more detailed information on this evaluation process, please refer to the charter of the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee Charter”) which is available on the Company’s website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”). For additional information regarding the standards for nominees to the Board, please refer to our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee endeavors to recommend to the Board individuals possessing certain qualities such that the resulting Board will be comprised of a diverse membership. The Company does not have a Director retirement policy, however the Nominating and Corporate Governance Committee considers the results of its Director assessment process in determining the nominees to be put forward on a regular basis. The Company has not set term limits for independent directors because it values the cumulative experience and comprehensive knowledge of the Company that long serving directors possess. The Nominating and Corporate Governance Committee and the Board, in conducting director evaluations and nominations, consider the composition of the Board and whether there is a need to include nominees with different skills, experiences and perspectives on the Board. This mechanism has resulted in a reasonable level of Board renewal, such that our current Board and nominees comprise individuals who have served on our Board or the board of a predecessor of the Company from less than one year to 12 years, with an average tenure for the independent directors of just over six years.

In addition, the Nominating and Corporate Governance Committee views diversity in a broad context and considers a variety of factors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a formal written diversity policy. The objective of the diversity policy is to require the consideration of a wide range of attributes, competencies, characteristics, experiences and background, including the number of women on the Board, when considering the composition of the Board in the director nomination and re-nomination process. The key provisions of the diversity policy emphasize the Company’s view about the benefits of diverse backgrounds and the need to consider diversity in evaluating the needs of the Board. The Nominating and Corporate Governance Committee will oversee and annually evaluate the implementation and effectiveness, both as measured annually and cumulatively, of the diversity policy in conjunction with its Board evaluation and nomination process. The Company has not established a specific target number or date by which to achieve a specific number of women on the Board, as we consider a multitude of factors in determining the best nominee at the time and consider the Company’s objectives and challenges at such time. There are currently three women on the Board which represents approximately 27% of the current Board and of the director nominees. In considering an individual’s experience, the following criteria are considered:

Healthcare Industry Expertise:    The Board values Directors with experience in the healthcare industry, including the pharmaceutical, consumer and life science industries who can draw on their functional expertise and industry relationships to assist the Board and management in executing the Company’s strategy.

International Business Experience:    To complement the Company’s multinational and cross-border operations, the Board seeks to have Directors with a global business perspective who can assist the Board and management in successfully navigating the business, political, legal and regulatory environments in the countries in which the Company conducts, or seeks to conduct, its business.

Financial Literacy:    The Board believes that it is important for its Directors to possess significant financial reporting, compliance and accounting expertise. Among other functions, the Board and the Audit and Risk Committee have oversight responsibility with respect to the quality and integrity of the Company’s financial statements, the internal and external audit functions, and internal and disclosure controls. It is therefore important that Directors are financially knowledgeable.

Corporate Governance Experience:    The Board is responsible for the stewardship of the Company and supervising its management, business and affairs, in addition to being responsible for adopting and monitoring the Company’s corporate governance guidelines and policies. In order to carry out these responsibilities, it is important that the Board be comprised of individuals who understand corporate governance issues, the various constituencies interested in such issues, and have a proven track record of sound business judgment, integrity and high ethical standards. Many of the Company’s Director nominees have experience serving on public company boards in multiple jurisdictions, including the United States and Canada.

Executive Leadership:    The Board believes that it is important for its Directors to possess strong management experience at senior corporate levels. It is important that the Board be comprised of individuals who have held senior management positions with companies or business entities who have experience with mergers, acquisitions and strategic business transactions and who have a strong background in implementing, managing and overseeing strategic planning and business development initiatives. A number of the Company’s Director nominees possess extensive leadership experience and have held a number of senior management and leadership positions with global organizations.

NOMINEES FOR ELECTION TO THE BOARD

Each of the proposed nominees is an incumbent Director. Mr. Ubben was not elected at last year’s annual meeting but was appointed to the Board in October 2014. If elected, an individual will hold office until the close of the 2016 Annual Meeting of Shareholders or until his or her successor is duly elected or appointed, or until such Director’s earlier resignation or removal.

The voting results from last year’s election of directors for each candidate who was elected are as follows:

Name	For	Percentage of Votes Cast	Withheld	Broker Non-Votes
Ronald H. Farmer	251,288,239	99.6	908,255	21,179,009
Colleen A. Goggins	251,712,817	99.8	483,677	21,179,009
Robert A. Ingram	249,639,221	99.0	2,557,273	21,179,009
Anders O. Lönner	251,650,643	99.8	545,851	21,179,009
Theo Melas-Kyriazi	251,423,599	99.7	772,895	21,179,009
J. Michael Pearson	246,575,385	97.8	5,621,109	21,179,009
Robert N. Power	250,186,656	99.2	2,009,838	21,179,009
Norma A. Provencio	251,604,073	99.8	592,421	21,179,009
Howard B. Schiller	238,521,290	94.6	13,675,204	21,179,009
Katharine B. Stevenson	250,315,363	99.3	1,881,131	21,179,009

The following narrative provides details about each of the nominees’ background and experience and summarizes the specific attributes, competencies and characteristics, that led to the Nominating and Corporate Governance Committee’s and the Board’s determination to nominate such individual as a Director for election by the shareholders at the Meeting. In addition, the narrative lists the number of meetings of the Board or applicable committee each nominee attended between January 1, 2014 and March 20, 2015 and lists the directorships of public companies held by the nominees during the past five years other than the Company. The narrative also sets out the number of securities of the Company each nominee beneficially owned, controlled or directed, directly or indirectly, as of March 20, 2015, as well as the aggregate value based on the closing price of our stock on the NYSE on March 20, 2015 of $204.26. The number of options, as set out below, indicates options previously awarded to employee Directors under our stock option plans. Non-management directors do not receive stock options. From 2005 through May 2011, non-management Directors received deferred share units (“DSUs”). On May 17, 2011, non-management Directors began receiving restricted share units (“RSUs”) rather than DSUs. Information for each nominee as to securities beneficially owned, controlled or directed, directly or indirectly, is not within our knowledge and therefore has been provided by each nominee.

Mr. Farmer has been serving on the Board of the Company since August 2011. Since 2003, Mr. Farmer has been the Managing Director of Mosaic Capital Partners, a Toronto-based holding company with interests in several private companies in Canada and the United States. Mr. Farmer is also Director Emeritus of McKinsey & Company (“McKinsey”) where he spent 25 years in the Toronto and New York offices prior to his retirement in 2003. At McKinsey, he worked with leading global corporations in a variety of industries on strategy and organization challenges and held a number of leadership positions, including serving as a Managing Partner of the Canadian practice from 1991 to 1997 and co-leading its Global eBusiness practice. He served on McKinsey’s Shareholder Council (board of directors). Mr. Farmer is a director on several private company boards including Integran Technologies and PowerMetal Technologies. He has also been a director of the Bank of Montreal since 2003 where he serves on the audit, nominating and governance, and human resources committees. He also serves on the Advisory Council of the Schulich School of Business. He is a former director of Afexa Life Sciences Inc.

Director Qualifications:

The Board has determined that Mr. Farmer’s proven leadership abilities and extensive experience working with companies and his corporate board service in the areas of strategy, human resources, finance and accounting, mergers and acquisitions and corporate responsibility in both current and previous positions qualify him to serve as a member of the Board and the committees on which he sits.

Mr. Ronald H. Farmer

Ontario, Canada

Age 64

Independent

13,532 Shares Beneficially Owned — $2,764,046

19,655 RSUs — $4,014,730

No Options

No DSUs

Total Equity Value at Risk: $6,778,777, representing 339% of the share ownership guidelines and 1,807% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 27/29;

Nominating and Corporate Governance Committee — 13/13;

Talent and Compensation Committee — 18/18.

Ms. Goggins has been serving on the Board of the Company since May 2014. She has been a member of the board of directors of the TD Bank Group since 2012. She is also a member of TD board’s risk committee. In 2013, she joined the Munich-based supervisory board of KraussMaffei Group, a global supplier of machinery and systems for processing plastics and rubber. KraussMaffei Group is a portfolio company of the private equity firm ONEX. Ms. Goggins was employed from 1981 to 2011 by Johnson & Johnson. From 2001 to 2011, she served on Johnson & Johnson’s Executive Committee and as Worldwide Chairman of the Consumer Group, providing strategic leadership for a fully-integrated personal and healthcare portfolio which included many leading brands. Ms. Goggins is involved with a number of non-profit organizations, including University of Wisconsin Foundation (member of the Executive Committee and chair of the Budget and Compensation Committee), University’s Center for Brand and Product Management (member) and New York City Meals-on-Wheels (board member).

Director Qualifications:

The Board has determined that Ms. Goggins’ in-depth experience in the pharmaceutical industry and international business through her long career at Johnson & Johnson is a valuable contribution to the Board. In addition, her demonstrated leadership in senior management positions involving multi-billion dollar businesses and overseeing strategic planning, business development, product marketing and organizational change qualify Ms. Goggins as a member of the Board.

Ms. Colleen A. Goggins

New Jersey, USA

Age 60

Independent

No Shares Beneficially Owned

2,866 RSUs — $585,409

No Options

No DSUs

Total Equity Value at Risk: $585,409, representing 29% of the share ownership guidelines and 156% of the director’s annual retainer. Ms. Goggins has until May 2019 to achieve her share ownership guidelines.

Committee Membership and Meeting Attendance:

Board — 19/19;

Finance and Transactions Committee — 6/6;

Nominating and Corporate Governance Committee — 7/7.

Mr. Ingram has been serving on the Board of the Company since September 2010, was the Lead Director from September 2010 to December 2010, was the Chairman of the Board from December 2010 to March 2011 and is now our Lead Independent Director. Since January 2007, Mr. Ingram has been a general partner at Hatteras Venture Partners, a venture capital firm with a focus on biopharmaceuticals, medical devices, diagnostics and related opportunities in human medicine. Since January 2010, he has served as a special advisor to the Chief Executive Officer (“CEO”) of GlaxoSmithKline (“GSK”). He served as Vice Chairman Pharmaceuticals of GSK from 2002 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, CEO of Glaxo Wellcome plc from October 1997 to December 2000 and chairman of the board of Glaxo Wellcome Inc., Glaxo Wellcome plc’s U.S. subsidiary, from January 1999 to December 2000. Mr. Ingram was President and CEO of Glaxo Wellcome Inc. from October 1997 to January 1999. Mr. Ingram is also a member of the Board of Advisors for the H. Lee Moffitt Cancer Center and Research Triangle Institute, as well as Chairman of the Board, Research Triangle Foundation of North Carolina and Glaxo North Carolina Foundation. Mr. Ingram currently serves on the boards of Regeneron Pharmaceuticals, Inc. (member of Compensation Committee), Edwards Life Sciences Corporation (member of compensation committee) and CREE, Inc. (lead director, member of compensation committee and governance and nominations committee). He is a former chairman of the board of Elan Corporation, plc and a former director of Allergan Inc., Misys plc, Nortel Networks Corporation (“Nortel”), Wachovia Corporation, OSI Pharmaceuticals, Inc., Lowe’s Companies, Pharmaceuticals Product Development Inc., and from 2003 served as a director of Valeant Pharmaceuticals International (“VPI”), which was merged into the Company, then known as Biovail Corporation, in September 2010 (the “Merger”) at which time the Company changed its name to Valeant Pharmaceuticals International, Inc.

Director Qualifications:

Mr. Ingram has a deep understanding of the pharmaceutical industry and healthcare related issues through his long career with GSK and its affiliates. His service on the board of directors of a variety of large public companies gives him a broad understanding of the role of the board of directors. The Board has determined that Mr. Ingram is qualified to be a member of the Board and his experiences position him well to serve as our Lead Independent Director.

Mr. Robert A. Ingram

North Carolina, USA

Age 72

Independent

6,783 Shares Beneficially Owned — $1,385,496

59,870 RSUs — $12,229,046

No Options

1,281 DSUs — $261,657

Total Equity Value at Risk: $13,876,199, representing 694% of the share ownership guidelines and 3,700% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 28/29;

Nominating and Corporate Governance Committee — 13/13;

Talent and Compensation Committee — 17/18.

Mr. Lönner was the Group President and Chief Executive Officer of Meda AB from November 1999 to October 2013. He was a member of the board at Meda AB from 2000 to October 2013 and served on the board of VPI from January 2009 to September 2010 (member of Compensation Committee from May 2009 to September 2010). Prior to joining Meda AB, Mr. Lönner served as the Vice President Nordic region of Astra and as the Chief Executive officer of Karo Bio. Mr. Lönner currently serves on the board of Karo Bio AB (chairman of the board).

Director Qualifications:

The Board has determined that Mr. Lönner’s extensive experience as a chief executive officer of a public company, where he demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations, his understanding of operations and financial strategy in challenging environments and his insight into international operations and his international perspective on the pharmaceutical industry and healthcare related issues qualify him to be a member of the Board.

Mr. Anders O. Lönner

Stockholm, Sweden

Age 69

Independent

25,698 Shares Beneficially Owned — $5,249,073

2,866 RSUs — $585,409

No Options

No DSUs

Total Equity Value at Risk: $5,834,483, representing 292% of the share ownership guidelines and 1,556% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 18/19;

Finance and Transactions Committee — 6/6;

Talent and Compensation Committee — 11/12.

Mr. Melas-Kyriazi has been serving on the Board of the Company since September 2010. He has been the Chief Financial Officer of Levitronix Technologies LLC, a worldwide leader in magnetically levitated bearingless motor technology, since 2011, and served as the Chief Financial Officer of its affiliate, Levitronix LLC since 2006. He was the Chief Financial Officer of Thermo Electron Corporation from January 1999 through October 2004. Mr. Melas-Kyriazi was a Vice President of Thermo Electron Corporation during 1998, in charge of corporate strategy; he served as the CEO of Thermo Spectra Corporation, a publicly-traded majority-owned subsidiary of Thermo Electron, from 1994 to 1998, and was Treasurer of Thermo Electron Corporation and all of its publicly traded subsidiaries from 1988 to 1994. He is currently a director of Moderna Therapeutics and GeNO LLC. He served on the board of VPI from 2003 until September 2010 and is a former director of Helicos BioSciences Corporation, Cyberkinetics Neurotechnology Systems, Inc. and Glenrose Instruments Inc.

Director Qualifications:

The Board has determined that Mr. Melas-Kyriazi demonstrated leadership capability and garnered extensive expertise involving complex financial matters in senior finance positions at various companies. His extensive knowledge of complex financial and operational issues qualifies him to be a member of the Board and the committees on which he sits.

Mr. Theo Melas-Kyriazi

Massachusetts, USA

Age 55

Independent

142,748 Shares Beneficially Owned — $29,157,706

77,159 RSUs — $15,760,497

No Options

513 DSUs — $104,785

Total Equity Value at Risk: $45,022,989, representing 2,251% of the share ownership guidelines and 12,006% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 28/29;

Audit and Risk Committee — 22/22;

Finance and Transactions Committee — 11/11.

Mr. Pearson has been the CEO of the Company and serving on the Board since September 2010 and the Chairman of the Board since March 2011. From February 2008 to September 2010, he was the chairman of the board and CEO of VPI before the Merger. Prior to that, Mr. Pearson served on McKinsey’s board of directors until he left to join VPI. He joined McKinsey in 1984, and over a 23-year career, he worked with leading CEOs and was an integral driver of major turnarounds, acquisitions, and corporate strategy. Within McKinsey, Mr. Pearson held various positions, including head of its global pharmaceutical practice and head of its mid-Atlantic region.

Director Qualifications:

The Board has determined that Mr. Pearson’s many years of experience working with the pharmaceutical industry, proven track record in evaluating many aspects of pharmaceutical businesses, knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently qualify Mr. Pearson to be a member of the Board. In addition, his knowledge of the industry and business, combined with his drive for innovation and excellence, position him well to serve as the Chairman of the Board.

Mr. J. Michael Pearson

New Jersey, USA

Age 55

2,406,385 Shares Beneficially Owned — $491,528,200

581,676 RSUs — $118,608,880

1,575,994 PSUs

4,933,128 Options

No DSUs

Total Equity Value at Risk: $610,137,080*

Mr. Pearson is contractually committed to hold all of the shares covered by his equity awards (other than shares necessary to cover his taxes, 3,000,000 shares which he is permitted to transfer and 1,000,000 shares which he is permitted to transfer in charitable contributions) until 2020.

*Excludes PSUs and Options

Meeting Attendance:

Board — 28/28.

Mr. Power has been serving on the Board of the Company since August 2008. Mr. Power was a faculty member at The Wharton School of Business, University of Pennsylvania, where he taught multinational marketing from 2009 to 2011. Mr. Power has over 25 years’ experience working in the pharmaceutical and biotechnology industry through a number of leadership positions with Wyeth beginning in 1985 through 2007, including Director — New Product Development, Managing Director — U.K./Ireland, Vice President — Global Marketing, President — Europe, Middle East, Africa, President — International and Executive Vice President — Global Business Operations. Mr. Power also has completed the Director Professionalism course offered by the National Association of Corporate Directors.

Director Qualifications:

The Board has determined that Mr. Power’s extensive experience in the pharmaceutical industry and international business is a valuable contribution to the Board. In addition, his experience in management, strategic planning, business development, product marketing, merging and streamlining of organizations and his demonstrated leadership in a multi-billion dollar business qualify Mr. Power as a member of the Board and the committees on which he sits.

Mr. Robert N. Power

Pennsylvania, USA

Age 58

Independent

6,601 Shares Beneficially Owned — $1,348,320

7,888 RSUs — $1,611,203

No Options

No DSUs

Total Equity Value at Risk: $2,959,523, representing 148% of the share ownership guidelines and 789% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 29/29;

Nominating and Corporate Governance Committee — 13/13;

Talent and Compensation Committee — 18/18.

Ms. Provencio has been serving on the Board of the Company since September 2010. She has been president and owner of Provencio Advisory Services, Inc., a healthcare financial and operational consulting firm, since October 2003. From May 2002 to September 2003, she was Partner-in-Charge of the Healthcare Industry for the Pacific Southwest for KPMG LLP. From 1979 to May 2002, she was with Arthur Andersen, and was Partner-in-Charge of Arthur Andersen’s Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Trustees of Loyola Marymount University. Ms. Provencio is currently on the board of Beazer Homes (chair of audit committee and member of compensation committee). Ms. Provencio served on the board of VPI from 2007 until September 2010.

Director Qualifications:

The Board has determined that Ms. Provencio’s many years of sophisticated financial and industry specific experience at Provencio Advisory Services, Inc., KPMG LLP and Arthur Andersen, her service on the board and finance and audit committee of VPI, her wealth of knowledge in dealing with financial and accounting matters and the depth and breadth of her exposure to complex financial issues qualify her to be a member of the Board and the committees on which she sits.

Ms. Norma A. Provencio

California, USA

Age 57

Independent

87,703 Shares Beneficially Owned — $17,914,215

53,516 RSUs — $10,931,178

No Options

1,197 DSUs — $244,499

Total Equity Value at Risk: $29,089,892, representing 1,454% of the share ownership guidelines and 7,757% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 29/29;

Audit and Risk Committee — 22/22;

Finance and Transactions Committee — 11/11;

Special Independent Committee — 9/9.

Mr. Schiller has been the Chief Financial Officer (“CFO”) of the Company since December 2011 and has been serving on the Board of the Company since September 2012. Mr. Schiller joined the Company following a 24-year career at Goldman Sachs, a global investment banking firm. From 2009 to 2010, Mr. Schiller was the chief operating officer for the Investment Banking Division of Goldman Sachs, responsible for the management and strategy of the business. From 2003 to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division of Goldman Sachs. During his 24 years at Goldman Sachs, he advised large multinational companies on strategic transactions, financings, restructuring and leveraged buyouts.

Director Qualifications:

The Board has determined that Mr. Schiller’s many years of experience working with multinational companies on strategic transactions, his comprehensive knowledge of complex financial matters, global capital markets experience and knowledge of the complex issues facing global companies, as well as his demonstrated leadership in senior management positions qualify him as a member of the Board.

Mr. Howard B. Schiller

New Jersey, USA

Age 53

268,137 Shares Beneficially Owned — $54,769,664

15,370 RSUs — $3,139,476

122,500 PSUs

200,000 Options

No DSUs

Total Equity Value at Risk: $57,909,140*, representing 2,895% of the share ownership guidelines

*Excludes PSUs and Options

Meeting Attendance:

Board — 28/28.

Ms. Stevenson has been serving on the Board of the Company since September 2010. Ms. Stevenson is a Corporate Director who serves on a variety of corporate and not-for-profit boards. She was a senior executive of Nortel from 1995-2007 and has over 20 years of experience as a financial executive in Canada and the United States. Prior to joining Nortel, Ms. Stevenson held various progressively senior finance roles in investment and corporate banking at J.P. Morgan & Company, Inc. She was with J.P. Morgan from 1984 to 1995. Ms. Stevenson is currently a member of the board of directors of CAE Inc. (chair of audit committee), Open Text Corporation (member of audit committee) and Canadian Imperial Bank of Commerce (member of audit committee). She was formerly a director of Afexa Life Sciences, Inc. and a director and audit committee chair of OSI Pharmaceuticals Inc. Ms. Stevenson is a member of the Institute of Corporate Directors with the designation of ICD.D.

Director Qualifications:

The Board has determined that Ms. Stevenson is qualified to serve on the Board and the committees on which she sits because of her comprehensive knowledge of complex financial matters, global treasury and capital markets experience, as well as her demonstrated leadership in senior management positions of various companies.

Ms. Katharine B. Stevenson

Ontario, Canada

Age 52

Independent

15,210 Shares Beneficially Owned — $3,106,795

7,888 RSUs — $1,611,203

No Options

No DSUs

Total Equity Value at Risk: $4,717,997, representing 236% of the share ownership guidelines and 1,258% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 29/29;

Audit and Risk Committee — 22/22;

Finance and Transactions Committee — 11/11.

Mr. Ubben has been serving on the Board of the Company since October 2014. He is a Founder, Chief Executive Officer and the Chief Investment Officer of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Ubben was a Managing Partner at Blum Capital Partners for more than five years. Mr. Ubben is a director of Willis Group Holdings plc. He is a former chairman and director of Martha Stewart Living Omnimedia, Inc., and a former director of Acxiom Corp., Catalina Marketing Corp., Gartner Group, Inc., Insurance Auto Auctions, Inc., Mentor Corporation, Omnicare, Inc., Misys, plc, Per-Se Technologies, Inc., Sara Lee Corp. and several other public and private companies. In addition, Mr. Ubben serves as chairman of the national board of the Posse Foundation, is on the board of trustees of Northwestern University, and is also on the board of the American Conservatory Theater.

Director Qualifications:

The Board has determined that Mr. Ubben’s extensive background in sophisticated, complex financial matters, global capital markets experience, depth and breadth experience in corporate governance and leadership skills in his previous positions qualify him to serve as a member of the Board.

Mr. Jeffrey W. Ubben

California, USA

Age 53

Independent

19,383,877 Shares Beneficially Owned — $3,959,350,716

1,634 RSUs — $333,761

No Options

No DSUs

Total Equity Value at Risk: $3,959,684,477, representing 197,987% of the share ownership guidelines and 1,055,916% of the director’s annual retainer

Committee Membership and Meeting Attendance:

Board — 13/13;

Finance and Transactions Committee — 4/4;

Talent and Compensation Committee — 8/9.

None of the Directors or Director nominees were selected pursuant to any arrangement or understanding. None of the Directors or Director nominees are related by blood, marriage or adoption to one another or to any Named Executive Officer of the Company.

Cease Trade Orders

From May 2004 until on or about June 21, 2005 and from April 10, 2006 until on or about June 9, 2006, Mr. Ingram was subject to management cease-trade orders with respect to Nortel issued by certain Canadian provincial securities regulators because Mr. Ingram was a director of Nortel.

These cease-trade orders were issued in connection with the delay in filing certain financial statements by Nortel and Nortel Networks Limited and were lifted following the filing of these financial statements.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound and effective corporate governance practices with the goal of ensuring the Company’s financial strength and overall business success. Our governance practices are periodically assessed against those practices suggested by recognized governance authorities and are designed to maintain alignment with shareholder interests and key governance best practices.

Director Independence

The Board believes that in order to be effective our Board must be able to operate independently of management. As described in our Corporate Governance Guidelines available on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”), a sufficient number of Directors must satisfy the applicable tests of independence, such that the Board complies with all independence requirements under applicable corporate and securities laws and stock exchange requirements applicable to the Company. The Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee, as well as the Board, reviews the relationships that each Director has with the Company in order to satisfy itself that these independence criteria have been met. On an annual basis, as part of our disclosure procedures, all Directors complete a questionnaire pertaining to, among other things, share ownership, family and business relationships and Director independence standards. The Board must then disclose in the Company’s annual management proxy circular and proxy statement the identity of each of the independent Directors and the basis for the Board’s determination of independence for each of the independent Directors.

The Board is currently comprised of 11 members. The Board has determined that nine of our 11 current Directors (or 82%) are “independent directors” within the meaning of applicable regulatory and stock exchange requirements in Canada and the United States, as none of them have a material relationship with the Company that could interfere with their exercise of independent judgment. The nine independent Directors are Mr. Ingram (Lead Independent Director), Mr. Farmer, Ms. Goggins, Mr. Lönner, Mr. Melas-Kyriazi, Mr. Power, Ms. Provencio, Ms. Stevenson and Mr. Ubben. Mr. Pearson, our CEO, and Mr. Schiller, our Executive Vice President and CFO, are executive officers of the Company and for this reason, both of them are not independent and not eligible to serve on the Audit and Risk Committee, the Talent and Compensation Committee or the Nominating and Corporate Governance Committee. Mr. Pearson and Mr. Schiller currently do not serve on any of the committees of the Board.

With the exception of Mr. Pearson and Mr. Schiller, who have each entered into an employment agreement with us as CEO and Executive Vice President and CFO, respectively, none of our Directors has entered into service or similar contracts with us.

The table below sets forth each current Director’s membership on the Board committees.

	Audit and Risk Committee	Talent and Compensation Committee	Nominating and Corporate Governance Committee	Special Independent Committee	Finance and Transactions Committee(3)
Ronald H. Farmer		✓*	✓
Colleen A. Goggins			✓		✓
Robert A. Ingram(1)		✓	✓
Anders O. Lönner		✓			✓
Theo Melas-Kyriazi	✓				✓*
J. Michael Pearson(2)
Robert N. Power		✓	✓*
Norma A. Provencio	✓*			✓*	✓
Howard B. Schiller
Katharine B. Stevenson	✓				✓
Jeffrey W. Ubben		✓			✓

Notes:

*	Indicates Chairperson of the Board committee

(1)	Lead Independent Director

(2)	Chairman of the Board and CEO

(3)	Committee dissolved on March 8, 2015

Board Leadership Structure

The Board believes that the most effective Board leadership structure for the Company at the present time is for the CEO to serve as Chairman of the Board in conjunction with the appointment of a Lead Independent Director as described below. Combining the positions of Chairman and CEO provides the Company with decisive and effective leadership. The Board believes that Mr. Pearson’s in-depth knowledge of the Company’s operations and his vision for its development make him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the Board believes that Mr. Pearson is the Director most qualified to act as Chairman of the Board. The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability.

The Board annually appoints a Lead Independent Director, who will assume the responsibilities set forth in the Company’s Position Description for the Lead Independent Director, which is posted on the Company’s website. These responsibilities include: (i) fostering processes that allow the Board to function independently of management and encouraging open and effective communication between the Board and management of the Company; (ii) providing input to the Chairman on behalf of the independent Directors with respect to Board agendas; (iii) presiding at all meetings of the Board at which the Chairman is not present, as well as regularly scheduled executive sessions of independent Directors; (iv) in the case of a conflict of interest involving a Director, if appropriate, asking the conflicted Director to leave the room during discussion concerning such matter and, if appropriate, asking such Director to recuse him or herself from voting on the relevant matter; (v) communicating with the Chairman and the CEO, as appropriate, regarding meetings of the independent Directors and resources and information necessary for the Board to effectively carry out its duties and responsibilities; (vi) serving as liaison between the Chairman and the independent Directors; (vii) being available to Directors who have concerns that cannot be addressed through the Chairman; (viii) having the authority to call meetings of the independent Directors; and (ix) performing other functions as may reasonably be requested by the Board or the Chairman. Our independent Directors have appointed Mr. Ingram as the Lead Independent Director.

Meetings of Independent Directors

The independent Directors currently meet in executive sessions at all regularly scheduled Board meetings. From January 1, 2014 to March 20, 2015, independent Directors held an executive session at five of the regularly scheduled Board meetings and at three of the ad hoc Board meetings.

Meetings of the Board

The Board meets regularly, at least four times per year. Additional meetings can be called when necessary. The Board meets annually to review our strategic plan. From January 1, 2014 to March 20, 2015, the Board had eight regularly scheduled meetings (six in 2014 and two in 2015) and 21 ad hoc meetings to review specific matters (14 in 2014 and seven in 2015). All agendas of the meetings are set by the Chairman of the Board in consultation with the Board committee Chairpersons and the Lead Independent Director, as necessary.

As required under the articles of the Company, in order to transact business at any Board meeting, at least fifty percent of the Directors in office must be present. All meetings of the Board between January 1, 2014 and March 20, 2015 had fifty percent or more of Directors participating. All Directors attended the Company’s 2014 annual meeting of shareholders, except for Mr. Ubben who was not appointed to the Board until October 2014.

The Nominating and Corporate Governance Committee Charter provides that absent extenuating circumstances, any Director who attended (in person or via teleconference), since the Director was last elected or appointed, less than 75% of the Board meetings or less than 75% of the meetings of any committee on which such Directors serves, will not be recommended for nomination the following year. Each of the incumbent nominees for election to the Board attended at least 75% of the Board meetings and 75% of the applicable committee meetings since he or she was last elected or appointed.

In 2014, the Board had five committees: Audit and Risk Committee, Talent and Compensation Committee, Nominating and Corporate Governance Committee, Finance and Transactions Committee (dissolved on March 8, 2015) and Special Independent Committee. In February 2015, the Board established the Sustainability and Environment Subcommittee (a subcommittee of the Nominating and Corporate Governance Committee). On March 8, 2015, the Finance and Transaction Committee was dissolved and the functions of such committee have been assumed by the Board. The attendance records at Board and meetings of the committees for each Director from January 1, 2014 to March 20, 2015 are set forth below:

	Board 29 Meetings(1)		Audit and Risk Committee 22 Meetings		Talent and Compensation Committee 18 Meetings		Nominating and Corporate Governance Committee 13 Meetings		Special Independent Committee 9 Meetings		Finance and Transactions Committee 11 Meetings		Overall
Director	#	%	#	%	#	%	#	%	#	%	#	%	#	%
Ronald H. Farmer	27	93%	—	—	18	100%	13	100%	—	—	—	—	58	97%
Colleen A. Goggins(2)	19/19	100%	—	—	—	—	7/7	—	—	—	6/6	100%	32	100%
Robert A. Ingram	28	97%	—	—	17	94%	13	100%	—	—	—	—	58	97%
Anders O. Lönner(2)	18/19	94%	—	—	11/12	92%	—	—	—	—	6/6	100%	35	97%
Theo Melas-Kyriazi	28	97%	22	100%	—	—	—	—	—	—	11	100%	61	97%
J. Michael Pearson	28/28	100%	—	—	—	—	—	—	—	—	—	—	28	100%
Robert N. Power	29	100%	—	—	18	100%	13	100%	—	—	—	—	60	100%
Norma A. Provencio	29	100%	22	100%	—	—	—	—	9	100%	11	100%	71	100%
Howard B. Schiller	28/28	100%	—	—	—	—	—	—	—	—	—	—	28	100%
Katharine B. Stevenson	29	100%	22	100%	—	—	—	—	—	—	11	100%	62	100%
Jeffrey W. Ubben(3)	13/13	100%	—	—	8/9	89%	—	—	—	—	4/4	100%	25	97%

(1)	Excluding executive sessions of independent Directors at regularly scheduled Board meetings, one meeting of only independent Directors without management Directors was held during 2014.

(2)	Attendance records for Ms. Goggins and Mr. Lönner relate only to the period following their appointments to the Board on May 20, 2014.
(3)	Attendance records for Mr. Ubben relate only to the period following his appointment to the Board on October 1, 2014.

Charter of the Board

The Board is responsible for the overall stewardship of the Company and its business, including supervising the management of the Company’s business and affairs. The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board and our officers. Under the charter of the Board (the “Board Charter”), the Board has established committees to assist with its responsibilities: the Audit and Risk Committee, the Talent and Compensation Committee, the Nominating and Corporate Governance Committee and the Finance and Transactions Committee (dissolved March 8, 2015). In addition, in June 2009, the Board established a Special Independent Committee to review finalization and implementation of the Corporation Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services. The term of the Corporate Integrity Agreement concluded in September 2014 and the Company has subsequently filed its final Annual Report to the Office of the Inspector General. Though there can be no guarantee, pursuant to the terms of the Corporate Integrity Agreement, the Company expects the requirements contained therein to terminate by the end of the second quarter of 2015.

Under the Board Charter, the Board is responsible for, among other things, the following corporate governance related matters:

•	overseeing the Company’s performance and the quality, depth and continuity of management needed to meet the Company’s strategic objectives;

•	developing and approving our approach to and practices regarding corporate governance;

•	succession planning;

•	overseeing orientation and education programs for new directors and ongoing education opportunities for continuing Directors;

•

reviewing, discussing and approving the Company’s strategic planning and organizational structure and supervising management to oversee that the strategic planning and organizational structure preserve and enhance the business of the Company and the Company’s underlying value;

•	approving and assessing compliance with all significant policies and procedures by which the Company is operating, including our Standards of Business Conduct (as described below);

•	reviewing our principal risks and assessing whether appropriate systems are in place to manage such risks; and

•	ensuring the integrity and adequacy of our internal controls.

The Board Charter is attached hereto as Exhibit A and is available on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”).

Position Descriptions

The Board has developed written position descriptions for the Chairman of the Board, the Lead Independent Director in the event that the Chairman is not independent, for the Chairperson of each Board committee and the CEO. The position descriptions are posted on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”). The position descriptions are reviewed annually.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee oversees the Board’s continuing education program which was developed to assist Directors in maintaining or enhancing their skills and abilities as Directors and updating their knowledge and understanding of the Company and the pharmaceutical industry. New Directors are oriented to the roles of the Board and individual Directors and the business and affairs of the Company through discussions with the Company’s management and the incumbent Directors by periodic presentations from senior management on major business, industry and competitive issues. Management and outside advisors provide information and education sessions to the Board and its committees as necessary to keep the Directors up-to-date with disclosure and corporate governance requirements and best practices, the Company and its business and the environment in which it operates, as well as developments in the responsibilities of Directors. Directors have accompanied sales representatives to visit doctors’ offices for a better comprehension of the current trends in the pharmaceutical marketplace. The Board routinely invites representatives of various business units to Board meetings to discuss business strategy and market analysis, as well as on-site visits of the operations of the Company at the various facilities of the Company. Directors may also attend outside conferences and seminars that are relevant to their roles at the Company’s expense, with the approval of the Chairman of the Board. Directors attended meetings with physicians for updates in the pharmaceutical industry and market. Members of the Audit and Risk Committee also participated in seminars given by PwC U.S. in 2014.

Ethical Business Conduct

Standards of Business Conduct (including the Code of Ethics for CEO and Senior Financial Executives)

The Board has adopted a written code of business conduct and ethics entitled the Standards of Business Conduct (the “Standards”) for our Directors, officers and employees that sets out the Board’s expectations for the conduct of such persons in their dealings on behalf of the Company. Employees, officers and Directors are required to maintain an understanding of, and ensure that they comply with, the Standards. Supervisors are responsible for maintaining awareness of the Standards and for reporting any deviations to management. In addition, the Standards require the Company to conduct regular audits to test compliance with the Standards. Subject to Board approval, responsibility for the establishment and periodic update and review of the Standards falls within the mandate of the Audit and Risk Committee.

Employees, officers and Directors are required to immediately report violations of the Standards to their supervisors, our human resources department, our Chief Compliance Officer or our General Counsel. The Board has established reporting procedures in order to encourage employees, officers and Directors to raise concerns regarding matters addressed by the Standards on a confidential basis free from discrimination, retaliation or harassment. Employees and officers who violate the Standards may face disciplinary actions, including dismissal. The Board is not aware of any breach of the Standards by any Director or officer during the period from January 1, 2014 through the date hereof.

Code of Ethics

We also have a Code of Ethics for the CEO and Senior Finance Executives (the “Code”), which is designed to deter wrongdoing and promote (i) honest and ethical conduct in the practice of financial management, (ii) full, fair, accurate, timely and understandable disclosure, and (iii) compliance with all applicable laws and regulations. Violations of the Code are reported to the Chief Compliance Officer. Failure to observe the terms of the Code may result in disciplinary action, including dismissal. The Board is not aware of any breach of the Code by the CEO or any Senior Finance Executive during the period from January 1, 2014 through the date hereof.

The Standards (including the Code) are available on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”). These documents are also available in print to shareholders upon request. Shareholders may submit their request to Investor Relations, Valeant Pharmaceuticals International, Inc., 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada.

We intend to satisfy any disclosure requirements regarding amendments to or waivers of, any provision of the Standards or its appendix (the Code) by posting such information on the Company’s website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”).

Directors’ Share Ownership

To support the alignment of Directors’ interests with our interests and those of our shareholders, non-management Directors are expected, in accordance with our Corporate Governance Guidelines, to hold or control Common Shares, DSUs, RSUs or a combination thereof, at least equal to $2 million by not later than the fifth anniversary of such Director’s election or appointment, or for individuals who were Directors on May 30, 2013, no later than May 30, 2018. All of our Directors have either met this requirement or are anticipated to meet this requirement prior to May 30, 2018 or by the fifth year after being elected or appointed.

Risk Oversight

Our Board participates in risk management oversight, with a view of supporting the achievement of organizational objectives, including strategic objectives, improving long-term organizational performance and enhancing shareholder value. In addition, the Audit and Risk Committee assists the Board in monitoring and overseeing the Company’s risk management. Various other committees of the Board also have responsibility for monitoring risk management in specific areas. For example, the Talent and Compensation Committee annually reviews and discusses with management the relationship between the Company’s compensation policies and practices and its risk management, including the extent to which those policies and practices create risks for the Company. See “Talent and Compensation Committee — Compensation Risk Determination” below.

Board Committees

In 2014, the Board had five committees: the Audit and Risk Committee, the Talent and Compensation Committee, the Nominating and Corporate Governance Committee, the Finance and Transactions Committee (dissolved on March 8, 2015) and the Special Independent Committee. In addition, in 2015, the Board and the Nominating and Corporate Governance Committee established the Sustainability and Environmental Subcommittee of the Nominating and Corporate Governance Committee, to oversee and address issues relating to sustainability and environmental impact. Each of the committees is comprised solely of independent directors.

No member of any committee is presently an employee of the Company or its subsidiaries. The specific responsibilities of each of the Audit and Risk Committee, the Talent and Compensation Committee and the Nominating and Corporate Governance Committee are identified in such committee’s charter. A copy of each such charter is available on our website at www.valeant.com (under the tab “About Valeant” and under the subtab “Corporate Governance”) and is also available in print to shareholders upon request submitted to Investor Relations, Valeant Pharmaceuticals International, Inc., 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada. The responsibilities of the Special Independent Committee and the Sustainability and Environment Subcommittee of the Nominating and Corporate Governance Committee were identified by the Board and the Nominating and Corporate Governance Committee, respectively, in establishing such committee and subcommittee.

The Chairman of the Board, our Lead Independent Director, and the Chairperson of each of the Audit and Risk Committee, the Talent and Compensation Committee and the Nominating and Corporate Governance Committee will be available to respond to questions from shareholders at the Annual Meeting.

Audit and Risk Committee

The Audit and Risk Committee is comprised of three Directors: Ms. Provencio (Chairperson), Mr. Melas-Kyriazi and Ms. Stevenson. The responsibilities, powers and operation of the Audit and Risk Committee are set out in the written charter of the Audit and Risk Committee (the “Audit and Risk Committee Charter”). Pursuant to the Audit and Risk Committee Charter, each member of the Audit and Risk Committee is an independent director as defined and required by applicable regulatory and stock exchange rules. The Board has concluded that each member of the Audit and Risk Committee is “financially literate” as defined under National Instrument 52-110 — Audit Committees and as required under NYSE rules and each is an “audit committee financial expert” under the regulations promulgated by the Securities and Exchange Commission.

The Audit and Risk Committee operates pursuant to the Audit and Risk Committee Charter. Its responsibilities include, among other things, responsibility for reviewing and recommending to the Board our annual financial statements and management’s discussion and analysis of results of operation and financial condition (“MD&A”) and reviewing and approving our interim financial statements and MD&A. As contemplated in the Audit and Risk Committee Charter, the Audit and Risk Committee periodically meets with our internal auditor and with our external auditors without management being present. The Audit and Risk Committee also recommends to the Board the external auditors to be nominated for approval by the Company’s shareholders, as well as the compensation of the external auditors.

In accordance with the Audit and Risk Committee Charter, the Audit and Risk Committee also provides assistance to the Board in fulfilling its oversight function with respect to:

•	the quality and integrity of our financial statements;

•	compliance with our code of conduct, and legal and regulatory requirements, including with respect to disclosure of financial information;

•	the qualifications, performance and independence of our external auditor;

•	the performance of our senior finance employees and internal audit function;

•	internal controls and certifications; and

•

monitoring the appropriateness and effectiveness of the Company’s risk management systems and policies, including evaluating on a regular basis the effectiveness and prudence of senior management in managing the Company’s operations and the risks to which it is exposed.

The Audit and Risk Committee Charter provides that no member of the Audit and Risk Committee may serve simultaneously on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair his or her ability to serve effectively on the Audit and Risk Committee. In 2014, Ms. Stevenson served on audit committees of three other public companies. The Board determined that such service would not impair Ms. Stevenson’s ability to effectively serve on the Company’s Audit and Risk Committee.

Talent and Compensation Committee

The Talent and Compensation Committee is comprised of Mr. Farmer (Chairperson), Mr. Ingram, Mr. Lönner, Mr. Power and Mr. Ubben. The responsibilities, powers and operation of the Talent and Compensation Committee are set out in the written charter of the Talent and Compensation Committee (the “Talent and Compensation Committee Charter”). In accordance with the Talent and Compensation Committee Charter, each member of the Talent and Compensation Committee is an independent director as defined and required by applicable regulatory and stock exchange rules.

As described in the Talent and Compensation Committee Charter, the key responsibilities of the Talent and Compensation Committee include:

•

reviewing and approving the linkage of corporate goals and objectives to the compensation of our CEO, evaluating the CEO’s performance in light of those goals and objectives, and (either as a committee or together with the other independent Directors who satisfy the independence, “non-employee” and “outside director” requirements under the Talent and Compensation Committee Charter) determining and approving the compensation of the CEO based on such evaluation;

•	reviewing and approving each element of total compensation for all officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	reviewing and approving arrangements with executive officers relating to their employment relationships with us;

•	providing strategic supervision of our benefit plans, programs and policies; and

•

reviewing and recommending to the Board for approval the CD&A to be included in the Company’s annual management proxy circular and proxy statement and/or annual report on Form 10-K and preparing the Compensation Committee Report.

Compensation

For details on the philosophy and approach adopted by the Talent and Compensation Committee with respect to compensation of our officers and Directors, please see “Compensation Discussion and Analysis” and “Director Compensation.”

The Talent and Compensation Committee has the authority to retain and compensate any consultants and advisors it considers necessary to fulfill its mandate. It shall, annually or on an as-needed basis, specify the work to be performed by, and agree on the associated fees to be paid to the compensation consultants. It shall also review annually the work performed and fees paid. In addition, the Talent and Compensation Committee Charter provides that the Talent and Compensation Committee shall report to the Board, on an annual basis, the nature of any additional work or non-Board based services conducted by any such compensation consultant and associated fees paid, if approved by the Chairperson of the Talent and Compensation Committee.

Periodically, and at least annually, the Talent and Compensation Committee selects and retains independent consultants to conduct comprehensive reviews and assessments of our policies, procedures and internal controls for setting compensation of the CEO and other members of senior management. The consultant prepares and submits relevant information and analyses to the Talent and Compensation Committee. As discussed below under “Compensation Discussion and Analysis,” in 2014, the Talent and Compensation Committee retained ClearBridge Compensation Group (“ClearBridge”) through September 2014 and Pay Governance LLC (“Pay Governance”) from September 2014, each as independent consultants to provide advice on compensation matters. ClearBridge’s and Pay Governance’s services, as applicable, included the following: (i) reviewing our executive compensation programs, including base salary, short-term incentives, equity-based incentives, total cash compensation levels and total direct compensation of certain senior positions, against those of a peer group of similar-sized pharmaceutical companies as measured by revenue and/or market capitalization; (ii) making recommendations for the compensation packages of the CEO and other members of senior management; and (iii) assisting in developing and implementing revisions to the Company’s existing equity-based incentive plan. All of the services provided by ClearBridge and Pay Governance during the fiscal year 2014 were provided to the Talent and Compensation Committee. ClearBridge and Pay Governance did not provide any additional services to the Company during the fiscal year 2014. The Talent and Compensation Committee has assessed, at the relevant times, the independence of each of ClearBridge and Pay Governance and concluded that its engagement of each did not raise any conflict of interest with the Company or any of the Company’s directors or executive officers.

The Talent and Compensation Committee considers the advice and analysis of the independent compensation consultants, together with other factors the Talent and Compensation Committee considers appropriate (including feedback from shareholders and corporate governance groups, market data, knowledge of the comparator group and personal knowledge and experience of the Talent and Compensation Committee members), in reaching its decisions and making compensation determinations for the CEO and executive officers to the Board.

Compensation Risk Determination

The Talent and Compensation Committee assessed the potential risks relating to our compensation policies and practices for our employees, including those related to our executive compensation programs. It considered our compensation policies and practices, identified potential risks and considered mitigating factors. Periodically, at least annually, the Talent and Compensation Committee reviews and discusses with management the relationship between the Company’s compensation policies and practices and its risk management, including the extent to which those policies and practices create risks for the Company. Based upon its assessment, the Talent and Compensation Committee determined that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Succession Planning

The Board regularly undertakes a thorough review of succession planning over the course of the year, led by the efforts of the Talent and Compensation Committee. In August 2011, the Board approved an emergency succession plan that can be implemented should the need arise. In February 2012, the Talent and Compensation Committee conducted a thorough review of the Executive Management Team (“EMT”), general managers and the functional heads of the Company. The Committee then reviewed potential successors for all such key roles. The Board reviewed such potential successors for the EMT and other key roles and approved the full succession plan in March 2012. Given the merger and acquisition activities of the Company, the Talent and Compensation Committee continuously reviews the EMT and key positions within the Company to ensure the continuity and comprehensiveness of succession planning companywide. In December 2013 and again in February 2015, the Talent and Compensation Committee assessed the current EMT members, general managers and the functional heads of the Company to update the succession plans based on changes in the business and personnel. Among other factors, the Talent and Compensation Committee considers the level of representation of women in executive officer and managerial positions when making appointments and considering succession planning; however, the Company does not have a specific target number or date by which to achieve a specific number of women, as it considers a multitude of factors in determining the best person for any position. While there are currently no women on the Company’s corporate executive management team, women currently lead a substantial portion of our businesses and functions, including our U.S. Dermatology, U.S. Ophthalmology, U.S. Generics, South Africa and Western Europe businesses, and serve as our Chief Compliance Officer, Treasurer, Group Corporate Controller, Vice President Regulatory Affairs and Head of Investor Relations.

The Board, primarily through the Talent and Compensation Committee, regularly receives exposure to executives, managers and other personnel in the organization by attending and participating in the Company’s important talent, business and strategy meetings. For example, in January 2014, we conducted a three-day high potential group event where Mr. Mason Morfit, a then independent member of the Board and a current representative of a significant shareholder, ValueAct Capital, provided the keynote address describing our culture and participated in discussions with attendees. Messrs. Farmer, Ingram, Morfit and Power participated in a Board panel on the second day of this high potential event. A key element of these events is the information interaction among Board members and attendees, through activities such as dinners and panel and break-out discussions, where members of the Board can receive and share direct feedback regarding the issues and challenges encountered by management. We also regularly have Board participation at our annual sales meetings. This year, Mr. Ubben spoke at the dermatology, aesthetics and topicals meeting and Ms. Stevenson spoke at the Canadian national sales meeting. Members of the Board are involved in mentoring key senior leaders with Mr. Farmer, Ms. Goggins, Mr. Ingram, Mr. Lönner, Mr. Melas-Kyriazi, Mr. Power, Ms. Provencio and Ms. Stevenson all assigned to mentor one or more of our business or functional leaders. Finally, members of the Board take an active part in our annual strategy setting meetings. In prior years, Messrs. Farmer, Ingram, Morfit and Power have lead key aspects of the Company’s strategic planning meetings. For this upcoming year, Messrs. Farmer and Melas-Kyriazi are expected to be the Board sponsors of our strategic planning meeting.

The Board’s participation in these events provides significant exposure to the Company’s leadership team and strategic focus which greatly enhances the Board’s ability to conduct succession planning, as well as to gain insight as it oversees organization risk and strategy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Mr. Power (Chairperson), Mr. Farmer, Ms. Goggins and Mr. Ingram. The responsibilities, powers and operation of the Nominating and

Corporate Governance Committee are set out in the written charter (the “Nominating and Corporate Governance Committee Charter”). Pursuant to the Nominating and Corporate Governance Committee Charter, each member of the Nominating and Corporate Governance Committee is an independent director as defined and required by applicable regulatory and stock exchange rules.

As described in the Nominating and Corporate Governance Committee Charter, the key responsibilities of the Nominating and Corporate Governance Committee include, among others:

•	identifying individuals qualified to become Directors and recommending to the Board new nominees for election by shareholders or for appointment by the Board;

•	providing recommendations to the Board regarding the competencies and skills the Board, as a whole should possess, and the qualifications of its Directors;

•

recommending for Board approval, if appropriate, revisions to our corporate governance practices and procedures, developing new charters for any new committees established by the Board, if not otherwise mandated by the Board, monitoring relationships and communication between management and the Board and monitoring emerging best practices in corporate governance;

•	reviewing the composition and mandate of the Board and each committee of the Board annually and, if appropriate, recommending to the Board any changes it considers desirable with respect thereto; and

•	overseeing our orientation process for new Directors and our continuing education program for all Directors.

The Nominating and Corporate Governance Committee annually develops and recommends processes for assessing the performance and effectiveness of the Board as a whole and the committees of the Board and reports annually to the Board on the results of such assessments. The Board and each committee conducts an annual self-assessment of its performance and effectiveness, including a review of its compliance with its Charter, in accordance with the process established by the Nominating and Corporate Governance Committee and adopted by the Board. In addition, in 2011, the Board conducted a comprehensive formal peer review of each Director. The Board intends to conduct such peer review of the Directors on a periodic basis to supplement the annual reviews of the Board and each committee. The Nominating and Corporate Governance Committee also makes recommendations to the Board regarding Director compensation. For information regarding the compensation of Directors, please see “Director Compensation” below.

The Nominating and Corporate Governance Committee has established a Sustainability and Environmental Subcommittee to review and assist in the oversight of the Company’s existing health, safety and environmental policies and practices and in recognition of the impact these policies and practices have on the Company’s constituents and shareholders. The Subcommittee is comprised of Mr. Power (Chairperson) and Ms. Goggins. In establishing the Subcommittee, the Nominating and Corporate Governance Committee identified the key responsibilities of the Subcommittee, including, among others, to:

•	develop, and periodically review, a sustainability strategy and plan that supports the Company’s business and environmental impact objectives;

•

liaison with the members of management responsible for areas most directly affecting sustainability and environmental impact, on the assessment of the Company’s practices with respect to sustainability and environmental impact;

•	communicate the Company’s policies and philosophy with respect to sustainability and environmental impact; and

•	keep the Board apprised of matters related to sustainability and environmental impact, and make recommendations to the Board with respect thereto.

Finance and Transactions Committee

The Finance and Transactions Committee was composed of Mr. Melas-Kyriazi (Chairperson), Ms. Goggins, Mr. Lönner, Ms. Provencio, Ms. Stevenson and Mr. Ubben. It was established to assist the Board in providing fiduciary oversight and strategic advice with respect to the Company’s significant transactional activities, advising the Board regarding the Company’s significant financing activities and monitoring the overall financial condition of the Company and the impact of our significant financing activities. Given the full Board’s desire to, and actual practice of, directly evaluating and considering significant transactions, the Finance and Transactions Committee was dissolved on March 8, 2015, with the full Board directly assuming its responsibilities.

Special Independent Committee

In June 2009, the Board established a Special Independent Committee to review finalization and implementation of the Corporate Integrity Agreement with the OIG, which expired in September 2014. The Special Independent Committee has also undertaken to review reports and oversee the implementation of recommendations generated from reports submitted by an independent consultant retained by the Board pursuant to a consent of final judgment. The consent no longer requires such reports after September 2011. The Special Independent Committee is composed of Ms. Provencio (Chairperson). Its tasks include overseeing the implementation of recommendations by the OIG and the Ontario Securities Commission. The term of the Corporate Integrity Agreement concluded in September 2014 and the Company has subsequently filed its final Annual Report to the Office of the Inspector General. Though there can be no guarantee, pursuant to the terms of the Corporate Integrity Agreement, the Company expects the requirements contained therein to terminate by the end of the second quarter of 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Talent and Compensation Committee is composed of Messrs. Farmer, Ingram, Lönner, Power and Ubben, each of whom is a non-employee Director for purposes of Rule 16b-3 of the Exchange Act, as amended, and each of whom is an independent Director. None of these Directors is a current or former officer of the Company. There were no compensation committee interlocks with other companies in 2014 within the meaning of Item 407(e)(4)(iii) of Regulation S-K. See “Certain Transactions — Certain Related-Person Transactions” below for a description of related-person transactions.

EXECUTIVE OFFICERS

The executive officers of the Company in 2014 are as follows:

Name	Age	Title
J. Michael Pearson	55	Chairman of the Board and Chief Executive Officer
Howard B. Schiller	53	Director and Executive Vice President and Chief Financial Officer
Robert R. Chai-Onn	44	Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development
Dr. Ari S. Kellen	51	Executive Vice President, Company Group Chairman
Laizer D. Kornwasser	44	Executive Vice President, Company Group Chairman
Dr. Pavel Mirovsky	64	President and General Manager, Europe
Brian M. Stolz	39	Executive Vice President of Administration and Chief Human Capital Officer

Below is a description of each executive officer who is not also a Director of the Company.

ROBERT R. CHAI-ONN has been our Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development since January 10, 2014. From March 2012 to January 10, 2014, he was our Executive Vice President, General Counsel and Corporate Secretary, and Corporate Business Development and from September 2010 to March 2012, he was our Executive Vice President, General Counsel and Corporate Secretary. From 2004 to September 2010, Mr. Chai-Onn was Vice President, Assistant General Counsel at VPI. Prior to 2004, Mr. Chai-Onn was a corporate lawyer at the law firm of Gibson, Dunn & Crutcher LLP, where he performed a variety of corporate, mergers and acquisitions and financial legal work.

LAIZER D. KORNWASSER has been our Executive Vice President, Company Group Chairman since February 2013. He was a Senior Executive at Medco Health prior to its acquisition by Express Scripts. He served as Senior Vice President, Consumer Solutions and Retail Markets and was responsible for retail network and mail pharmacy products and strategy. He oversaw network pricing, negotiations, plan designs and programs that maximized the retail and mail channels. He joined Medco in August 2003, and was initially responsible for building a business development team, post spin-off from Merck. In this role he oversaw all acquisitions and joint ventures and was actively involved in developing the company’s long-term growth strategy. He later assumed responsibility for the companies’ channel and generic drug strategy and was President of its diabetes division, which focused on direct to consumer solutions. Prior to joining Medco, Mr. Kornwasser held positions at Merrill Lynch and Coopers & Lybrand, and served as an associate professor at Yeshiva University.

DR. ARI S. KELLEN has been our Executive Vice President, Company Group Chairman since January 1, 2014. He previously spent 22 years with McKinsey, where he was a senior partner in the health care practice. Dr. Kellen led numerous studies for health care companies including corporate strategies for boards and management teams, and business unit strategies across pharmaceuticals, medical devices, biotechnology and health care services. Prior to joint McKinsey, Dr. Kellen served on the senior management and emergency trauma teams at two Johannesburg, South Africa Hospitals.

DR. PAVEL MIROVSKY was appointed to Valeant’s Executive Management Team in April 2013 and is our President and General Manager, Europe. A medical doctor by training, he has had a distinguished business career. Dr. Mirovsky joined the Company in March 2011 upon the acquisition of PharmaSwiss. Prior to joining PharmaSwiss, Dr. Mirovsky served as regional General Manager at IMS for Central & Eastern Europe, Near East/ Middle East, North Africa, Benelux, Nordics and Portugal. Prior to IMS, he was President and CEO of Polpharma and also led Aventis’ operations in MENA and CEE in senior regional operational roles including Poland and the Baltics. Dr. Mirovsky began his career in the pharmaceutical industry at Rhone Poulenc Rorer, Czech Republic. He worked as an expert for the World Health Organization in Africa, as a visiting scientist at Harvard Medical School and as an assistant professor at University d’Oran in Algeria.

BRIAN M. STOLZ has been our Executive Vice President of Administration and Chief Human Capital Officer since June 2011. Prior to joining the Company, from February 2009 through June 2011, Mr. Stolz was a Principal at ghSMART, a leadership consulting and advisory firm where he worked with corporate and alternative investment clients on human resource issues. In this role, he assessed and trained C-Level executives and professionals, created and implemented hiring and performance evaluation processes and advised boards and investment committees on senior-level hires. Prior to joining ghSMART, from September 2004 to February 2009, Mr. Stolz was a consultant at McKinsey and was a member of the McKinsey Pharmaceuticals and Medical Products group.

None of the executive officers of the Company were selected pursuant to any arrangement or understanding, other than their respective employment agreements with the Company. None of the executive officers are related by blood, marriage or adoption to one another or to any Director or nominee for Director of the Company.

OWNERSHIP OF THE COMPANY’S SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our Common Shares and the percentage of Common Shares owned beneficially by holders of more than 5% of our outstanding Common Shares as of March 20, 2015.

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)
Ruane, Cuniff & Goldfarb Inc.	34,331,973	(2)	10.25
9W 57th Street, Suite 5000, New York, New York 10019
Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman	19,473,933	(3)	5.81
888 Seventh Avenue, 42nd Floor, New York, New York 10019
ValueAct Capital Master Fund, L.P., ValueAct Co-Invest Master Fund, L.P., VA Partners I, LLC “VA Partners I”), ValueAct Capital Management, L.P. ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC	18,928,899	(4)	5.65
One Letterman Drive, Building D, Fourth Floor, San Francisco, California 94129
T. Rowe Price Associates, Inc.	17,842,284	(5)	5.33
100 E. Pratt Street, Baltimore, Maryland 21202

This table is based upon information supplied by the principal shareholders and Schedules 13D and 13G filed with the U.S. Securities and Exchange Commission (the “SEC”) and “early warning reports” and similar regulatory filings filed on SEDAR. Unless otherwise indicated in the footnotes to this table, we believe that the shareholders named in the table have sole voting and investment power with respect to the Common Shares indicated as beneficially owned.

(1)	Based on 334,976,602 Common Shares outstanding on March 20, 2015.
(2)	According to a Schedule 13G/A filed by Ruane, Cuniff & Goldfarb Inc. on February 17, 2015, it has the sole power to vote 34,331,973 and sole power to dispose of 34,331,973 of our Common Shares.
(3)

According to a Schedule 13D filed by jointly by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman filed March 25, 2015, they have, as of March 17, 2015, shared power to vote and shared power to dispose of 19,473,933 of our Common Shares.

(4)

According to a Schedule 13D/A filed jointly by ValueAct Capital Master Fund, L.P., ValueAct Co-Invest Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P. ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC on September 25, 2014, they have shared power to vote and shared power to dispose of 18,928,899 of our Common Shares. Shares reported as beneficially owned by ValueAct Capital Master Fund, L.P. or ValueAct Co-Invest Master Fund, L.P. are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Capital Master Fund, L.P. or ValueAct Co-Invest Master Fund, L.P. are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Capital Master Fund, L.P. and ValueAct Co-Invest Master Fund, L.P. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time.

(5)	According to a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2015, it has the sole power to vote 5,269,312 and sole power to dispose of 17,842,284 of our Common Shares.

OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 20, 2015, certain information regarding the beneficial ownership of our Common Shares and the percentage of shares beneficially owned by each Director and (i) the person serving as CEO of the Company during 2014, (ii) the person serving as CFO of the Company during 2014 and (iii) the other three most highly paid executive officers of the Company who were serving as executive officers at December 31, 2014 (together, the “Named Executive Officers”), and all current Directors and current executive officers of the Company as a group.

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)(4)	Percentage of Class(5)
Current Named Executive Officers and Directors
Robert R. Chai-Onn(6)	470,438	*
Ronald H. Farmer	33,187	*
Colleen A. Goggins	2,866	*
Robert A. Ingram	66,653	*
Ari S. Kellen	51,318	*
Anders O. Lönner	28,564	*
Theo Melas-Kyriazi	219,907	*
Pavel Mirovsky	69,581	*
J. Michael Pearson(7)	10,091,979	2.95%
Robert N. Power	14,489	*
Norma A. Provencio	141,219	*
Howard B. Schiller	427,405	*
Katharine B. Stevenson	23,098	*
Jeffrey W. Ubben(8)	19,385,511	5.44%
Directors and executive officers of the Company as a group (16 persons)	31,245,542	8.62%

*	Less than 1% of the outstanding Common Shares.

(1)

This table is based on information supplied by current executive officers and Directors. We believe that shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property, which either spouse may manage and control, and we have no information as to whether any shares shown in this table are subject to community property laws.

(2)

The amounts reported include mandatory RSUs issued on May 23, 2014 and payable immediately prior to the next Annual Shareholder Meeting, absent any deferred election, for the following Directors: Mr. Farmer (2,866); Ms. Goggins (2,866); Mr. Ingram (2,866); Mr. Lönner (2,866); Mr. Melas-Kyriazi (2,866); Mr. Power (2,866); Ms. Provencio (2,866); Ms. Stevenson (2,866); and Mr. Ubben (1,634).

(3)

The amounts reported include elective RSUs and DSUs that are payable on separation of service for the following Directors: Mr. Farmer (16,789); Mr. Ingram (58,285); Mr. Melas-Kyriazi (74,806); Mr. Power (5,022); Ms. Provencio (51,847); and Ms. Stevenson (5,022).

(4)

Included in the shares set forth above are the following (i) stock options that are currently exercisable, or will become exercisable within 60 days after March 20, 2015, as follows: Mr. Chai-Onn (264,616); Mr. Mirovsky (32,906); Mr. Schiller (150,000); and Mr. Pearson (4,808,128), (ii) 580,676 RSUs of Mr. Pearson that vested and become deliverable February 1, 2019, or if earlier, on separation from service, but have not yet been released; (iii) RSUs that will vest and be deliverable within 60 days after March 20, 2015, as follows: Mr. Schiller (9,268) and (iv) PSUs that will vest and be deliverable within 60 days after March 20, 2015 as follows: Mr. Mirovsky (26,675) and Mr. Pearson (44,800).

(5)

These percentages are based on 334,976,602 Common Shares outstanding on March 20, 2015 plus shares deemed to be beneficially owned by each individual that are deemed outstanding. Under Rule 13d-3 of the

SEC, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the SEC, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable on or before 60 days of the date as of which the information is provided are deemed outstanding for the purpose of calculating the number and percentage owned by such person (or group), but not deemed outstanding for the purpose of calculating the percentage owned by each other person (or group) listed. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of Common Shares outstanding on March 20, 2015.

(6)

Does not include 1,213,435 shares with respect to which Mr. Chai-Onn serves as co-trustee of the J. Michael Pearson grantor retained annuity trust, of which Mr. Chai-Onn is not the beneficiary and in which he has no pecuniary interest.

(7)

Includes 2,028,516 shares which were pledged in connection with loans used to fund tax and other obligations associated with vesting and delivery of equity incentive awards and purchases of Company shares. The pledging of the shares was approved by the Company’s Board of Directors. The amount reported does not include 1,213,435 shares with respect to which Mr. Pearson no longer serves as trustee of the J. Michael Pearson grantor retained annuity trust, of which Mr. Pearson is not the beneficiary and in which he has no pecuniary interest.

(8)

Includes 18,030,936 shares directly beneficially owned by ValueAct Capital Master Fund, L.P. which may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Funds, L.P. (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of Value Act Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben is a member of the management board of ValueAct Holdings BP, LLC and includes 1,352,941 shares directly beneficially owned by ValueAct Capital Master Fund, L.P. which may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Co-Invest Master Fund, L.P. (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of Value Act Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben is a member of the management board of ValueAct Holdings BP, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Such executive officers, Directors and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms it received, or written representations from certain reporting persons for whom no such forms were required, the Company believes that during fiscal year 2014, the following of its executive officers, Directors and 10 percent beneficial owners failed to timely file all forms required by Section 16(a): Ms. Goggins filed one late Form 3 and one late Form 4 and Mr. Kornwasser filed one late Form 4, in each case due to inadvertent administrative errors by the Company.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A discusses the key initiatives of the Talent and Compensation Committee in 2014 and explains the material elements of the 2014 compensation of our Named Executive Officers. Our compensation strategy is designed to motivate, retain and, ultimately, reward senior management for success through a clear pay-for-performance compensation philosophy where performance is linked to generating returns for shareholders.

Our Named Executive Officers serving in their executive officer capacities at the end of 2014:

•	Mr. J. Michael Pearson, Chief Executive Officer*

•	Mr. Howard B. Schiller, Executive Vice President and Chief Financial Officer*

•	Mr. Robert R. Chai-Onn, Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development

•	Dr. Ari S. Kellen, Executive Vice President, Company Group Chairman

•	Dr. Pavel Mirovsky, President and General Manager, Europe

*	Mr. Pearson also serves as Chairman of the Board and Mr. Schiller serves as a Director.

EXECUTIVE SUMMARY

Our Company Strategy and 2014 Performance Highlights

The Company’s strategy is to operate with a low cost base while pursuing growth both organically and through strategic acquisitions, through a mix of traditional and non-traditional approaches. The Company has grown significantly by acquiring other companies and products to which it has applied this operating model.

The following are several key elements of the Company’s operating principles:

•	Put patients and our customers first by maintaining the highest ethical standards in the industry

•	Select high-growth business segments (therapeutic areas and geographies) where the healthcare professional is still the primary decision maker

•	Maintain a bias toward durable products that are largely cash pay, or are reimbursed through private insurance

•	Focus our resources on bringing new products to the market (output), not R&D spend (input)

•	Maintain a decentralized operating model to ensure decisions are made close to the customer

•	Focus our promotional spending on customer-facing activities

•	Measure all of our operating units on organic growth and cash flow generation

•	Require Internal Rates of Return (IRR) significantly above our cost of capital, coupled with short-term cash paybacks for all of our deals

•	Ensure tight controls and rigorous compliance standards while avoiding overspending

•	Directly link senior management compensation to long-term shareholder returns

The Company continued to implement this strategy in 2014, leading to another strong year for the Company: total revenue increased by over 43% from the prior year, cash earnings-per-share (“cash EPS”) increased by 34% from the prior year, the Company’s total shareholder return (“TSR”) was 22%, the Company’s TSR from January 1, 2014 through March 20, 2015 was 74%. On April 1, 2015, the Company acquired Salix Pharmaceuticals, Ltd. for approximately $11 billion in cash, making the Company a leading provider of treatments for gastrointestinal disorders. The following graphs show how the implementation of this strategy has led to consistent growth for the Company over the past several years, including in the areas of revenue, cash EPS, and total shareholder return.

Note: Custom Composite Index consists of Actavis Inc.; Allergan Inc.; Amgen Inc.; Biogen Idec Inc.; Bristol Myers Squibb & Co.; Celgene Corporation; Danaher Corporation; Gilead Sciences Inc.; Lilly (Eli) & Co.; Shire plc; Mylan Inc.; Perrigo Co. and Vertex Pharmaceuticals Inc.

For a reconciliation of cash EPS, which is a non-GAAP financial measure, to the Company’s results reported under GAAP, see attached Appendix 1.

Connecting Our Company Strategy with Our Compensation Philosophy

We believe long-term TSR measured over a period of three years or more is the best measure of the Company’s performance given its strategy. This multi-year period represents an appropriate timeframe to measure management’s performance in executing the strategy over an extended period, and for the Company’s share price to reflect these achievements. Therefore, our compensation philosophy is to align management’s pay with long-term TSR. In addition, we pay competitive base salaries at levels necessary to attract and retain a top performing management team and incentivize our management to achieve short-term goals that support our long-term growth. Our compensation practices, outlined in the chart below, support this philosophy.

During 2014, we continued to implement and maintain the following shareholder-friendly pay practices. In addition, as part of Mr. Pearson’s 2015 employment contract, he will receive no base salary going forward, making 100% of the CEO’s cash and equity compensation at-risk and none of our other executive officers received an increase in base salary for 2015.

Valeant Provisions	Summary of Provisions
Holding requirements

The Company has substantial holding requirements in place which create an incentive for our executive team to manage the Company prudently while avoiding excessive risks. The CEO, CFO, and other executive management team members are required to purchase and hold shares of Company stock. In addition, these executives are required to hold equity earned through long-term incentive plans for multiple years. The CEO’s 2015 employment contract includes a commitment not to sell net shares earned until at least 2020 while being required to hold a significant number of shares for at least two years after leaving the Company.

Share ownership guidelines	Executives are required to hold Company shares equal to at least two times base salary plus target annual cash bonus. The CEO has significantly higher ownership guidelines.

Performance-based equity

Equity plans are designed to deliver low value for low TSR and high value for high TSR over sustained periods. PSU grants will only provide a payout if at least 10% TSR performance is achieved. We do not make annual equity grants to our senior management team.

Double trigger	Unvested equity awards will accelerate only upon a qualifying termination of employment. No unvested awards are accelerated immediately upon a change in control of the Company.

Limited severance	Severance is typically limited to two times cash compensation, and the CEO’s severance is capped.

No supplemental executive retirement plan	Executives are only eligible to participate in Company’s tax-qualified Retirement Savings Plan that is provided on the same terms to all employees.

Clawback policy

The clawback policy permits the Company, at the discretion of the Board, to seek reimbursement of certain bonus, incentive or equity-based compensation paid to an executive under certain circumstances.

No hedging	The policy prohibits officers, directors and employees from engaging in hedging or monetization transactions with Company stock.

No pledging of new shares

The anti-pledging policy prohibits officers, directors and employees from holding Company securities in a margin account where the securities are subject to margin sales or pledging Company securities as loan collateral. The anti-pledging policy exempts existing margin and accounts and pledging accounts, which are permitted to continue until they expire.

No excise tax gross-ups	The Company will not gross-up any excise tax that may be triggered as a result of a change in control severance payment.

Valeant Provisions	Summary of Provisions

Independent compensation consultant	The Talent and Compensation Committee has engaged an independent compensation consultant that has no other ties to the Company or its management.

Shareholder engagement

We maintain a robust investor outreach program that enables us to obtain ongoing feedback on compensation program, as well as how we disclose that program. Our outreach includes conversations between the Chairman of our Talent and Compensation Committee and many of our top investors.

Compensation Highlights

Our independent compensation consultant, Pay Governance, conducted its own analysis on CEO realizable pay as a percentage of the increase in the Company’s market capitalization over the last five years. Over the period from January 1, 2010 through December 31, 2014, Mr. Pearson’s realizable pay was approximately 0.4% of the market capitalization created. Realizable pay over the five-year period is defined as all cash compensation earned during the period, plus (i) the estimated value as of December 31, 2014 of any Performance Share Units (“PSUs”) earned or likely to be earned during the five-year period, (ii) the value as of December 31, 2014 of matching RSUs granted during the five-year period and (iii) the intrinsic (“in-the-money”) value as of December 31, 2014 of stock options granted during the five-year period. Overall, the Talent and Compensation Committee believes this amount is appropriate and consistent with our gain-sharing philosophy given the Company’s outstanding financial and TSR performance while factoring for the wealth creation accrued to our shareholders over this five-year period. Given the structure and design of the PSU grant made to Mr. Pearson in connection with his new employment agreement in 2015, the Talent and Compensation Committee believes it is likely that any future payouts will be highly aligned with shareholder interests.

During 2014 and early 2015, the Company entered into the following employment and letter agreements with members of our key management team, the details of which are described in greater detail below on pages 61-65. Each of these employment or letter agreements is designed to foster the retention of a key member of our management team, including our Chief Executive Officer, and each incorporates the Valeant compensation philosophy.

•	Effective January 2014, we entered into a letter agreement with Dr. Kellen in connection with his hire as the Company’s Executive Vice President, Company Group Chairman .

•	Effective January 2014, we entered into a new letter agreement with Mr. Chai-Onn.

•	Effective January 2015, we entered into a new employment agreement with Mr. Pearson.

For 2014, the Talent and Compensation Committee, after certain adjustments, determined that the corporate financial targets under our annual incentive cash bonus program were achieved at above-target levels and that the Company achieved all of the stretch goals related to the corporate strategic objectives under such plan. Based on this determination, bonuses for the Named Executive Officers were funded at the 200% of target level for Messrs. Chai-Onn, Pearson and Schiller, as described in greater detail below on page 49. Based on the Talent and Compensation Committee’s determination of the level of achievement of the financial targets and strategic initiatives for Drs. Kellen and Mirovsky’s businesses, their bonuses were funded at the 200% and 75% of target level, respectively, as described in greater detail on page 49.

In addition, the Company made the following equity grants to the Named Executive Officers in 2014 and early 2015:

•	Mr. Pearson was granted PSUs in 2015 in connection with entering into his new employment agreement in January 2015. Mr. Pearson’s last equity grant was in 2011.

•	Mr. Schiller was granted three-year front-loaded PSUs, since it had been three years since his initial 2011 three-year front-loaded equity grant had been made.

•

Mr. Chai-Onn received a six-year front-loaded grant of PSUs and options in connection with his letter agreement entered into in January 2014. Together with the stock option grant made to Mr. Chai-Onn in late 2013, this PSU grant represented the first new equity grant made to Mr. Chai-Onn since 2010. In addition, in connection with his 2014 grant of PSUs, Mr. Chai-Onn agreed to a $10 million minimum share ownership requirement.

•

Dr. Kellen was granted PSUs in connection with his hire and received a grant of RSUs in accordance with the Company’s share matching program pursuant to which he was entitled to one RSU for each Common Share that he purchased, up to $5,000,000.

•	Dr. Mirovsky was granted stock options and three-year front-loaded PSUs, in connection with his promotion to the Company’s Executive Management Team and to incentivize him to remain with the Company.

•	Certain Named Executive Officers also received RSU grants in accordance with the Company’s share matching program, as described in greater detail below.

2014 Shareholder Engagement

In 2014, shareholders endorsed the design and administration of our executive compensation programs as evidenced by a vote of approval at our 2014 annual meeting of shareholders of 98.2%. This strong level of support, which has been consistently high since the first vote was held at our 2011 annual meeting, clearly recognizes our ongoing pay-for performance strategy. In an effort to continue being at the forefront of shareholder-friendly pay practices, the Talent and Compensation Committee periodically reviews the Company’s compensation programs, including the Company’s overall approach to executive compensation to confirm that it properly incentivizes management, is effective in retaining the Company’s talent, and continues to enable the Company to attract top talent. In addition, we engaged in active dialogue with our shareholders, including conversations between the Chairman of our Talent and Compensation Committee and our top investors to solicit feedback on our current compensation program and philosophy and to discuss the extension of Mr. Pearson’s employment term, the equity grants to Mr. Pearson and other terms reflected in Mr. Pearson’s new employment agreement (which is discussed in more detail on page 53).

COMPENSATION PHILOSOPHY

What is our compensation philosophy?

As discussed above, our compensation philosophy is to align management’s pay with long-term TSR. We richly reward for outstanding TSR performance, but pay significantly less for below average TSR performance.

The largest portion of an executive’s equity opportunity rests in the form of PSUs which only vest if challenging TSR hurdle rates, which are generally measured over a period of three or more years, are achieved. For grants made from 2008 through November 27, 2012, the lowest three-year compounded annual TSR hurdle rate was 15%, meaning that below this level, no PSUs vested. The highest compounded annual TSR hurdle rate was 45%, and at this level or above, the Company’s executives could be among the best paid in the industry. For our CEO, we also granted PSUs that included a 60% compounded annual TSR hurdle. The Talent and Compensation Committee reviewed the Company’s equity compensation approach in November 2012 to ensure that the plan would continue to attract, retain and reward executives for outperformance in the market while providing limited payout for poor performance. The Committee considered various changes to the design of the program. As part of this consideration the Talent and Compensation Committee reviewed analysis showing that changing the compounded annual TSR triggers to 10%, 20% and 30% for 1x, 2x and 3x target grants would be more appropriate given compound annual growth rate returns for our peer group. The Talent and Compensation Committee believed the targets strongly align shareholder interest with management while making compensation packages more compelling for both current and future employees. In 2014, the Talent and Compensation Committee reviewed data regarding our executives’ equity holdings and, with the independent compensation consultants, considered structures on how to continue to emphasize long-term shareholder returns as a key component of compensation. With respect to our CEO and in circumstances where grants are meant to cover more than five years, some executives also have 40% and/or 50% TSR hurdles for 4x and 5x target grants. Some executives also receive options to acquire our shares, which only deliver value to the executive when the share price appreciates above the exercise price.

To further align executive compensation with TSR and to discourage excessive risk taking, we encourage, and in the case of our CEO, CFO and other executive management team members, require, our executives to make significant purchases of the Company shares with their own money. We require executives to hold these shares, as well as the equity they earn through their long term equity plans, for multiple years, through minimum holding requirements. In the case of Mr. Pearson, our Chairman and CEO, pursuant to the terms of his extended employment agreement entered into in 2015 and described on page 53 (the “2015 Employment Agreement”), he is contractually committed to hold all of the shares covered by his equity awards (other than what is necessary to cover his taxes) until 2020, even if he leaves the Company voluntarily (except as described below under “Employment Agreements”), and one million shares for an additional two years.

What are the most important analytical frameworks that the Talent and Compensation Committee use?

The Talent and Compensation Committee is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Talent and Compensation Committee reviews and approves all components of executive pay, recommends or reports its decisions to the Board, and oversees the administration of the compensation program for senior executives. The Board, with the assistance of the Talent and Compensation Committee, reviews matters related to executive compensation on an as-needed basis. The Board of Directors also actively participates in the establishment of target and stretch goals for our short-term incentive pay opportunities and the Audit and Risk Committee reviews the Company’s compensation proposals to ensure we are managing risk appropriately.

Our CEO prepares a recommendation to the Talent and Compensation Committee for base salary, annual incentive awards and equity grants for each Named Executive Officer, other than the CEO whose compensation is determined solely by the Talent and Compensation Committee. The Talent and Compensation Committee then determines the compensation for each Named Executive Officer in addition to the CEO and updates the Board as to all of its compensation decisions. Messrs. Pearson and Schiller, as employee directors, are recused from Board decisions related to executive compensation.

Our primary focus is on pay design and management incentives. Rather than simply ask the question “how much should an executive get paid?” we ask “what should he/she get paid for no shareholder value creation, for average value creation and for extraordinary value creation?” Another key question we ask is “how much of the equity value created should accrue to a manager?” We compare this not only to other public companies but also pay packages in private equity and venture capital structures. This concept of “gain sharing” is an important part of our philosophy. We believe that managers who create large amounts of equity value should share in this wealth creation.

We use publicly available peer company compensation information to model forward-looking scenarios to understand relative pay amounts at various TSR achievement levels. The most important analysis we use analyzes the value of an executive’s equity awards at the end of a multi-year period under various TSR scenarios, compared to the pharmaceutical industry peer group. We design our equity plans to deliver low value for low TSR, but high value for high TSR and do not deliver any value if our annualized TSR over the award’s performance period is not at least 10%. We compare our executives’ payout to the industry peer group. For low TSR, we seek to have our executives paid near the bottom of the peer group, but for high TSR near the top of the peer group.

As noted below, our concept of “peer group” is not limited to the pharmaceutical industry when we consider the overall compensation that may be necessary to attract and retain executives from diverse backgrounds, including those from successful careers in professional services and private equity firms.

How do we take into account an executive’s personal wealth?

Some of our executives have been extraordinarily successful at the Company and have built up significant net worth. The Talent and Compensation Committee has taken actions designed to retain these executives and keep them focused on driving TSR at Valeant. For example, when we extended Mr. Pearson’ employment contract in 2010, we required him to commit not to sell any of his shares (net of those sold to cover taxes) in the Company until 2014, even if he left the Company voluntarily. When Mr. Pearson’s contract was extended again in 2011 and 2015, we extended this commitment not to sell net shares until 2017 and 2020, respectively (and, in 2015, added an additional two-year selling restriction for certain shares) with certain exceptions described below. On March 20, 2015, Mr. Pearson beneficially owned approximately 10,091,979 Company shares (including purchased shares, shares received in settlement of equity compensation awards, and shares underlying vested but undelivered PSU and RSU awards and vested but unexercised options) with a value on March 20, 2015 of approximately $2,052,236,782. These shares do not include 1,213,435 shares, valued at approximately $247,856,233 on March 20, 2015, that Mr. Pearson, as the grantor, previously contributed to the J. Michael Pearson grantor retained annuity trust, for which he is not the trustee and in which he has no pecuniary interest; however, the shares in this trust remain subject to the same selling restrictions as applicable to Mr. Pearson. The Company considers the amount of shares owned by Mr. Pearson when deciding whether to permit him to dispose of shares in connection with any proposed pledge, sale or charitable contributions.

Because of the expansive share ownership requirements applicable to Mr. Pearson, the Board has permitted Mr. Pearson to pledge certain of his shares. In addition, as of March 20, 2015, Mr. Pearson had pledged 2,028,516 shares, representing approximately 20.19% of his shares beneficially owned (including purchased shares, shares received in settlement of equity compensation awards, and shares underlying vested but undelivered awards and vested but unexercised options). The Valeant shares held by Mr. Pearson that are not subject to pledging arrangements far exceed the Company’s general share ownership guidelines (requiring executives to hold shares with a value equal to or greater than two times the combined amount of their base salary and target annual cash bonus). Notwithstanding the large number of un-pledged shares that Mr. Pearson continues to own, the Board, together with the Talent and Compensation Committee and the Nominating and Governance Committee, has committed to reducing the level of pledging generally at the Company in the future. Valeant has adopted a policy generally disallowing future pledges and is permitting Mr. Pearson to sell shares, which may reduce the level of pledging. The 2015 Employment Agreement permits Mr. Pearson to sell 3,000,000 net shares without regard to the restrictions described above plus transfer an additional 1,000,000 net shares in charitable contributions.

The Talent and Compensation Committee believes that share retention requirements are a more effective, and enforceable, retention tool than non-compete agreements.

How do we mitigate excessive risk-taking by our executives?

The Talent and Compensation Committee believes that purchasing and holding a large amount of Common Shares with one’s own money creates an incentive to manage the Company prudently while avoiding excessive risks. We believe large share purchases and holding of shares after vesting are much more effective in this regard than receiving equity awards without sacrifice of personal funds.

For some Named Executive Officers, there are minimum required purchase amounts. For example, when Mr. Pearson was hired in 2008, he was required to purchase at least $3 million worth of shares and he voluntarily purchased $5 million. For Mr. Schiller, the required purchase was $3.2 million and he voluntarily purchased $5 million. Dr. Kellen voluntarily purchased $5 million worth of shares in connection with his hire.

We believe we further mitigate undue risk by requiring our executives to hold a meaningful amount of our Common Shares. Executives are required to own shares representing two times the combined amount of their base salary and target annual cash bonus. In addition, in connection with Mr. Chai-Onn’s 2014 grant of PSUs, Mr. Chai-Onn agreed to a $10 million minimum share ownership requirement.

In addition, the Company has adopted a recoupment or “clawback” policy, which is intended to ensure that executives do not take unwarranted short-term risk at the expense of long-term goals. A more detailed description of this policy is described below under “Anti-Pledging and Hedging Policy/Recoupment Policy”.

USE OF PEER GROUPS AND COMPENSATION CONSULTANTS

The Company hires executives from within and outside the pharmaceutical industry. Our strategy is very different from that of most pharmaceutical companies. We seek managers with diverse backgrounds, who think and act differently.

Many of the Company’s Named Executive Officers had long careers in some of the world’s top professional services and private equity firms, whose compensation levels are not comparable to our industry peers. Mr. Pearson was a director (the highest rank) at McKinsey, where he served as the Mid-Atlantic manager overseeing offices in New Jersey, Washington, DC and Philadelphia. He also led McKinsey’s Health Care Industry practice and sat on McKinsey’s Shareholders Counsel, the firm’s equivalent of a board of directors. Our Chief Financial Officer, Howard B. Schiller, was previously employed at Goldman Sachs, where he served as Chief Operating Officer of Investment Banking, and previously was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses as well as the global mergers and acquisitions business.

While the Talent and Compensation Committee of the Board considers peer group compensation data based on a peer group from the pharmaceutical industry, this information serves as a reference or input but does not dictate our decisions. Our compensation decisions are also based on attracting and retaining executives whose experience and expectations are often based on successful careers at preeminent professional services and private equity firms and/or served the Company over a period where the company has significantly outperformed others in the industry, thus we also consider non-industry data for comparison. We do not triangulate our compensation to arrive at a target percentile of the overall peer group. We do, however, carefully review how our peer companies design their executive compensation and what performance triggers they use in their equity plans. This informs the analysis described below.

In 2014, our peer group consisted of:

Actavis Inc.

Amgen Inc.

Biogen Idec Inc.

Bristol Myers Squibb & Co.

Celgene Corporation

Danaher Corporation

Gilead Sciences Inc.

Lilly (Eli) & Co.

As noted above, our compensation philosophy is to align management’s pay with TSR achievements. In recent years, the Company has performed favorably compared to companies within our industry and to the S&P 500 Index.

In accordance with the Talent and Compensation Committee Charter, the Talent and Compensation Committee has sole authority to retain compensation consultants and to approve such consultants’ fees and retention terms. In 2014, the Talent and Compensation Committee engaged the services of ClearBridge through September 2014 and Pay Governance from September 2014 as independent consultants to provide advice on compensation matters. ClearBridge and Pay Governance reported directly to the Talent and Compensation Committee, which instructed the consultants to give it objective advice and without influence by management, and to provide such advice for the benefit of the Board and our shareholders. Neither ClearBridge nor Pay Governance provided additional services to the Company other than the services related to compensation to the Talent and Compensation Committee and the Board and other Board committees.

COMPONENTS OF OUR EXECUTIVE COMPENSATION

A significant portion of total compensation is linked to satisfying Company financial targets and strategic initiatives, in addition to achieving superior total returns to shareholders. This pay methodology helps us to attract and retain top talent.

Multiple factors are considered in determining our total compensation opportunity, including our compensation philosophy, the executive’s role and responsibility, the executive’s past performance, expected contribution and experience in the role, and the pay practices of our peers both within and outside the pharmaceutical industry. The components of total compensation for Named Executive Officers include: (i) base salary; (ii) incentive pay (including annual incentive cash bonus and long-term equity incentives); (iii) retirement and welfare benefits; and (iv) executive benefits and perquisites. As discussed above, a significant portion of total compensation is weighted toward long-term equity compensation tied to TSR performance.

In determining the appropriate mix of base salary and incentive pay (including annual incentive cash bonus and long-term equity) for our Named Executive Officers, the Talent and Compensation Committee sought to balance: (i) our desire to attract and retain our executives with the stability of competitive salary compensation; (ii) our desire to promote pay for performance or “at-risk” compensation, as we believe that incentive pay appropriately rewards executives for their contribution to our overall performance; and (iii) our desire to align compensation with corporate performance and shareholder value through the use of equity compensation awards.

The value of our short-term incentives, in the form of an annual cash bonus, is dependent on the achievement of pre-determined corporate, divisional/functional and individual performance objectives, while the value of our equity based incentives, in the form of stock options, PSU and RSU awards, is derived from the value of our Common Shares. In allocating between short-term and long-term compensation, the Talent and Compensation Committee seeks to establish a balance between rewarding past performance and future potential, both of which it views as critical for our executives to exhibit. In that respect, the Talent and Compensation Committee designs cash bonuses to reward executives who achieve certain corporate, divisional/functional and individual objectives, and it bases grants of RSU awards on the demonstration of exceptional effort, critical skills, key talents and achievements of shareholder value creations. While the Talent and Compensation Committee considers the practices of the peer group in reaching the optimal balance of salary, bonus and equity compensation, the emphasis is on our Company’s growth strategy and incentivizing management to achieve performance goals and longer-term TSR performance, as described in this CD&A.

Base Salary

We set our base salaries at competitive levels necessary to attract and retain a top performing management team. Base salary addresses performance of core duties for each executive role, providing an amount of fixed compensation. Base salary for each Named Executive Officer is determined based on:

•	his or her position and responsibilities;

•	comparison data;

•	review of the Named Executive Officer’s compensation relative to other executive officers;

•	individual performance of the Named Executive Officer; and

•	in the case of our CEO, the restrictions on his ability to sell Company shares and other contractual commitments in his employment agreement, as described below in “Employment Agreements.”

Salary levels are typically reviewed annually as part of our performance review process, as well as upon a promotion or other change in job responsibilities. To the extent base salaries are adjusted, the amount of any such adjustments would reflect a review of competitive market data, particularly for the industry peer group, consideration of non-industry data for comparative purposes, consideration of relative levels of pay internally, consideration of the individual performance of the executive and any other circumstances that the Talent and Compensation Committee determines are relevant.

The Talent and Compensation Committee reviewed the base salaries of our Named Executive Officers and set salaries for 2015 at the following levels:

Named Executive Officer	Base salary for 2014	Base salary for 2015
J. Michael Pearson(1)	$2,000,000	$0
Howard B. Schiller	$1,000,000	$1,000,000
Robert R. Chai-Onn	$750,000	$750,000
Ari S. Kellen(2)	$750,000	$750,000
Pavel Mirovsky	$550,000	$550,000

(1)	Pursuant to the 2015 Employment Agreement, effective January 1, 2015, Mr. Pearson will not receive an annual base salary.

(2)	Dr. Kellen joined the Company on January 1, 2014.

Short-Term Incentive Pay

The Company uses short-term incentive pay, through our annual incentive cash bonus program, to reward employees for the attainment of target financial and strategic outcomes for each specific year.

In 2014, after a review of the Company’s performance and the compensation of Messrs. Pearson and Chai-Onn, Mr. Pearson’s short-term incentive pay target was increased to 200% of base salary and Mr. Chai-Onn’s short-term incentive pay target was increased to 120% of base salary, each effective January 1, 2014. Mr. Schiller and Dr. Mirovsky’s short-term incentive pay targets remained at 100% and 80% of base salary for 2014, respectively. Dr. Kellen’s short-term incentive pay target was established as 120% of base salary in connection with his hire. Pursuant to the 2015 Employment Agreement, Mr. Pearson’s short-term incentive pay target for 2015 was set at $6,000,000. This is not an increase in Mr. Pearson’s overall annual cash compensation but instead reflects a shift to annual cash compensation that is entirely performance-based for Mr. Pearson. The Talent and Compensation Committee believes these targets are consistent with the Company’s pay for performance compensation philosophy, in recognition of the efforts of the executives and their continued contributions toward achieving the Company’s outstanding performance.

Our 2014 annual incentive cash bonus program (the “2014 AIP”) in effect for Named Executive Officers was based on the Talent and Compensation Committee’s assessment of the achievement of certain financial targets and strategic initiatives. For Messrs. Pearson, Schiller and Chai-Onn, the financial targets are based on attaining budget or stretch targets for cash EPS and revenue. For Drs. Kellen and Mirovsky, the financial targets are based on attaining budget or stretch corporate targets for business unit EBITA and revenue. The strategic initiatives are approved by the Board at the start of each year and are intended to align the organization to achieve the most pressing objectives to help drive long-term TSR. For Messrs. Pearson, Schiller and Chai-Onn, performance related to the financial targets accounts for 80% of the potential payout of the 2014 AIP bonus and performance related to the strategic initiatives accounts for the remaining 20% of the potential payout of the 2014 AIP bonus. For Drs. Kellen and Mirovsky, performance related to the financial targets accounts for 85% of the potential payout of the 2014 AIP bonus and performance related to the strategic initiatives accounts for the remaining 15% of the potential payout of the 2014 AIP bonus.

The Talent and Compensation Committee determines whether the AIP performance goals have been achieved, but retains the discretion to reduce or eliminate AIP bonuses for individual executives even if performance targets are met. In exercising discretion, the Talent and Compensation Committee may consider the performance of the individual Named Executive Officer or factors, such as level of performance, financial goals or cost targets applicable to the functional area for which the Named Executive Officer is responsible, the division to which the Named Executive Officer belongs, or the Company as a whole. For 2015, the Talent and Compensation Committee explicitly retained the discretion to reduce an executive’s bonus payout by up to 25% where any acquisitions or similar transactions, when measured one or more years after consummation, do not meet or exceed the financial model assumptions for such transactions.

Financial Objectives

Messrs. Pearson, Schiller and Chai-Onn

The Company’s financial objectives under our 2014 AIP, which make up 80% of total target bonus under our 2014 AIP for Messrs. Pearson, Schiller and Chai-Onn, were based on 2014 results for corporate revenue and cash EPS as follows:

Objective	Weighting	Achievement	Comments
Revenue $8.35 billion base target $8.57 billion stretch target	25%	$8.45 billion	Represents an increase of 46% over 2013 annual results.

Cash EPS $7.64 base target $8.21 stretch target	75%	$8.57	Represents an increase of 37% over 2013.

Based on these results, the Talent and Compensation Committee certified that the 2014 AIP corporate financial objectives had been achieved at the 120% and 200% of target levels for the revenue and cash EPS objectives, respectively. In determining the level of achievement, the objectives for the revenue and cash EPS metrics were adjusted (from an original revenue target of $8.4 billion and stretch of $8.8 billion, and an original cash EPS target of $8.00 and stretch of $8.80) to reflect the acquisition of Solta Medical, Inc. and PreCision Dermatology, Inc. and sale of the Company’s injectable aesthetics business, adjustments that the Talent and Compensation Committee believed were appropriate and fair.

Drs. Kellen and Mirovsky

The bonus calculations for Drs. Kellen and Mirovsky were weighted 85% based on the financial performance (revenue and EBITA) of their respective businesses. The Talent and Compensation Committee determined that Dr. Kellen’s and Dr. Mirovksy’s businesses’ financial performance achieved 197% and 33% of target, respectively.

Strategic Initiatives

The table below outlines our payouts for the corporate strategic initiatives which make up 20% of total target bonus under our 2014 AIP for Messrs. Pearson, Schiller and Chai-Onn. For each of these metrics, these executives can achieve up to 100% of target for base goals and up to 200% for stretch goals.

The Talent and Compensation Committee determined the achievement of the strategic initiative components of the 2014 AIP bonus for these Named Executives to be as follows:

Objective	Weighting	Achievement	Comments
Achieve Bausch + Lomb annual run-rate synergies of greater than $850M	20%	200%	Exceeded this amount six months ahead of schedule

Successfully launch key new products — Ultra, Jublia, Luzu, Bensal, Neotencil and PeroxiClear	20%	200%	Launched all such products and completed 20 total launches in 2014

Build out high priority business in Middle East, South East Asia and Russia/CIS	20%	200%	Significant progress made in all segments even with challenging foreign exchange and geopolitical landscape

Reduce leverage ratio below 4x	20%	200%	Achieved 3.5x ratio in 2014

Do at least one significant deal that creates substantial shareholder value	20%	N/A	Pursued acquisition of Allergan that netted $287M in profit after walking away; solidified shareholder base. Talent and Compensation Committee discretionarily awarded credit due to the Board and management jointly agreeing not to increase offer for Allergan

The Talent and Compensation Committee determined that the level of achievement of our 2014 corporate strategic initiatives was 200%. Achievement for each initiative was reviewed by the Talent and Compensation Committee and credit was determined based on actual outcomes, except that the Talent and Compensation Committee determined that it was appropriate to provide these Named Executive Officers with credit for achieving the strategic initiative related to completing a major transaction that creates substantial shareholder value even though a transaction was not closed in 2014. The Company was on the path to execute at least one deal to create significant shareholder value during 2014 given its pursuit to acquire Allergan, Inc. While the Company did not successfully acquire Allergan, the effort generated $287 million in net profit and management dedicated substantial effort to better inform our shareholders about our business model and operations, which the Talent and Compensation Committee believed established a stronger foundation to build shareholder value and accordingly gave full credit for this strategic objective. In early 2015, we successfully added a new oncology platform with our acquisition of certain assets from Dendreon Corporation and acquired Salix Pharmaceuticals, Ltd., our largest acquisition to date, putting Valeant into a leading position for treating gastrointestinal disease.

For Drs. Kellen and Mirovsky, their payouts were based the strategic initiatives for their businesses, which make up 15% of total target bonus under our 2014 AIP. For each of these metrics, these executive can achieve up to 100% of target for base goals and up to 200% for stretch goals. The Talent and Compensation Committee determined that the level of achievement of Dr. Kellen’s 2014 business strategic initiatives was 179% and 125% for Dr. Mirovsky.

Overall 2014 AIP Achievement Levels

For 2014, the Talent and Compensation Committee determined to award bonuses on each of the corporate financial targets being achieved at a level beyond the target levels and the Company achieving all of the stretch goals for the corporate strategic objectives. Although the calculated bonuses for Messrs. Chai-Onn, Schiller and Pearson were based on corporate targets at the 184% of target level and the calculated bonus for Drs. Kellen and Mirovsky were based on 195% and 46% of target level, respectively, of their business financial performance and strategic initiative targets, Messrs. Chai-Onn, Pearson and Schiller and Dr. Kellen were each paid at 200% of target level and Dr. Mirovsky at 75% of target level. Mr. Schiller’s target bonus level remained at 100% in 2014, but the Talent and Compensation Committee determined that, given his extraordinary level of commitment and performance he should have been paid as if his bonus target level was 120% and the achievement of such target was at 200%. The Talent and Compensation Committee considered carefully all the circumstances surrounding the performance of and the levels of contribution to shareholder value by Messrs. Chai-Onn, Schiller and Pearson and Drs. Kellen and Mirovsky, and determined it was appropriate to make these discretionary adjustments.

Equity-Based Incentive Compensation

The Talent and Compensation Committee implemented a pay-for-performance compensation structure that granted options and/or PSUs to each of our active Named Executive Officers. The Talent and Compensation Committee viewed this compensation program as having attributes that strongly and appropriately motivate executives and all levels of employees to achieve high levels of TSR and as a result, share in the long-term growth and profitability of the Company.

Under this compensation program, the Talent and Compensation Committee implemented guidelines to ensure that a significant portion of total compensation is directly related to the achievement of certain TSR thresholds through awards of long-term equity incentives. The active Named Executive Officers received their equity awards in connection with entering into their employment agreements or letters described below. These grants were front-loaded and are intended to reward superior performance over a multi-year period if the TSR targets are met or exceeded. The Talent and Compensation Committee has not historically, and does not in the future, expect to grant equity awards to its Named Executive Officers annually. As set forth in the Grants of Plan-Based Awards table, the following equity grants were made to the Named Executive Officers in 2014: (i) Mr. Schiller was granted three-year front-loaded PSUs, as it had been three years since his initial 2011 three-year front-loaded equity grant had been made; (ii) Mr. Chai-Onn received a six-year front-loaded grant of PSUs in connection with his employment agreement entered into in January 2014; (iii) Dr. Kellen was granted five-year front-loaded PSUs in connection with his hire and received a grant of RSUs in accordance with the Company’s share matching program pursuant to which he was entitled to one RSU for each Common Share that he purchased up to $5,000,000; and (iv) Dr. Mirovsky was granted stock options vesting ratably over four years and a three-year front-loaded grant of PSUs in connection with his promotion to the Executive Management Team and to incentivize him to remain with the Company. As described below under “Employment Agreements,” Mr. Pearson was granted PSUs in 2015 in connection with entering into the 2015 Employment Agreement. The Company does not intend to make any additional equity grants to its Named Executive Officers with respect to the performance periods covered by these currently outstanding grants.

Although the 2014 grants described immediately above to Named Executive Officers did not include stock options (other than the grant to Dr. Mirovsky), all of our Named Executive Officers, other than Dr. Kellen, have received stock options in connection with grants prior to 2014. Equity grant award levels are determined based on competitive market data, and the individual’s role, past performance and experience. The equity-based awards used to further our objectives were:

•	stock options based on Black-Scholes value; and

•

PSUs based on fair market value of our Common Shares at or around the date of grant, taking into account targeted overall compensation at the median level for achievement at the base (10%) level and at industry-leading levels if higher TSRs are achieved.

The long-term incentive equity awards granted to Named Executive Officers include:

•	Time-Vested Stock Options that —

•	vest 25% per year over the first four anniversaries of the grant; and

•	provide value only when shareholders realize an increase in the value of their holdings.

Beginning in 2013, the Talent and Compensation Committee approved stock option grants with longer vesting terms and the options vest pro rata annually over the vesting period (which ranges from four to seven years).

•

PSUs — PSUs that vest based on the three, four, five or six year compounded TSR thresholds as follows and linear interpolation is applied for TSR performance between the following thresholds applicable to grants made after November 2012:

•	No vesting for compounded annual TSR less than 10%;

•	100% of PSUs vest for 10% compounded annual TSR;

•	200% of PSUs vest for 20% compounded annual TSR;

•	300% of PSUs vest for 30% compounded annual TSR;

•	In the case of Mr. Chai-Onn and Mr. Pearson, with respect to certain of their PSUs, 400% of PSUs vest for 40% compounded annual TSR; and

•	In the case of the PSUs granted to Mr. Pearson under the 2015 Employment Agreement, 500% of PSUs vest for 50% compounded annual TSR.

Retirement and Welfare Benefits

The retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and maintaining a committed workforce. Participation in these programs is not tied to performance.

Our specific contribution levels to these programs are adjusted annually to maintain a competitive position while considering costs.

•

Retirement Savings Plan — All employees in the United States, including the Named Executive Officers, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Starting in 2012, all eligible employees are able to contribute to the Retirement Savings Plan, on a before-tax basis, the lesser of (i) up to 50% of their annual salary or (ii) the limit prescribed by the Internal Revenue Code. The Company matches 50% of the first 6% of pay that is contributed to the Retirement Savings Plan. All employee contributions to the Retirement Savings Plan are fully vested upon contribution; matching contributions vest equally over three years.

•

Welfare Plans — Our executives are also eligible to participate in our broad-based welfare benefits plans (including medical, dental, vision, life insurance and disability plans) upon the same terms and conditions as other employees.

Executive Benefits and Perquisites

We provided Named Executive Officers with perquisites and other personal benefits that the Talent and Compensation Committee believe are reasonable and consistent with our overall compensation program to better attract and retain superior employees for key positions. The Talent and Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. The Talent and Compensation Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with shareholder interests. The Talent and Compensation Committee has determined that Mr. Pearson should ordinarily use the Company aircraft for all travel, both business and personal. Certain travel by Mr. Pearson’s immediate family is also permitted. The foregoing use by Mr. Pearson and his immediate family is at the Company’s expense; however, as of January 1, 2014, Mr. Pearson became solely responsible for the related income tax incurred and, as of such date, the Company ceased grossing Mr. Pearson up for these taxes. The Company believes that making the Company aircraft available to Mr. Pearson allows him to serve shareholder interests by efficiently and securely conducting business during and when traveling; however, the Company believes that Mr. Pearson should be responsible for any income tax incurred by him in connection with this use. All other use by Mr. Pearson and other executives shall be pursuant to the Company’s policy on aircraft use or, with respect to Mr. Pearson, the approval of the Chairperson of the Talent and Compensation Committee or the Lead Independent Director.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2014, are included in the column entitled “All Other Compensation” of the Summary Compensation Table.

SHARE OWNERSHIP GUIDELINES

The Talent and Compensation Committee believes that purchasing large amounts of Company shares with one’s own money creates an incentive to manage the Company prudently while avoiding excessive risks. We believe large share purchases are much more effective in this regard than receiving equity awards without sacrifice of personal funds.

As of March 20, 2015, Mr. Pearson owns an aggregate of 2,812,061 in Common Shares and RSUs with an aggregate value of $574,391,578 (based on the closing price of the Common Shares on such date of $204.26), consisting of 2,231,385 Common Shares having an aggregate value of $455,782,700 and 581,676 RSUs having an aggregate value of $118,608,880. These shares do not include 1,213,435 shares, valued at approximately $247,856,233 on March 20, 2015, that Mr. Pearson, as the grantor, previously contributed to the J. Michael Pearson grantor retained annuity trust, for which he is not the trustee and in which he has no pecuniary interest; however, the shares in this trust remain subject to the same selling restrictions as applicable to Mr. Pearson. Also not included in this total are PSUs, as their value will depend on performance, or stock options. Except as described below under “Employment Agreements”, Mr. Pearson continues to be required to hold such shares (net of those sold to cover taxes) until 2020 and one million shares for an additional two years.

A key element of our compensation plan is our stock matching program. Under this program, for every share of Valeant stock that an executive purchases and commits not to sell for a period covering the executive’s upfront equity grant (which is typically three or five years) the Company matches with an RSU that vests over the period covered by the upfront grant, so long as the executive holds the purchased shares and remains employed by the Company during the vesting period). The stock matching program generally is not an ongoing program. The matching program is either offered to our executives in connection with their initial hire or, where an executive’s employment letter or agreement does not specifically provide for a matching opportunity, the executive generally is able to participate in the matching program up to a maximum amount of two times the sum of the executive’s base salary and target bonus. The Company will only match purchases up to this maximum amount or the maximum amount specified in the executive’s employment agreement or offer letter, as applicable. In addition, for some Named Executive Officers there are minimum required purchase amounts. For example, when Mr. Pearson was hired, he was required to purchase $3 million worth of shares and he voluntarily purchased $5 million, which was the maximum amount specified in his initial employment agreement. For Mr. Schiller, the required purchase was $3.2 million and he voluntarily purchased $5 million, which was the maximum amount specified in his employment letter. Dr. Kellen voluntarily purchased $5 million worth of shares in connection with his hire, which was also the maximum amount specified in his employment letter.

The Talent and Compensation Committee also established minimum share ownership requirements. Each Named Executive Officer is required to own Common Shares representing two times the combined amount of their base salary and target annual cash bonus — an amount generally in excess of the share ownership requirements of our peer group companies. In addition, Mr. Pearson also has restrictions requiring him to hold shares described above and Mr. Chai-Onn has agreed to hold shares of at least $10 million.

ANTI-PLEDGING AND HEDGING POLICY/ RECOUPMENT POLICY

In 2014, the Company adopted anti-hedging, anti-pledging, and recoupment (“clawback”) policies. The anti-hedging policy generally prohibits officers, directors and employees from engaging in new hedging or monetization transactions with Company stock. This prohibition prevents officers, directors and employees from owning securities without the full risks and rewards of ownership and preserves the common interests and objectives of the Company and its officers, directors and employees. The anti-pledging policy prohibits officers, directors and employees from holding Company securities in a margin account where the securities are subject to margin sales or pledging Company securities as loan collateral. The clawback policy permits the Company, in the discretion of the Board, to seek reimbursement of certain bonus, incentive or equity-based compensation paid to an executive, if (i) the Company materially restates or adjusts its financial statements, (ii) the restatement reduces the value of the executive’s bonus, incentive or equity-based compensation, (iii) the executive’s knowing or intentional fraudulent or illegal misconduct is the basis, at least partially, for the restatement, and (iv) the restatement occurs within three years of the relevant period. The policy applies to bonus, incentive or equity based compensation granted to executives even if the executive is no longer employed by the Company.

EMPLOYMENT AND LETTER AGREEMENTS

To foster the retention of our key management team, we have entered into an employment agreement with Mr. Pearson, and letter agreements with each of our other Named Executive Officers, which incorporate the Valeant compensation philosophy. The evolution of Mr. Pearson’s employment agreement is described below.

The Company’s pay philosophy was designed and implemented in 2008 for Mr. Pearson, the then-newly hired Chief Executive Officer and his executive leadership team of Valeant Pharmaceuticals International (“Old Valeant”). In 2010, Valeant Pharmaceuticals International merged with Biovail Corporation (“Biovail”). Biovail was the surviving company, but it was renamed Valeant Pharmaceuticals International, Inc. (“New Valeant,” which is the Company). The pay philosophy of Old Valeant was adopted by the Company and its management team.

Mr. Pearson signed an original 3 year employment agreement with Old Valeant in February 2008. His salary was $1 million per year, his bonus opportunity was up to 200% of salary, he received 1,024,591 options, 407,498 PSUs and was required to buy at least $3 million of Company shares, with a matching RSU granted for each share he purchased up to $5 million. The PSUs had a minimum compound annual TSR trigger of 15% and a maximum of 45%.

By November 2009, the share price of Old Valeant had a TSR of 168%, compared to a decline of 21% for the S&P 500 index. Mr. Pearson was nearing the trigger point for the maximum amount of PSUs achievable under the contract. The Talent and Compensation Committee and Board of Directors decided to proactively amend Mr. Pearson’s employment agreement with the goal of retaining Mr. Pearson beyond his 3 year agreement and to motivate him to continue to drive Valeant’s TSR by first, preventing him from monetizing shares in the Company, and second, by granting new equity with higher TSR hurdles. The outcome of this negotiation was that Mr. Pearson agreed not to sell any net shares in Valeant until 2014 even if he were to voluntarily leave the Company. The Board of Directors believed this was a more effective and enforceable retention tool than any non-compete agreement, as well as being highly motivating to drive TSR. In return for sacrificing his liquidity, Mr. Pearson’ salary was raised to $1.5 million. The Board of Directors also granted Mr. Pearson new stock options and PSUs, with the option exercise price and the PSU measurement base price set at the price equal to the 45% 3-year TSR price under the original contract (which was approximately 15% higher than the stock price on the date of grant).

In March 2010, Mr. Pearson and Old Valeant entered into an amendment to his employment agreement to reflect tax law changes, with such amendment reflecting provisions that were economically equal to, or less favorable to, Mr. Pearson.

In September 2010, Old Valeant merged with Biovail to form New Valeant. This was a change of control and under Mr. Pearson’s employment contract all his equity grants should have vested. The Board of Directors negotiated with Mr. Pearson and he waived his rights to vest in return for a new tranche of PSUs at a 60% 3-year TSR trigger price.

In 2011, the Board of Directors again amended Mr. Pearson’s employment contract, with the goal of extending his employment beyond 2014. Mr. Pearson’s salary was increased to $1,600,000. In addition, given that most of the performance hurdles associated with previous equity grants had been achieved, the Board of Directors determined that it was in the shareholder’s best interests to award an additional equity grant (stock options and PSUs) to support the Company’s aforementioned goal of increasing long term shareholder returns. In addition, Mr. Pearson also agreed to certain restrictions on not selling shares up to February 1, 2017.

In 2012, given the significant growth and success of the Company, the Talent and Compensation Committee updated the industry-based peer group of companies to more appropriately reflect the size and scope of the Company. Coincident with the update of this peer group and in recognition of the Company’s continued growth and success, Mr. Pearson’s salary was increased to $1,750,000 and his target bonus opportunity was increased from 100% of base salary to 130%. In 2013, after a further review of Mr. Pearson’s compensation and performance of the Company, Mr. Pearson’s target bonus opportunity was increased to 150% effective April 1, 2013.

By December 31, 2013, the share price of Valeant had a TSR of 351.5% since the time of the Biovail-Valeant merger. In light of the continued growth and success of the Company and after a further review of Mr. Pearson’s compensation, the Talent and Compensation Committee increased Mr. Pearson’s salary to $2,000,000 and his target bonus opportunity from 150% of base salary to 200% of base salary (and his maximum bonus opportunity to 400% of base salary), eliminated the tax gross-up related to the personal use of the corporate aircraft by Mr. Pearson and his family and consented to allow Mr. Pearson to donate up to 1,000,000 shares to charity.

In January 2015, the Company and Mr. Pearson entered into a new employment agreement providing for:

•

a five year extension of the existing term; Mr. Pearson will not be entitled to severance by reason of the expiration of the employment term or the Company giving notice not to renew the employment agreement;

•	no annual base salary;

•

100% of annual cash compensation to be performance based, with a target bonus opportunity of $6,000,000 and a maximum annual bonus opportunity of $10,000,000 to be earned based on the achievement of corporate and individual strategic goals;

•

a five-year front-loaded grant of PSUs with the potential of vesting up to five times the base amount should the compounded annual TSR of the Company equal or exceed 50% over the period (which is equal to a share price of $1,067.89);

•	a reduction in Mr. Pearson’s severance multiplier following a change in control from three to two times the sum of base salary (zero) and target bonus, up to a maximum severance amount of $9,000,000;

•	removal as a “good reason” trigger the requirement that Mr. Pearson be chairman of the Board of Directors of the surviving company following a change in control;

•	permission for Mr. Pearson to sell 3,000,000 of his net shares and to transfer 1,000,000 net shares in charitable contributions; and

•	a commitment by Mr. Pearson to hold 1,000,000 net shares for two years beyond the termination of his employment with the Company.

The Company entered into a new letter agreement with Mr. Chai-Onn in 2014 to reflect the changes to Mr. Chai-Onn’s compensation described above, clarify the existing provisions, and provide for a fixed term of six years, which ties to the vesting period of Mr. Chai-Onn’s 2014 PSU grant, which are measured approximately six years from grant, and his December 2013 stock option grant, which vests in seven equal installments on December 12, 2014, 2015, 2016, 2017, 2018, 2019 and 2020 subject to Mr. Chai-Onn’s continued employment through the relevant vesting date. The Company entered into a letter agreement with Dr. Kellen in 2014 in connection with his hire and gave Dr. Kellen five-year front-loaded PSU awards that are measured over three- and five-year periods.

The Company entered into a letter agreement with Mr. Schiller in 2011 in connection with his hire and with Dr. Mirovsky in 2012 in connection with his appointment as President and General Manager, Europe.

A detailed description of each of the employment agreement with Mr. Pearson and each of the other employment letters is set forth on pages 61-65.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

As part of its role, the Talent and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation in excess of $1,000,000 that is paid to certain individuals unless that compensation is performance based and meets other requirements. While prior to 2011 our compensation programs were not designed with a focus on Section 162(m), because much of the compensation paid to our Named Executive Officers was deductible by non-U.S. companies, our 2011 Omnibus Incentive Plan and the amendment to the 2007 Equity Compensation Plan, both of which were approved at the 2011 Annual Shareholders Meeting, were designed to increase the deductibility of compensation paid to our Named Executive Officers. Likewise, our 2014 Omnibus Incentive Plan is designed to be compliant with Section 162(m). However, in certain situations, the Talent and Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

We account for stock-based payments including grants under each of our equity compensation plans in accordance with the requirements of FASB ASC Topic 718 (formerly, FASB Statement 123(R)).

COMPENSATION COMMITTEE REPORT

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ronald H. Farmer, Chairperson

Robert A. Ingram

Anders O. Lönner

Robert N. Power

Jeffrey W. Ubben

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation awarded to or paid to the Named Executive Officers for services rendered to the Company in all capacities during the year ended December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)

J. Michael Pearson(4)	2014	1,907,693	—		—		—		8,000,000	(5)	368,235	(6)	10,275,928
Chief Executive Officer	2013	1,750,000	—		—		—		4,789,531		458,203		6,997,734
	2012	1,712,500	—		—		—		3,827,056		573,419		6,112,975

Howard B. Schiller(4)	2014	953,846	—		23,730,659	(7)	—		2,400,000	(5)	28,112	(6)	27,112,617
Executive Vice President and	2013	1,000,000	—		1,166,991		—		1,793,125		3,872		3,963,988
Chief Financial Officer	2012	1,000,000	—		4,306,375		—		1,362,750		46,586		6,715,711

Robert R. Chai-Onn	2014	715,385	—		21,389,884	(7)	—		1,800,000	(5)	26,978	(6)	23,932,247
Executive Vice President, General Counsel and Chief Legal Officer Head of Corporate and Business Development	2013	750,000	—		568,717		9,351,000		1,344,844		6,765		12,021,326
	2012	700,000	—		—		—		967,553		7,348		1,674,901

Ari S. Kellen(8)	2014	752,885	5,000,000	(9)	43,085,254	(7)(910)	—		1,800,000	(5)	2,521	(6)	50,640,660
Executive Vice President, Company Group Chairman

Pavel Mirovsky	2014	499,274	—		6,254,330	(7)	3,816,896	(11)	330,000	(5)	23,272	(6)	10,923,772
President and General Manager, Europe	2013	425,003	—		—		—		377,275		21,625		823,903
	2012	414,514	—		652,060		382,000		222,584		21,331		1,692,489

(1)	For 2014, this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all stock awards granted in 2014, which include PSUs and matching RSUs.

(2)

This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all options awards granted in 2014. Assumptions used in the calculation of these amounts, including the amounts described in footnote (1), are included in Note 17 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)	The following tables set forth all other compensation provided to the Named Executive Officers for 2014.

Name	Executive Allowance(A)	Group Term Life Insurance	Whole Life Insurance	401(k) Match	Personal Use of Aircraft
J. Michael Pearson	$33,654	$4,714	$2,594	$7,673	$195,614
Howard B. Schiller	—	$2,521	—	$2,077	$5,045
Robert R. Chai-Onn	—	$1,096	—	$7,800	—
Ari S. Kellen	—	$2,521	—	—	—
Pavel Mirovsky	—	—	—	—	—

Name	Life Insurance	Personal Use of Automobile	Health Plan
J. Michael Pearson	$105,517	—	$18,469
Howard B. Schiller	—	—	$18,469
Robert R. Chai-Onn	—	—	$18,082
Ari S. Kellen	—	—	—
Pavel Mirovsky	—	$23,272	—

(A)	The executive allowance is intended to be used for automobile leases, financial planning, supplemental life insurance and/or a health fitness membership.

(4)	Messrs. Pearson and Schiller also served as members of our Board. Neither Mr. Pearson nor Mr. Schiller received additional compensation of any kind for his services as a Board member.

(5)	The amounts included are for performance bonuses earned under the annual incentive cash bonus program from January 1, 2014 to December 31, 2014, but paid in the following year.

(6)

Amount includes the value of Messrs. Pearson and Schiller’s personal use of the Company’s aircraft (with the Company’s incremental cost calculated based on the hourly charge for the flight, the fuel charge for the flight and the ground transportation charge in accordance with the Company’s policy on aircraft use). For Mr. Pearson, there was no income tax gross-up, with Mr. Pearson being solely responsible for the income tax incurred. For Mr. Schiller, this amount includes $2,616, associated with an income tax gross-up. We did not include the incremental cost of any portion of our monthly aircraft management fee, which we would have paid regardless of the personal use, or depreciation on the plane, which does not vary based on use.

(7)

Included in the value of stock awards is the grant date fair value of PSU awards that are subject to certain performance conditions related to TSRs for Mr. Schiller, Mr. Chai-Onn, Dr. Kellen and Dr. Mirvosky which were calculated based on the probable outcome of the performance conditions related to these awards in accordance with FASB ASC 718. The following table shows the fair value of the awards of each Named Executive Officer on the date of grant if the value of these grants would have been calculated assuming a conversion into the maximum number of Common Shares based on the closing price of the Company’s Common Shares on the date of grant.

Named Executive Officer	Fair Value of Awards
Howard B. Schiller	$23,730,659
Robert R. Chai-Onn	$21,389,884
Ari S. Kellen	$36,628,612
Pavel Mirovsky	$6,254,330

(8)	Dr. Kellen joined the Company on January 1, 2014.

(9)	Dr. Kellen received a $5,000,000 performance bonus due to his attainment of certain achievements with respect to the integration and restructuring of the Bausch + Lomb business.

(10)

Included in the value of stock awards is the grant date fair value of time-based RSU awards issued in 2014 in accordance with the Company’s share matching program for Dr. Kellen ($6,456,641). The grant date fair value of time-based RSUs is estimated based on the closing price of the Company’s Common Shares on the date of grant.

(11)	These stock options vest in four equal installments on March 3, 2015, 2016, 2017 and 2018 subject to the Named Executive officer’s continued employment through the relevant vesting dates.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards(1) ($/Sh)	Full Grant Date Fair Value(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)		Maximum (#)
J. Michael Pearson	N/A	0	4,000,000	8,000,000

Howard B. Schiller	12/01/14				100,000	(3)	300,000	(3)						23,730,659
	N/A	0	1,000,000	2,000,000

Robert R. Chai-Onn	01/09/14				90,000	(4)	360,000	(4)						21,389,884
	N/A	0	900,000	1,800,000

Ari S. Kellen	01/09/14				75,000	(5)	225,000	(5)						20,159,617
	01/20/14								46,811	(6)				6,456,641
	02/21/14				75,000	(7)	225,000	(7)						16,468,995
	N/A	0	900,000	1,800,000

Pavel Mirovsky	01/09/14				24,175	(5)	72,525	(5)						6,254,330
	03/03/14										71,625	(8)	144.86	3,816,896
	N/A	0	440,000	880,000

(1)	This column shows the exercise price for the stock options granted.

(2)	Unless provided otherwise, this column shows the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

(3)

These amounts show the potential number of PSUs that may convert into Common Shares only if the TSR meets or exceeds certain thresholds on September 1, 2017, December 1, 2017 and March 1, 2018 (the “Initial Measurement Dates”) or September 1, 2018, December 1, 2018 and March 1, 2019 if not achieved at the Initial Measurement Dates.

(4)

These amounts show the potential number of PSUs that may convert into Common Shares only if the TSR meets or exceeds certain thresholds on October 9, 2019, January 9, 2020, and April 9, 2020 (the “Initial Measurement Dates”) or October 9, 2020, January 9, 2021 and April 9, 2021 if not achieved at the Initial Measurement Dates.

(5)

These amounts show the potential number of PSUs that may convert into Common Shares only if the TSR meets or exceeds certain thresholds on October 9, 2016, January 9, 2017, and April 9, 2017 (the “Initial Measurement Dates”) or October 9, 2017, January 9, 2018 and April 9, 2018 if not achieved at the Initial Measurement Dates.

(6)

These RSUs vest 1/3 per year for three years on January 20, 2015, 2016 and 2017, subject to the Named Executive Officer’s continued employment through the relevant vesting date. The RSUs were issued pursuant to a share match program where one Common Share purchased entitles the purchaser to a match of one RSU representing one Common Share.

(7)

These amounts show the potential number of PSUs that may convert into Common Shares only if the TSR meets or exceeds certain thresholds on November 21, 2018, February 21, 2019 and May 21, 2019 (the “Initial Measurement Dates”) or November 21, 2019, February 21, 2020 and May 21, 2020 if not achieved at the Initial Measurement Dates.

(8)	These stock options vest in four equal installments on March 3, 2015, 2016, 2017 and 2018 subject to the Named Executive Officer’s continued employment through the relevant vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2014. This table includes unexercised and unvested option awards and unvested RSUs and PSUs. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing market price of our Common Shares on December 31, 2014, which was $143.11.

Name	Date of Grant*	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Michael Pearson	08/23/11	375,000	125,000	(1)	54.76	08/23/2021
	08/23/11									120,000	(2)	17,173,200
	12/01/09	1,090,405	363,469	(3)	12.87	02/01/2017
	02/01/08	2,979,254	—		4.20	02/01/2018

Howard B. Schiller	12/01/14									100,000	(4)	14,311,000
	01/20/13						12,201	(5)	1,746,085
	04/20/12						9,268	(5)	1,326,343
	01/20/12						18,168	(5)	2,600,022
	12/01/11	150,000	50,000	(1)	46.21	12/01/2021
	12/01/11									67,500	(6)	9,659,925

Robert R. Chai-Onn	01/09/14									90,000	(7)	12,879,900
	12/12/13	25,714	154,286	(8)	106.49	12/12/2023
	10/20/13						3,355	(5)	480,134
	11/11/10	181,877	—		25.42	11/11/2015
	03/03/10	65,097	—		13.24	03/03/2017
	10/30/07	14,537	—		5.09	10/30/2017
	10/31/06	46,523	—		6.43	10/31/2016
	11/01/05	43,615	—		6.10	11/01/2015

Ari S. Kellen	02/21/14									75,000	(9)	10,733,250
	01/20/14						46,811	(10)	6,699,122
	01/09/14									75,000	(11)	10,733,250

Pavel Mirovsky	03/03/14	—	71,625	(1)	144.86	03/03/2024
	01/09/14									24,175	(12)	3,459,684
	05/15/12	10,000	10,000	(1)	51.01	05/15/2022
	05/15/12									10,000	(13)	1,431,100

*	For a better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.

(1)

These stock options vest in four equal installments on the first, second, third and fourth anniversary of the date of grant, subject to the Named Executive Officer’s continued employment through the relevant vesting date.

(2)

These 120,000 PSUs could vest in up to 360,000 more Common Shares subject to specific performance criteria tied to TSR as measured on February 2, 2015, May 2, 2015 and August 2, 2015 (the “Initial Measurement Dates”) or February 2, 2016, May 2, 2016 and August 2, 2016 if not achieved at the Initial Measurement Dates.

(3)

The stock options vest in four equal parts vesting from February 1, 2011 with the vesting dates of February 1, 2012, February 1, 2013, February 1, 2014 and February 1, 2015, subject to the Named Executive Officer’s continued employment through the relevant vesting date.

(4)

These 100,000 PSUs could vest in up to 300,000 Common Shares subject to specific performance criteria tied to TSR as measured on September 1, 2017, December 1, 2017 and March 1, 2017 (the “Initial Measurement Dates”) or September 1, 2018, December 1, 2018 and March 1, 2018 if not achieved at the Initial Measurement Dates.

(5)	These RSUs vest in three equal installments on the first, second and third anniversary of the date of grant, subject to the Named Executive Officer’s continued employment through the vesting date.

(6)

These 67,250 PSUs are the remaining maximum number of Common Shares that could vest subject to specific performance criteria tied to TSR as measured on September 1, 2014, December 1, 2014 and March 1, 2015 (the “Initial Measurement Dates”) or September 1, 2015, December 1, 2015 and March 1, 2016 if not achieved at the Initial Measurement Dates.

(7)

These 90,000 PSUs could vest in up to 360,000 Common Shares subject to specific performance criteria tied to TSR as measured on October 9, 2016, January 9, 2017 and April 9, 2017 (the “Initial Measurement Dates”) or October 9, 2017, January 9, 2018 and April 9, 2018 if not achieved at the Initial Measurement Dates.

(8)

These stock options vest in seven equal installments on the first, second, third, fourth, fifth, sixth and seventh anniversary of the date of grant, subject to the Named Executive Officer’s continued employment through the relevant vesting date.

(9)

These 75,000 PSUs could vest in up to 225,000 Common Shares subject to specific performance criteria tied to TSR as measured on November 21, 2018, February 21, 2019 and May 21, 2019 (the “Initial Measurement Dates”) or November 21, 2019, February 21, 2020 and May 21, 2020 if not achieved at the Initial Measurement Dates.

(10)

These RSUs vest in five equal installments on the first, second, third, fourth and fifth anniversary of the date of grant, subject to the Named Executive Officer’s continued employment through the vesting date.

(11)

These 75,000 PSUs could vest in up to 225,000 Common Shares subject to specific performance criteria tied to TSR as measured on October 9, 2016, January 9, 2017 and April 9, 2017 (the “Initial Measurement Date”) or October 9, 2017, January 9, 2018 and April 9, 2018 if not achieved at the Initial Measurement Dates.

(12)

These 24,175 PSUs could vest in up to 225,000 Common Shares subject to specific performance criteria tied to TSR as measured on October 9, 2016, January 9, 2017 and April 9, 2017 (the “Initial Measurement Date”) or October 9, 2017, January 9, 2018 and April 9, 2018 if not achieved at the Initial Measurement Dates.

(13)

These 10,000 PSUs have vested 10,000 units and could vest in up to 20,000 more Common Shares subject to specific performance criteria tied to TSR as measured on February 15, 2015, May 15, 2015 and August 15, 2015 (the “Initial Measurement Date”) or February 15, 2016, May 15, 2016 and August 15, 2016 if not achieved at the Initial Measurement Dates.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the Named Executive Officers during 2014 and shares acquired on vesting of RSUs and PSUs held by the Named Executive Officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Net Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
J. Michael Pearson	—	—	51,882	(3)	7,280,601
Howard B. Schiller	—	—	146,031		19,811,762
Robert R. Chai-Onn	25,203	1,852,200	5,011		616,208
Ari S. Kellen	—	—	—		—
Pavel Mirovsky	—	—	10,000		1,350,200

(1)	The value realized on exercise is based on the time of the price of the Company’s Common Shares on the exercise date.

(2)	The value realized on vesting is based on the closing price of the Company’s Common Shares on the day prior to vesting or distribution date.

(3)

The amounts reported do not include 120,000 PSUs (with a value of $16,430,400) which vested in 2014 but are not issuable until the year 2019 pursuant to Mr. Pearson’s employment agreement and do not include 32,258 RSUs (with a value of $4,416,765) which also vested in 2014 but are not issuable until the year 2019 pursuant to his employment agreement.

Nonqualified Deferred Compensation

	Executive Contribution in Last Fiscal Year ($)	Registrant Contribution in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
J. Michael Pearson	—	20,847,165	942,477	—	388,209,631

(1)

Represents the value of PSUs and RSUs that vested during 2014 but, pursuant to the terms set forth in Mr. Pearson’s employment agreement, will not be settled in Common Shares until 2019 (or upon the earlier occurrence of certain events). The PSU and RSU awards were reported in the Summary Compensation Table in the year of grant, in accordance with the disclosure rules, and do not represent additional compensation. No equity awards were granted to Mr. Pearson in 2014.

(2)

With respect to 120,000 PSUs, reflects the change in the Company’s Common Share price from $136.92 on December 16, 2014 to $143.11 on December 31, 2014, and with respect to 32,258 RSUs, reflects the change in the Company’s Common Share price from $136.92 on December 16, 2014 to $143.11 on December 31, 2014.

(3)

Represents the aggregate value (based on the closing price of the Company’s Common Shares on December 31, 2014) of units held by Mr. Pearson that have vested but have not yet been delivered. These stock-based awards were disclosed in the Summary Compensation Table in the year of grant and do not represent additional compensation to Mr. Pearson or an additional cash obligation of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Pearson

In January 2015, the Company entered into a new employment agreement with Mr. Pearson (the “CEO Agreement”). The CEO Agreement replaces the employment agreement with Mr. Pearson that became effective on March 21, 2011 (the “Prior Agreement”). Pursuant to the CEO Agreement, Mr. Pearson shall continue to serve as Chief Executive Officer of the Company and Chairman of the Board of Directors. The initial term of the CEO Agreement will expire on the fifth anniversary of its effective date, following which date the term of the CEO Agreement will automatically renew for successive one year periods unless either party gives notice of non-renewal. Mr. Pearson will not be entitled to any severance payments by reason of the expiration of the employment term or the Company giving notice not to renew the CEO Agreement.

Pursuant to the CEO Agreement, Mr. Pearson’s overall target compensation opportunity has not been changed; however, effective January 1, 2015, Mr. Pearson will not receive an annual base salary. His target bonus opportunity commencing in 2015 will be $6,000,000, and his maximum bonus opportunity will be $10,000,000. Mr. Pearson is also entitled, pursuant to the CEO Agreement, to certain other employee benefits and perquisites.

Upon a termination of employment by the Company without Cause (as defined in the CEO Agreement) or by Mr. Pearson for Good Reason (as described below), whether occurring prior to or following a change in control, Mr. Pearson will be entitled to receive a cash severance payment equal to two times Mr. Pearson’s target bonus up to a maximum of $9,000,000. Mr. Pearson will also be entitled to receive a pro-rata annual bonus for the year of termination, based on actual performance of the Company through the date of termination. Upon such a termination, Mr. Pearson will be entitled to accelerated vesting of any unvested stock options, and stock options held by him will generally remain exercisable for one year after termination. Performance-based restricted share units (“PSUs”) held by Mr. Pearson (including those granted under the CEO Agreement and described below) will vest pro-rata upon such a termination based on the attainment of the applicable level of performance through the date of termination (assuming an additional year of service for the PSUs granted under the CEO Agreement). None of Mr. Pearson’s equity awards provide for automatic, accelerated vesting on the occurrence of a change in control.

“Good Reason” is defined under the CEO Agreement to generally include (i) a material reduction in duties or responsibilities, (ii) removing Mr. Pearson as Chief Executive Officer of the Company or, prior to a change in control, from his position as Chairman of the Board of Directors (for any reason other than compliance with applicable law or stock exchange rules), (iii) any reduction in target bonus, or (iv) a material breach by the Company of a material provision of the CEO Agreement.

The CEO Agreement provides for the grant of 450,000 PSUs with a base price of $140.63 (with the potential to earn between zero and 2,250,000 PSUs depending on performance). The PSUs vest based on achievement of the following performance metrics (applying linear interpolation for performance between the applicable thresholds): if the total shareholder return (“TSR”) over the five year measurement period is less than 10% over the base price, none of the PSUs will vest; if the TSR over the five year measurement period is 10% over the base price, 450,000 of the PSUs will vest; if the TSR over the five year measurement period is 20% over the base price, 900,000 of the PSUs will vest; if the TSR over the five year measurement period is 30% over the base price, 1,350,000 of the PSUs will vest; if the TSR over the five year measurement period is 40% over the base price, 1,800,000 of the PSUs will vest; and if the TSR over the five year measurement period is 50% or more over the base price, 2,250,000 of the PSUs will vest.

In addition, the CEO Agreement generally extends the provisions of the Prior Agreement governing the period during which Mr. Pearson’s ability to sell, assign, transfer or otherwise dispose of the net amount of Company shares acquired upon the settlement or exercise of all equity awards is restricted; these restrictions will now remain in effect until the earliest of the fifth anniversary of the effective date of the CEO Agreement, a change in control (excluding any subsequent change in control following which Mr. Pearson serves as the chief executive officer of the ultimate parent company), death, disability and involuntary termination of employment without cause or for good reason. The CEO Agreement does permit Mr. Pearson to contribute such shares to certain family limited partnership or annuity trusts without reference to the forgoing restrictions and also to transfer a total of 4,000,000 additional shares without reference to such restrictions. Mr. Pearson is now also required to hold at least 1,000,000 shares for two years following the date upon which the transfer restrictions described above generally lapse. Mr. Pearson will be entitled to receive health, medical, dental and vision benefits for himself and his dependents at active employee rates during this holding period.

Consistent with the Prior Agreement, Mr. Pearson will be subject to customary restrictive covenants including non-competition, non-solicitation and protection of confidential information during his employment. The non-solicitation covenant remains in place for twenty-four months following termination of employment; a twenty-four month post-termination non-competition period will also be in effect following a termination of employment, unless the termination is as a result of a voluntary termination by Mr. Pearson, in which case the non-competition period will be twelve months.

Schiller

The Company is party to a letter agreement with Mr. Schiller, which was entered into on November 10, 2011. Pursuant to the letter agreement, in the event of the termination of Mr. Schiller’s employment by the Company without Cause (as defined in his letter agreement) or by Mr. Schiller for Good Reason (which includes a diminution in responsibility, compensation reduction, the Company’s material breach of a material provision of the letter agreement, or relocation in excess of 50 miles), Mr. Schiller is entitled to a cash severance payment equal to two times the sum of his base salary plus his target annual bonus (or, in the event of a termination without Cause or for Good Reason within twelve months following a change in control of the Company, three times the sum of his base salary and target annual bonus), a pro-rata annual bonus based on the lesser of actual performance of the Company and target, continued health and welfare benefits for 12 months, and outplacement services up to $20,000. The letter agreement also provides Mr. Schiller with a grant of stock options and PSUs. On termination of Mr. Schiller’s employment without Cause or for Good Reason or as a result of his death or disability, the vesting and exercisability of Mr. Schiller’s options will be accelerated, and if such termination of employment occurs following the one year anniversary of the grant date of his PSUs, the performance thresholds applicable to such units will be assessed through termination and a number of units will vest upon termination based on that performance (provided that if his employment terminates due to death prior to the first anniversary, the performance thresholds applicable to such units will be assessed on an assumed measurement period of one year). In the event of a change in control of the Company, the PSUs will be converted into time-based RSUs equal to the number of RSUs that would have vested based on performance through the change in control. Mr. Schiller is required to comply with any share ownership requirements adopted by the Company. Mr. Schiller is subject to a covenant not to solicit employees during his employment and for a period of 12 months thereafter.

Chai-Onn

The Company is party to a letter agreement with Mr. Chai-Onn, which was entered into on January 13, 2014. Pursuant to the letter agreement, in the event of the termination of Mr. Chai-Onn’s employment by the Company without Cause (as defined in his letter agreement) or by Mr. Chai-Onn for Good Reason (which includes a diminution in responsibility including ceasing to be the most senior legal officer of the Company, compensation reduction, the Company’s material breach of a material provision of the letter agreement and certain relocation), Mr. Chai-Onn is entitled to a cash severance payment equal to two times the sum of his base salary plus his target annual bonus, a pro-rata annual bonus based on the lesser of actual performance of the Company and target (or based on target in the event of a change in control termination), continued health and welfare benefits for the lesser of 12 months or until he obtains replacement coverage, and outplacement services up to $20,000. The equity awards granted pursuant to the terms of the employment letter (options and PSUs) are subject to forfeiture on Mr. Chai-Onn’s termination of employment except as described below. In the event of a termination without Cause or for Good Reason other than in connection with a change in control, the vesting and exercisability of his options that would have vested during the one year following termination will be accelerated. In the event of a termination without Cause or for Good Reason in either case within 12 months following a change in control of the Company, or in the event Mr. Chai-Onn’s employment terminates as a result of his death or disability, the vesting and exercisability of his options that would have vested during the three years following termination will be accelerated. In addition, in the event of a termination without Cause or for

Good Reason or if Mr. Chai-Onn’s employment terminated as a result of his disability or death, the performance thresholds applicable to the PSUs will be assessed through termination and a pro-rata portion of such units will vest upon termination based on a fraction, the numerator of which is the number of days from the date of grant through termination, and the denominator of which is the number of days from the date of grant through the sixth anniversary of the date of grant (except that in the event of his disability or death, the numerator used in prorating will be based on three additional years of vesting). In the event of a change in control of the Company in which the PSUs are assumed or substituted, the PSUs will vest upon a qualifying termination as described above, giving effect to one additional year of vesting for purposes of performance measurement and vesting period. In the event of a change in control of the Company in which the PSUs are not assumed or substituted, the PSUs will vest as described above except that the date of the change in control will be treated as the date of the termination of employment, giving effect to one additional year of vesting for purposes of performance measurement and vesting period. Mr. Chai-Onn is required to comply with any share ownership requirements adopted by the Company provided that the minimum share ownership requirement shall be $10 million. Mr. Chai-Onn is subject to a covenant not to solicit employees during his employment and for a period of 12 months thereafter.

Kellen

The Company has entered into an employment letter with Dr. Kellen dated December 30, 2014. In the event of the termination of Dr. Kellen’s employment by the Company without Cause (as defined in the employment letter) or by Dr. Kellen for Good Reason (which includes a diminution in responsibility, compensation reduction, or the Company’s material breach of a material provision of the employment letter), Dr. Kellen would be entitled to a cash severance payment equal to the sum of Dr. Kellen’s annual base salary and target annual bonus (or, in the event of a termination without Cause or for Good Reason either in contemplation of or within 12 months following a change in control of the Company, two times the sum of Dr. Kellen’s annual base salary and target annual bonus), a pro-rata annual bonus based on the lesser of actual achievement against the stated performance objectives and target (or based on target in the event of a change in control termination), continued health and welfare benefits for 12 months and outplacement services up to $20,000. The equity awards granted pursuant to the terms of the employment letter (PSUs) are subject to forfeiture on Dr. Kellen’s termination of employment except as described below. If Dr. Kellen is terminated by the Company without Cause or by Dr. Kellen for Good Reason or if Dr. Kellen’s employment terminated as a result of his disability or as a result of Dr. Kellen’s death, in each case following the one-year anniversary of the grant date, the performance thresholds applicable to the PSUs will be assessed through termination and a pro-rata portion of such units will vest upon termination based on a fraction, the numerator of which is the number of days from the date of grant through termination, and the denominator of which is 1,095 or 1,825 depending on whether the PSUs vest over three years or five years, respectively, (except that in the event of Dr. Kellen’s death, the performance thresholds applicable to the PSUs will be assessed through termination and a the portion of such units that vest upon termination will not be pro-rated). In the event of a change in control of the Company, the performance-based RSUs will be converted into time-based RSUs equal to the number of RSUs that would have vested based on performance through the change in control. Dr. Kellen is required to comply with any share ownership requirements adopted by the Company. Dr. Kellen is subject to a covenant not to solicit employees during his employment and for a period of 12 months thereafter.

Mirovsky

The Company has entered into an employment letter with of Dr. Mirovsky on April 2, 2012. In the event of the termination of Dr. Mirovsky’s employment by the Company for any reason other than a change in control, Dr. Mirovsky would be entitled to such severance as is required per applicable law. In the event of the termination of Dr. Mirovsky’s employment by the Company within 12 months following a change in control of the Company, Dr. Mirovsky would be entitled to the lesser of his then current base salary through the period ended March 31, 2015 or an amount equal to 12 months of his then current base salary. The equity awards granted pursuant to the terms of the employment letter (options and PSUs) are subject to forfeiture on Dr. Mirovsky’s termination of employment except as described below. If Dr. Mirovsky is terminated by the

Company without Cause or by Dr. Mirovsky for Good Reason in either case within 12 months following a change in control of the Company, or in the event Dr. Mirovsky’s employment terminates as a result of his death, the vesting and exercisability of Dr. Mirovsky’s options will be accelerated. In addition, if Dr. Mirovsky is terminated by the Company without Cause or by Dr. Mirovsky for Good Reason or if Dr. Mirovsky’s employment terminated as a result of his disability or as a result of Dr. Mirovsky’s death, in each case following the one-year anniversary of the grant date, the performance thresholds applicable to the PSUs will be assessed through termination and a pro-rata portion of such units will vest upon termination based on a fraction, the numerator of which is the number of days from the date of grant through termination, and the denominator of which is 1,095 (except that in the event of Dr. Mirovsky’s death, the performance thresholds applicable to the PSUs will be assessed through termination and a the portion of such units that vest upon termination will not be pro-rated). In the event of a change in control of the Company, the performance-based RSUs will be converted into time-based RSUs equal to the number of RSUs that would have vested based on performance through the change in control. Dr. Mirovsky is subject to a covenant not to solicit employees during his employment and for a period of 12 months thereafter.

Termination/Change-in-Control(1)

Name	Cash Severance ($)		Benefits and Perquisites ($)(2)	Accelerated Option Vesting ($)(3)	Accelerated RSU Vesting ($)(4)
J. Michael Pearson	9,000,000	(5)	—	58,381,953	19,956,976
Howard B. Schiller	7,000,000	(6)	43,867	—	8,892,426
Robert R. Chai-Onn	4,200,000	(7)	46,978	2,824,940	6,690,822
Ari S. Kellen	4,200,000	(7)	22,521	—	71,098,622
Pavel Mirovsky	137,500	(8)	3,891	366,200	13,153,425

(1)

This table includes estimated amounts payable assuming each Named Executive Officer’s employment was terminated on December 31, 2014 by us without cause or by the Named Executive Officer for good reason within 12 months following a change in control. The 2007 Equity Compensation Plan provides for a reduction in benefits paid as a result of a change in control if the acceleration of the vesting and exercisability of any stock awards, together with payments and other benefits of a participant in the 2006 Stock Option Plan, become subject to Section 280G of the Code, to the extent that the reduction in benefits yields a more favorable after tax result for the participant.

(2)

The amounts shown in this column represent certain benefits and perquisites that the Named Executive Officers would receive, including medical insurance coverage, 401(k) matching contributions, life insurance coverage and outplacement services.

(3)

The amounts shown in this column represent the product of (i) the number of unvested shares underlying the stock options held by the Named Executive Officer at December 31, 2014 which would vest pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) an amount equal to the share price on December 31, 2014, which was $143.11, less the option price.

(4)

The amounts shown in this column represent the product of (i) the number of unvested shares subject to PSUs, matching RSUs and RSUs, held by the Named Executive Officer, as applicable, at December 31, 2014 which would be accelerated pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) the share price on December 31, 2014, which was $143.11.

(5)

The amount shown is equal to (A) the lesser of (x) two times the sum of (i) Mr. Pearson’s base salary as of December 31, 2014 and (ii) the target bonus, and (y) 9,000,000, plus (B) the bonus based on actual performance prorated based on the number of days employed during the fiscal year.

(6)

The amount shown is equal to (A) three times the sum of the Named Executive Officer’s (x) base salary as of December 31, 2014, and (y) 2014 target bonus, plus (B) a prorated target bonus (based on the number of days employed during the fiscal year).

(7)

The amount shown is equal to (A) two times the sum of the Named Executive Officer’s (x) base salary as of December 31, 2014, and (y) 2014 target bonus, plus (B) a prorated target bonus (based on the number of days employed during the fiscal year).

(8)	The amount shown is equal to the lesser of (A) Dr. Mirovsky’s base salary through the period ending March 31, 2015 and (B) an amount equal to 12 months of Dr. Mirovsky’s base salary.

Termination/ No Change-in-Control(1)

Name	Cash Severance ($)		Benefits and Perquisites ($)(2)	Accelerated Option Vesting ($)(3)	Accelerated RSU Vesting ($)(4)
J. Michael Pearson	9,000,000	(5)	—	58,381,953	19,956,976
Howard B. Schiller	5,000,000	(6)	43,867	4,845,000	8,892,426
Robert R. Chai-Onn	4,200,000	(6)	46,978	941,647	6,729,462	(9)
Ari S. Kellen	2,550,000	(7)	22,521	—	17,173,200	(9)
Pavel Mirovsky	137,500	(8)	3,891	—	2,255,843	(9)

(1)

This table includes estimated amounts payable assuming each Named Executive Officer’s employment were terminated on December 31, 2014 by us without cause or by the Named Executive Officer for good reason.

(2)

The amounts shown in this column represent certain benefits and perquisites that the Named Executive Officers would receive, including medical insurance coverage, 401(k) matching contributions, life insurance coverage and outplacement services.

(3)

The amounts shown in this column represent the product of (i) the number of unvested shares underlying the stock options held by the Named Executive Officer at December 31, 2014 which would vest pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) an amount equal to the share price on December 31, 2014, which was $143.11, less the option price.

(4)

The amounts shown in this column represent the product of (i) the number of unvested shares subject to PSUs, matching RSUs and RSUs, held by the Named Executive Officer, as applicable, at December 31, 2014 which would be accelerated pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) the share price on December 31, 2014, which was $143.11.

(5)

The amount shown is equal to (A) the lesser of (x) two times the sum of (i) Mr. Pearson’s base salary as of December 31, 2014, and (ii) the target bonus, and (y) $9,000,000, plus (B) the bonus based on actual performance prorated based on the number of days employed during the fiscal year.

(6)

The amount shown is equal to (A) two times the sum of (x) the Named Executive Officer’s base salary as of December 31, 2014, and (y) 2014 target bonus, plus (B) the lesser of the bonus based on actual performance or target bonus, prorated based on the number of days employed during the fiscal year.

(7)

The amount shown is equal to (A) the sum of (x) the Named Executive Officer’s base salary on December 31, 2014, and (y) 2014 target bonus, plus (B) the lesser of the bonus based on actual performance or target bonus, prorated based on the number of days employed during the fiscal year.

(8)	The amount represents cash severance that Dr. Mirovsky is entitled to under the applicable law.

(9)	The amount shown assumes the Named Executive Officer has completed one year of service for calculating the acceleration of PSUs that were granted in 2014.

Termination/Death(1)

Name	Cash Severance ($)	Benefits and Perquisites ($)	Accelerated Option Vesting ($)(2)	Accelerated RSU Vesting ($)(3)
J. Michael Pearson	—	—	58,381,953	19,956,976
Howard B. Schiller	—	—	4,845,000	8,892,426
Robert R. Chai-Onn	—	—	2,824,940	27,908,740
Ari S. Kellen	—	—	—	71,098,622
Pavel Mirovsky	—	—	366,200	13,153,425

(1)	This table includes estimated amounts payable assuming each Named Executive Officer’s employment were terminated on December 31, 2014 as a result of the Named Executive Officer’s death.

(2)

The amounts shown in this column represent the product of (i) the number of unvested shares underlying the stock options held by the Named Executive Officer at December 31, 2014 which would vest pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) an amount equal to the share price on December 31, 2014, which was $143.11, less the option price.

(3)

The amounts shown in this column represent the product of (i) the number of unvested shares subject to PSUs, matching RSUs and RSUs, held by the Named Executive Officer, as applicable, at December 31, 2014 which would be accelerated pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) the share price on December 31, 2014, which was $143.11.

Termination/ Disability(1)

Name	Cash Severance ($)	Benefits and Perquisites ($)	Accelerated Option Vesting ($)(2)	Accelerated RSU Vesting ($)(3)
J. Michael Pearson	—	—	58,381,953	19,956,976
Howard B. Schiller	—	—	4,845,000	8,892,426
Robert R. Chai-Onn	—	—	2,824,940	27,428,606	(4)
Ari S. Kellen	—	—	—	17,173,200	(4)
Pavel Mirovsky	—	—	—	2,255,843	(4)

(1)	This table includes estimated amounts payable assuming each Named Executive Officer’s employment were terminated on December 31, 2014 as a result of the Named Executive Officer’s disability.

(2)

The amounts shown in this column represent the product of (i) the number of unvested shares underlying the stock options held by the Named Executive Officer at December 31, 2014 which would vest pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) an amount equal to the share price on December 31, 2014, which was $143.11, less the option price.

(3)

The amounts shown in this column represent the product of (i) the number of unvested shares subject to PSUs, matching RSUs and RSUs, held by the Named Executive Officer, as applicable, at December 31, 2014 which would be accelerated pursuant to the terms of the individual employment agreements or award agreements, multiplied by (ii) the share price on December 31, 2014, which was $143.11.

(4)	The amount shown assumes the Named Executive Officer has completed one year of service for purposes of calculating the acceleration of PSUs that were granted in 2014.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald H. Farmer	—	461,158	(2)	—	—	—	—	461,158
Colleen A. Goggins	62,614	382,496		—	—	—	—	445,110
Robert A. Ingram	201,547	382,496		—	—	—	—	584,043
Anders O. Lönner	62,545	382,496		—	—	—	—	445,041
Theo Melas-Kyriazi	—	466,150	(2)	—	—	—	—	466,150
J. Michael Pearson	—	—		—	—	—	—	—
Robert N. Power	105,729	382,496		—	—	—	—	488,225
Norma A. Provencio	—	496,700	(2)	—	—	—	—	496,700
Howard B. Schiller	—	—		—	—	—	—	—
Katharine B. Stevenson	102,500	382,496		—	—	—	—	484,996
Jeffrey W. Ubben	25,000	237,535		—	—	—	—	262,535

(1)

This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all DSUs and RSUs granted in 2014. Fair value is calculated using the closing price of our Common Shares on the date of grant for purposes of determining the individual grant amounts as described in the narrative below. Assumptions used in the calculation of these amounts are included in Note 17 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The following Directors had aggregate outstanding DSUs and/or RSUs at 2014 fiscal year-end: Mr. Farmer (19,655), Ms. Goggins (2,866), Mr. Ingram (61,151), Mr. Lönner (2,866), Mr. Melas-Kyriazi (77,672), Mr. Power (7,888), Ms. Provencio (54,713), Ms. Stevenson (7,888) and Mr. Ubben (1,634).

(2)	Includes restricted share units granted in lieu of cash for annual Board and Committee retainers.

At the direction of the full Board, the Nominating and Corporate Governance Committee evaluates the competitiveness of non-employee Directors’ compensation and makes recommendations to the full Board as appropriate. The Board can change the compensation of such Directors at any time. In making its recommendations, the Nominating and Corporate Governance Committee considers both the high level of expertise and the time commitment that Board service at the Company requires. The Nominating and Corporate Governance Committee has sole authority to retain and/or terminate compensation consultants or compensation consulting firms as the Nominating and Corporate Governance Committee may deem appropriate in recommending non-employee Director compensation.

Compensation

The annual cash retainers for each non-employee Director is $75,000, payable in quarterly installments. Annual cash retainers for the committee chair of each committee are: $50,000 for the Audit and Risk Committee, $20,000 for the Talent and Compensation Committee, $15,000 for the Nominating and Corporate Governance Committee, $15,000 for the Special Independent Committee and $20,000 for the Finance and Transactions Committee (dissolved on March 8, 2015), each payable in quarterly installments. In addition, annual committee member retainers are $15,000 for the Audit and Risk Committee, $12,500 for the Talent and Compensation Committee, $10,000 for the Nominating and Corporate Governance Committee, $10,000 for the Special Independent Committee and $12,500 for the Finance and Transactions Committee (dissolved on March 8, 2015), each payable in quarterly installments. On February 20, 2015, the Board approved annual cash retainers for the Sustainability and Environment Subcommittee chair of $15,000 and members of $10,000. Directors are also reimbursed for their out-of-pocket expenses in attending in-person meetings. Directors are permitted to elect to receive RSUs in lieu of any of the above cash retainers. Any such RSUs so elected are deliverable at the end of a Director’s service with the Company.

In addition to the cash retainers above, on the third day following each Annual Meeting of Shareholders, each non-employee Director is granted a number of RSUs with a fair market value equal to $375,000. These annual RSUs vest and are deliverable on the first anniversary of the grant date, unless the Director elects to defer issuance until the Director’s separation.

Each non-employee Director is expected to hold or control Company common shares (including vested, restricted or deferred share units) having a market value at least equal to $2 million by no later than the fifth anniversary of his or her election or appointment to the Board or, for individuals who were Directors on May 30, 2012, no later than May 30, 2017.

In addition to the compensation described above, any Director serving as the Lead Independent Director is entitled to receive an annual fee of $100,000. Also, a Director serving as the Non-Executive Chairperson is entitled to receive an annual payment of $400,000 (payable $220,000 in RSUs and $180,000 in cash). Mr. Pearson and Mr. Schiller received compensation in 2014 only in their capacity as our Chief Executive Officer and Chief Financial Officer, respectively. See “Summary Compensation Table.”

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved By Shareholders	14,016,394	(1)(2)	$31.50	17,505,663
Equity Compensation Plans Not Approved By Shareholders	—		—	—
Total	14,016,394		$31.50	17,505,663

(1)

Included in this amount is the maximum number of Common Shares that may be issued under each of the PSUs and annual RSUs outstanding as of December 31, 2014. Includes securities underlying VPI awards granted prior to the Merger that were converted to Company awards in connection with the Merger. As of December 31, 2014, the weighted average remaining contractual term of outstanding options was 5.4 years.

(2)

Included in this amount is the maximum number of Common Shares that may be issued under the Valeant 2003 and Valeant 2006 Plans representing (i) 4,807,855 Common Shares issuable in respect of options and (ii) 2,239,566 Common Shares issuable in respect of RSUs granted and which remain outstanding under such plans. The weighted average exercise price on the 4,807,855 Common Shares issuable in respect of options is $7.19.

2014 Omnibus Incentive Plan

The Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) was adopted and approved by the Board and the shareholders of the Company effective as of May 20, 2014.

Summary of Plan Terms

Shares Subject to the 2014 Plan

The maximum number of Common Shares that may be issued to participants pursuant to awards (all of which may be granted as incentive stock options, discussed below) is 18,368,825 including 18 million shares, plus the 368,825 shares under the 2011 Plan reserved but unissued and not underlying outstanding awards and the number of shares becoming available for reuse after awards are terminated, forfeited, cancelled, exchanged or surrendered under the 2011 Plan and the 2007 Plan following the adoption of the 2014 Plan. In determining the number of common shares to be reserved for issuance under the 2014 Plan, the Company’s management and Compensation Committee evaluated the historic share usage and burn rate under the 2011 Plan and the existing terms of outstanding awards under the 2011 Plan, as discussed in “Historical Annual Plan Usage” below.

The number of Common Shares authorized for grant under the 2014 Plan is subject to adjustment, as described below. In addition, (i) the number of Common Shares issuable to insiders of the Company, at any time, under all security-based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding Common Shares of the Company; (ii) the number of Common Shares issued to insiders of the Company, within any one year period, under all security-based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding securities, and (iii) the aggregate number of Common Shares that may be granted to any Covered Employee during a calendar year in the form of options, share appreciation rights, and/or share awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall not exceed the number of Shares initially authorized for grant, as described above.

If any shares subject to an award are forfeited, canceled, exchanged or surrendered, or if an award terminates or expires without a distribution of Common Shares to the participant, the shares with respect to the award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2014 Plan; however, the shares surrendered or withheld as payment of either the exercise price of an option (including shares otherwise underlying an award of a share appreciation right (“SAR”) that are retained by the Company to account for the exercise price of the SAR) and/or withholding taxes in respect of an award will no longer be available for awards under the 2014 Plan. The maximum number of Common Shares available for awards under the 2014 Plan shall not be affected by the payment of cash dividends on outstanding awards, the payment of share-denominated awards that must be settled in cash, the granting of cash awards, or, in connection with a transaction with another entity, the granting of awards to individuals who previously received awards from the other entity and are receiving awards under the 2014 Plan as a result of such transaction.

Administration of the 2014 Plan

Except as otherwise required by law, the 2014 Plan is administered by our Compensation Committee. To the extent required for employees subject to Section 162(m) of the Code, the Compensation Committee will consist of two or more individuals, each of whom, unless otherwise determined by our Board, is an “outside director” to comply with the applicable requirements of Section 162(m) of the Code and Section 16 of the U.S. Securities Act of 1934.

The Compensation Committee will determine which employees, consultants, Directors, members of our sales force and other individuals are eligible to receive awards under the 2014 Plan. In addition, the Compensation Committee will interpret the 2014 Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2014 Plan or any awards granted under the 2014 Plan as it deems to be appropriate.

Types of Awards

The following types of awards may be made under the 2014 Plan. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion, subject to such limitations as are provided in the 2014 Plan. In addition, subject to the limitations provided in the 2014 Plan and in accordance with applicable law, the Compensation Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any conditions or restrictions imposed with respect to awards or the Common Shares issued pursuant to awards.

Non-qualified Stock Options

An award of a non-qualified stock option grants a participant the right to purchase a certain number of Common Shares during a specified term in the future, after a vesting period, at an exercise price equal to at least

100% of the Market Price (as defined below) of our Common Shares on the grant date. The “Market Price” of Common Shares as of a particular date shall generally mean the closing price per Common Share on the national securities exchange on which the Common Shares are principally traded, for the last preceding date on which there was a sale of such Common Shares on such exchange (subject to certain exceptions set forth in 2014 Plan in the event that the Company is no longer traded on a national securities exchange). Unless otherwise determined by the Compensation Committee, Directors shall generally not be eligible to receive options. The term of a non-qualified stock option may not exceed ten years from the date of grant. The exercise price may be paid with cash, Common Shares already owned by the participant, or with the proceeds from a sale of the shares subject to the option. The Compensation Committee may also provide that an option may be “net exercised”, meaning that the participant would receive the Common Shares underlying the options exercised less such number of Common Shares equivalent in value to the exercise price and withholding taxes resulting from the exercise of the options. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Options

An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of Market Price on the grant date, a term of no more than ten years, and that the option be granted from a plan that has been approved by shareholders. Notwithstanding the foregoing, if granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company, its parent or one of its subsidiaries, an incentive stock option must have a term of not more than five years and have an exercise price which is at least 110% of the Market Price. In addition, if the aggregate Market Price of the Common Shares (as of the grant date) for which incentive stock options are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess will be treated as non-qualified stock options.

Share Appreciation Rights

A share appreciation right entitles the participant to receive an amount equal to the difference between the Market Price of the Company’s Common Shares on the exercise date and the exercise price of the SAR (which may not be less than 100% of the Market Price of a Common Share on the grant date), multiplied by the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the Market Price of Common Shares as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash or Common Shares (in which case, the number of Common Shares to be paid will be determined by dividing the amount calculated above by the Market Price of a Common Share at the time of payment). Unless otherwise determined by the Compensation Committee, Directors shall generally not be eligible to receive SARs.

Restricted Shares

A restricted share award is an award of outstanding Common Shares that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Compensation Committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to provide voting instructions with respect to the shares underlying their awards.

Deferred Shares

A deferred share award is an unfunded, unsecured promise to deliver Common Shares to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the Compensation Committee. Participants do not have voting rights, but generally receive dividend equivalent payments during the vesting period subject to the same vesting conditions as the underlying award.

Share Units

A share unit is an award denominated in Common Shares that may be settled either in shares or cash, subject to terms and conditions determined by the Compensation Committee. Participants generally receive dividend equivalent payments during the vesting period subject to the same vesting conditions as the underlying award.

Share Payment

Subject to limits in the 2014 Plan, the Compensation Committee may issue unrestricted Common Shares, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Compensation Committee determines. A share payment may be granted as, or in payment of, a bonus (including, without limitation, any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions.

Cash Awards

The Compensation Committee may issue awards that are payable in cash, as deemed by the Compensation Committee to be consistent with the purposes of the 2014 Plan. These cash awards will be subject to the terms, conditions, restrictions and limitations determined by the Compensation Committee from time to time. The payment of cash awards may be subject to the achievement of specified performance criteria. The 2014 Plan provides that the maximum amount of a cash award that may be granted during any annual performance period to any employee subject to Section 162(m) of the Code may not exceed $10,000,000.

Performance Criteria

Awards granted under the 2014 Plan may be subject to specified performance criteria. Performance criteria are based on the Company’s attainment of performance measures pre-established by the Compensation Committee, in its sole discretion, based on one or more of the following:

•

revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, cash flow or a combination of any or all of the foregoing;

•	after-tax or pre-tax profits including, without limitation, those attributable to continuing and/or other operations;

•

the level of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company either in absolute terms or as it relates to a profitability ratio including operating income or EBITA;

•	return on capital employed, return on assets, or return on invested capital;

•	after-tax or pre-tax return on shareholders’ equity;

•	economic value added targets based on a cash flow return on investment formula;

•	the market price of the Common Shares;

•	the market capitalization or enterprise value of the Company, either in amount or relative to industry peers;

•	the value of an investment in the Common Shares assuming the reinvestment of dividends;

•	the achievement of operating margin targets or other measures of improving profitability;

•

the filing of one or more new drug application(s) (“NDA”) or one or more new drug submission(s) (“NDS”) or the approval of one or more NDA(s) or one or more NDS(s) by the U.S. Food and Drug Administration or the Canadian Therapeutic Products Directorate, as applicable;

•	the achievement of, or progress toward, a launch of one or more new drug(s);

•	the achievement of research and development milestones;

•

the achievement of other strategic milestones including, without limitation, the achievement of specific synergy capture and cost savings realization relating to integrations and the successful creation or execution of a restructuring plan for a specific business or function;

•	the successful completion of clinical trial phases;

•	licensing or acquiring new products or product platforms;

•	acquisition or divestiture of products or business;

•	the entering into new, or exiting from existing, geographic markets or industry segments; or

•

the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs.

For purposes of the first item above, “extraordinary items” includes all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction, restructuring, or related to a change in accounting principles. Each financial metric above may be on a business unit, geographic segment, total company, or per-share basis, and on a GAAP or non-GAAP adjusted basis.

The performance criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code or to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee, in its sole discretion, may designate additional business criteria on which the performance criteria may be based or adjust, modify or amend the previously mentioned business criteria, including to take into account actions approved by the Board or a committee thereof that affect the achievement of the original performance criteria. Performance criteria may include a threshold level of performance below which no award will be earned, a level of performance at which the target amount of an award will be earned and a level of performance at which the maximum amount of the award will be earned. To the extent permitted under Section 162(m) of the Code, the Compensation Committee shall make appropriate equitable adjustments to the performance criteria in recognition of unusual or non-recurring events affecting us or our financial statements, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

Deferrals

The Compensation Committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award for such periods and upon such terms and conditions as the Compensation Committee determines. In addition, the Compensation Committee may determine that all or a portion of a payment to a participant, whether in cash and/or shares, will be deferred in order to prevent the Company or any subsidiary from being denied a U.S. federal income tax deduction with respect to an award granted under the 2014 Plan. Notwithstanding this authority, the Compensation Committee will not postpone the exercise or delivery of shares or cash payable in respect of awards constituting deferred compensation under Section 409A of the Code, where such postponement will cause the imposition of additional taxes under Section 409A of the Code. Section 409A of the Code provides rules that govern the manner in which compensation of various types may be deferred and imposes taxes upon compensation that is improperly deferred or accelerated.

Blackout Periods

The 2014 Plan provides that (i) if the expiration of the term of options or SARs awarded under the 2014 Plan occurs during a period self-imposed by the Company during which a participant is prohibited from trading in the Company’s securities (a “Blackout Period”) such term will be extended until the tenth business day after the end of such Blackout Period, and (ii) if share units are to be delivered during a Blackout Period, the shares subject to such share units will be delivered as soon as practicable after the end of such Blackout Period.

Dividends and Dividends Equivalents

The Compensation Committee may provide that share awards shall earn dividends or dividend equivalents, as applicable, subject to such terms, conditions, restrictions and limitations as the Compensation Committee may establish.

Adjustments

The 2014 Plan provides that the Compensation Committee will make appropriate equitable adjustments to the maximum number of shares available for issuance under the 2014 Plan and other limits stated in the 2014 Plan, the number of shares covered by outstanding awards, and the exercise prices and performance measures applicable to outstanding awards. These changes will be made to reflect changes in our capital structure (including a change in the number of Common Shares outstanding) on account of any share dividend, share split, reverse share split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to shareholders. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code and other applicable laws and regulations. The Compensation Committee, in its discretion, may decline to adjust an award if it determines that the adjustment would violate applicable law or result in adverse tax consequences to the participant or to the Company. Adjustments described in this paragraph are subject to any applicable regulatory approvals.

Terminations

Unless the applicable award agreement provides otherwise or the Compensation Committee determines otherwise, vesting with respect to an award will cease upon termination of a participant’s employment or service with the Company, and unvested awards shall be forfeited upon such termination. In the case of termination for cause, vested awards shall also be forfeited.

Change of Control

The 2014 Plan will provide that, unless otherwise set forth in a participant’s award agreement or employment agreement, all awards that are assumed or substituted in connection with a Change of Control transaction (as defined below) will become fully vested, exercisable and free of restrictions, and any performance conditions on those awards will be deemed to be achieved if the participant’s employment or service is terminated by the Company without “cause” (as defined in the 2014 Plan) within 12 months following the Change of Control. In addition, the 2014 Plan provides that, unless otherwise set forth in a participant’s award agreement, all awards that are not assumed or substituted in connection with the Change of Control transaction will become fully vested, exercisable and free of restrictions and any performance conditions on those awards will be deemed to be achieved immediately upon the occurrence of the Change of Control transaction.

In addition, in the event of a Change of Control transaction, the Compensation Committee may, in its discretion, (i) provide that each option and each SAR which may, by its terms, only be settled in shares, will, immediately upon the occurrence of a Change in Control, be deemed to have been exercised on a “net exercise” basis, and (ii) may, in its discretion, except as would otherwise result in adverse tax consequences under Section 409A of the Code, provide that each award, other than options and SARs will, immediately upon the occurrence of the Change of Control, be cancelled in exchange for a payment in an amount equal to the excess of the consideration paid per Common Share in the Change of Control over the purchase price (if any) per Common Share subject to the award, multiplied by the number of Common Shares subject to the award.

Assignability

Except in specific circumstances described in the 2014 Plan, awards granted under the 2014 Plan may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Compensation Committee.

Amendment and Termination

The 2014 Plan and any award may be amended, suspended or terminated at any time by the Board, provided that no amendment will be made without shareholder approval if such shareholder approval is required in order to comply with applicable law or the rules of the NYSE, the rules of the Toronto Stock Exchange (“TSX”), or any other securities exchange on which the Common Shares are traded or quoted. For instance, the Board may, without shareholder approval but subject to applicable law and the provisions of the 2014 Plan, (i) amend the vesting provisions of an award or of the 2014 Plan, (ii) amend the payment provisions of an award, (iii) cancel or modify outstanding awards, (iv) waive any restrictions imposed with respect to awards or the Common Shares issued pursuant to awards or of the 2014 Plan, (v) amend the provisions of the 2014 Plan in order to ensure its compliance with applicable securities and tax law as well as the TSX and NYSE rules, (vi) make any amendment of a clerical nature as well as any amendment clarifying any provision of the 2014 Plan, (vii) make any adjustment as described above under the heading “Adjustments”, and (viii) suspend or terminate the 2014 Plan. Except as may be required to comply with applicable tax law, no termination, suspension or amendment of the 2014 Plan may adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

The Company will obtain shareholder approval for: (i) subject to the Compensation Committee’s right to make equitable adjustments as mentioned above, a reduction in the exercise price or purchase price of an award (or the cancellation and re-grant of an award resulting in a lower exercise price or purchase price); (ii) the extension of the original term of an option over the maximum period of 10 years described above, except if such term occurs during a Blackout Period as described above; (iii) any amendment to remove or to exceed the participation limits described in the 2014 Plan; (iv) an increase to the maximum number of Common Shares issuable under the 2014 Plan (other than adjustments in accordance with the 2014 Plan); (v) amendments to the amendment and termination section of the 2014 Plan other than amendments of a clerical nature; and (vi) any amendment that permits Awards to be transferable or assignable other than for normal estate settlement purposes or for other purposes not involving the receipt of monetary consideration.

2011 Omnibus Incentive Plan Summary

The Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) was adopted and approved by the Board and the shareholders of the Company effective as of May 16, 2011. The Company ceased granting new awards under the 2011 Plan upon the approval of the 2014 Omnibus Incentive Plan in 2014.

Awards Under The Plan

Awards under the 2011 Plan may be granted as options (including both incentive stock options and nonqualified stock options), share appreciation rights (“SARs”), share awards (including restricted shares, deferred shares and share units that may be settled either in Common Shares or cash) or cash awards. However, no SARs or deferred shares have been granted under the 2011 Plan. Awards may be granted singly, in combination or in tandem as determined by the Talent and Compensation Committee, in its sole discretion. A maximum of 4,043,011 Common Shares (1.21% of the issued and outstanding Common Shares as of March 20, 2015) may be issued pursuant to the exercise of options or in connection with the vesting of share awards under the terms of the 2011 Plan.

Eligibility

Persons eligible to receive awards are employees and Directors of the Company and its subsidiaries, as well as other individuals, as determined by the Talent and Compensation Committee, who perform services for the Company or a subsidiary in the capacity of a consultant, agent or otherwise. Unless otherwise determined by the Talent and Compensation Committee, members of the Board shall generally not be eligible to receive SARs or options.

Participation Limits

Subject to adjustments made to reflect a change in the Company’s capital structure, including as a result of a stock dividend, stock split, reverse consolidation, recapitalization, reorganization or divestiture or other similar event (“capital structure adjustments”), the aggregate number of Common Shares that may be granted to any “covered employee” during a calendar year in the form of options, SARs, and/or share awards intended to qualify as “performance-based compensation” (such terms having the meanings given in Section 162(m) of the U.S. Internal revenue Code of 1986, as amended, including any rules and regulations thereunder) shall not exceed 1,000,000 shares (computed based on maximum performance).

Furthermore, (i) the number of Common Shares issuable to persons who are reporting insiders (as defined in National Instrument 55-104 — Insider Reporting Requirements and Exemptions of the Canadian Securities Administrators), at any time, under all security-based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding Common Shares of the Company; and (ii) the number of Common Shares issued to such insiders, within any one year period, under all security-based compensation arrangements of the Company, cannot exceed 10% of its issued and outstanding securities.

Expiration of Options and SARs

Generally options and SARs are granted for a term determined by the Talent and Compensation Committee but not to exceed 10 years (the “Original Term”). For options granted as incentive stock options to certain participants, the Original Term shall not exceed five years. If the Original Term of an option and SAR held by a participant expires during a Company blackout period applicable to the participant which prohibits the participant from trading in Company securities, the term of such option shall be extended until the tenth Business Day following the end of the Company blackout period.

Exercise Price of Options and SARs

The exercise price per share for each option and SAR is not less than 100% of the closing price of the Common Shares on the trading day immediately preceding the date of grant.

Vesting

Awards under the 2011 Plan are subject to such vesting provisions as the Talent and Compensation Committee may determine. Options currently outstanding vest in equal installments over a period of three or four years after the date of grant or 100% on the third or fourth anniversary of the grant date. Share units generally vest 100% on the third anniversary of the date of grant.

Dividend Equivalents

The Talent and Compensation Committee may provide that share awards earn dividends or dividend equivalents in the form of additional share awards, subject to such terms, conditions, restrictions and limitations as it may establish from time to time. Notwithstanding the foregoing, dividends or dividend equivalents may not be paid with respect to any share award subject to the achievement of performance criteria, unless and until the relevant performance criteria have been satisfied. Generally, holders of share units receive dividend equivalents which are subject to vesting in line with the underlying award to which they relate.

Termination of Employment

Except as otherwise provided in a participant’s employment agreement or letter, in the event that the optionholder’s employment is terminated by reason of death, disability, termination by the Company without cause or the participant voluntarily resigns, the right to exercise such option terminates on the date that is 90 days from the participant’s termination (but in no event beyond the Original Term). Any options or share units that are unvested and do not vest on the termination date are cancelled and forfeited.

In the event that the optionholder’s employment is terminated by the Company without cause within one year following a change of control, all unvested options will vest on such termination and the optionholder will have one year following such a termination to exercise the option (but in no event beyond the Original Term). In the case of a holder of share units whose employment is terminated by the Company within one year following a change of control, a number of the holder’s share units will vest on such termination equal to the number of share units granted multiplied by a fraction, the numerator of which is the number of completed months between the date of grant and the date of termination and the denominator of which is thirty-six (36). Any remaining unvested share units which do not vest on the termination date will be cancelled and forfeited on the date of termination.

In the event that the optionholder’s employment is terminated by the Company for cause prior to the exercise of the option, the option shall terminate and expire as of the date of termination of the employment. In the case of a holder of share units whose employment is terminated by the Company for cause, all of the holder’s share units shall terminate as of the date of termination of the employment.

Nontransferability

Awards granted under the 2011 Plan, and during any period of restriction on transferability, Common Shares issued in connection with the exercise of an option, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Talent and Compensation Committee. Notwithstanding the foregoing, the Talent and Compensation Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) nonqualified stock options and/or shares issued in connection with an option exercise to be transferred to a member of a participant’s immediate family or to a trust or similar vehicle for the benefit of a participant’s immediate family members.

Amendment and Termination

The 2011 Plan and any award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without shareholder approval if such shareholder approval is required in order to comply with applicable law or the rules of the NYSE, the rules of the TSX, or any other securities exchange on which the Common Shares are traded or quoted. Under the 2011 Plan, the Company shall obtain shareholder approval for: (i) a reduction in the exercise price or purchase price of an award (or the cancellation and re-grant of an award resulting in a lower exercise price or purchase price), except where the reduction is made to reflect a chance in the Company’s capital structure, including as a result of a capital structure adjustment; (ii) the extension of the Original Term of an option; (iii) any amendment to remove or to exceed the participation limits described above; (iv) an increase to the maximum number of Common Shares issuable under the 2011 Plan (other than adjustments made to reflect a change in the Company’s capital structure, including as a result of a capital structure adjustment); (v) amendments to the amendment provision of the 2011 Plan other than amendments of a clerical nature; and (vi) any amendment that permits awards to be transferable or assignable other than for normal estate settlement purposes or for other purposes not involving the receipt of monetary consideration.

Without shareholder approval, the Board has the discretion to make certain amendments to the 2011 Plan, including: (i) amend the vesting provisions of an award, (ii) amend the payment provisions of an award, (iii) cancel or modify outstanding awards, (iv) waive any restrictions imposed with respect to awards or the

Common Shares issued pursuant to awards, (v) make amendments to the 2011 Plan to ensure compliance with applicable securities and tax law as well as the TSX and NYSE rules, (vi) make any amendment of a clerical nature as well as any amendment clarifying any provision of the 2011 Plan, (vii) make any adjustment to reflect a change in the Company’s capital structure, including as a result of capital structure adjustments, and (viii) suspend or terminate the 2011 Plan.

Except for adjustments to awards made in connection with a change of control of the Company, no termination, suspension or amendment of the 2011 Plan or any award shall adversely affect the right of any participant with respect to any award theretofore granted, as determined by the Talent and Compensation Committee, without such participant’s written consent.

No amendments were made to the 2011 Plan in 2014.

2007 Equity Compensation Plan

The Company’s 2007 Equity Compensation Plan (the “2007 Plan”) was adopted and approved by the Board and the shareholders of the Company effective as of May 16, 2007. The Company ceased granting new awards under the 2007 Plan upon the approval of the 2011 Omnibus Incentive Plan in 2011.

Awards Under The 2007 Plan

Awards under the 2007 Plan may be granted as options and RSUs.

Eligibility

Persons eligible to receive awards are employees and Directors, as well as “consultants” (as defined in National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian securities administrators) of the Company and its subsidiaries and affiliates.

Participation Limits

Under the current terms of the 2007 Plan:

(a) the number of Common Shares reserved for “insiders” (as defined in the TSX Company Manual) issuable, at any time, under the 2007 Plan and under any other security-based compensation arrangements, will not exceed 10% of issued and outstanding Common Shares;

(b) the number of Common Shares issued to such insiders, within any one-year period, under the 2007 Plan and under any other security-based compensation arrangements, will not exceed 10% of issued and outstanding Common Shares;

(c) the total number of options and RSUs in aggregate granted pursuant to the 2007 Plan to any one participant during any calendar year must not exceed 20% of the total number of options and RSUs in aggregate granted pursuant to the Plan during such calendar year;

(d) the number of Common Shares to be issued under the 2007 Plan to any one participant during each calendar year during the term of the 2007 Plan shall not exceed the lesser of (i) 5% of the issued and outstanding Common Shares or (ii) 7,987,450 Common Shares;

(e) the number of Common Shares reserved for issuance and issued pursuant to the 2007 Plan to any one participant at any time must not exceed 25% of the total number of Common Shares that may be issued from treasury under the Plan; and

(f) the maximum number of Common Shares issuable in respect of RSUs, that are subject to performance goals, during any calendar year, to any one participant, shall be 300,000 Common Shares (subject to any decrease pursuant to adjustments made in connection with a change in the Company’s capital structure, or an amalgamation, combination, merger or other reorganization involving the Company); provided, however, that if the performance period is less than three consecutive fiscal years, such maximum number of Common Shares above shall be determined by multiplying 300,000 by a fraction, the numerator of which is the number of days in the performance period and denominator of which is 1095.

Expiration of Options

The 2007 Plan provides for a maximum option term of 5 years. Options currently outstanding under the 2007 Plan generally expire on the fifth anniversary of the date of grant. However, if the term of an option expires during a Company blackout period applicable to the participant which prohibits the participant from trading in Company securities, the term of such option shall be extended until the tenth Business Day following the end of the Company blackout period.

Exercise Price of Options

The exercise price per share for each option or SAR is not less than 100% of the volume weighted average trading price of the Common Shares for the five trading days immediately preceding the date of grant.

Vesting

Awards under the 2007 Plan are subject to such vesting provisions as the Talent and Compensation Committee may determine. Options generally vest in equal installments over a period of three or four years following the date of grant. Restricted share units generally vest 100% on the third anniversary of the date of grant. Vesting of RSUs also may be subject to the attainment of specified performance goals.

Dividend Equivalents

RSUs earn dividend equivalents in the form of additional RSUs. Dividend equivalents vest in line with the underlying award to which they relate.

Termination of Employment or Service

Options granted under the Plan to an employee or officer option holder are forfeited upon termination of employment or term of office with the Company, except in certain cases including disability, death, retirement and termination without cause or resignation. Any options held by an option holder that are not exercisable at the date of death, disability, retirement or termination immediately expire and are cancelled on such date. Employee options that are exercisable at the date of death, disability, retirement or termination expire on the earlier of (a) the original term of the option and (b) either (i) 180 days from the date of death, disability or retirement or (ii) 60 days from the date of termination without cause or resignation. Consultant options that are exercisable at the date of death or disability of the consultant or termination of the consulting relationship expire on the earlier of (a) the original term of the option and (b) 60 days from the date of death, disability or termination. Where an employee or officer option holder’s employment or term of office is terminated for cause, or a consultant’s consulting arrangement is terminated for the consultant’s breach of the consulting arrangement, any options held by the option holder, whether or not exercisable at the termination date, immediately expire and are cancelled on such date. Notwithstanding the foregoing provisions, the Board may permit the exercise of any options held in the manner and on the terms as authorized by the Board, including the right for the Board to accelerate the vesting of options, provided that the Board may not authorize the exercise of an option beyond the expiration of the applicable exercise period.

Where an RSU holder’s employment, term of office or consulting arrangement terminates by reason of (a) in the case of an employee or officer RSU holder, voluntary resignation, or termination by the Company or one of its affiliates for cause or (b) in the case of a consultant RSU holder, voluntary termination or termination by the Company or one of its affiliates for breach of the consulting arrangement, then any RSUs that are unvested on the date of such termination or resignation will be forfeited and cancelled on the termination date. Where the RSU holder’s employment terminates due to death, disability or retirement or termination without cause, or a consultant RSU holder’s consulting arrangement is terminated by the Company or one of its affiliates other than as a result of a breach, then a pro rata portion of the holder’s RSUs will vest, based on the number of days of active service from the grant date to the date of death, disability, retirement or termination compared to the number of days from the grant date to the vesting date, and the remainder are cancelled.

In addition to the foregoing, the 2007 Plan provides that:

(a) if an option holder or RSU holder engages in a business that competes with that of the Company, or any activity that would be considered detrimental to the Company (i) prior to any exercise of an option, all options held by the option holder will terminate and expire; (ii) during the one-year period following the date an option is exercised or becomes vested, the option holder will be required to pay to the Company an amount equal to any gain realized as a result of the exercise of the option; (iii) prior to any vesting of RSUs, all RSUs held by the RSU holder will terminate and be cancelled; or (iv) during the one-year period commencing on the date one or more RSUs vest, the RSU holder will be required to pay to us an amount equal to the market price of the Common Shares and/or the cash amount received by the RSU holder, plus any other gain realized as a result of the vesting of the RSUs, issuance of the Common Shares and/or payment of the cash amount; and

(b) if an option holder or RSU holder has been employed by the Company or one of its affiliates for at least 10 consecutive years, the Plan provides that, provided that the sum of the holder’s age and the years of service with the Company, or its affiliate, equals or exceeds 70, upon the retirement, death, disability or termination (other than in the case of a termination for cause) (i) all of the unvested options held by such holder will immediately vest and become exercisable, (ii) all such vested options shall expire on the earlier of (A) the expiration of the term of such options, and (B) one year following the retirement, death, disability or termination with us, and (iii) all unvested RSUs held by such holder will immediately vest (other than for RSU holders who are subject to U.S. taxation, in which case the Plan provides for special vesting rules).

On a change in control, the Board may, without the consent of any participant, take such steps as are necessary or desirable to cause the conversion or exchange of outstanding options or RSUs into or for cash or options, units, rights or other securities of substantially equivalent value in any entity participating in or resulting from the change in control. Alternatively, the Board may accelerate the vesting of any or all outstanding options or RSUs so that they are exercisable conditional upon or prior to the completion of the change in control.

Nontransferability

No assignment or transfer of options or RSUs, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such options or RSUs will terminate and be of no further force or effect.

Notwithstanding the foregoing, the Talent and Compensation Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) nonqualified stock options and/or shares issued in connection with an option exercise to be transferred to a member of a participant’s immediate family or to a trust or similar vehicle for the benefit of a participant’s immediate family members.

Amendment and Termination

The Board may, without notice, at any time or from time to time for any purpose whatsoever, amend, suspend, discontinue or terminate this 2007 Plan or any award granted under this 2007 Plan.

No amendment shall be made without shareholder approval if such shareholder approval is required in order to comply with applicable law or the rules of the NYSE, the rules of the TSX, or any other securities exchange on which the Common Shares are traded or quoted. Under the 2007 Plan, the Company shall obtain shareholder approval for any amendment (i) to increase the number of Common Shares reserved for issuance under the 2007 Plan; (ii) that would reduce the exercise price of an option (including a cancellation and reissue of an option constituting a reduction of the exercise price); (iii) to extend the term of an outstanding option beyond the originally scheduled expiry date for that option; (iv) to the eligible participants under the 2007 Plan that would permit the introduction or reintroduction of non-employee directors to participate under the 2007 Plan on a discretionary basis; (v) that would alter the transferability or assignability of options or RSUs; and (vi) to provide for other types of compensation through equity issuance, in each case unless the change results from an adjustment made in connection with a change in the Company’s capital structure, or an amalgamation, combination, merger or other reorganization involving the Company.

Without shareholder approval, the Board has the discretion to make certain amendments to the 2007 Plan, including: (i) amend the vesting provisions of an award, (ii) amend the payment provisions of an award, (iii) cancel or modify outstanding awards, (iv) waive any restrictions imposed with respect to awards or the Common Shares issued pursuant to awards, (v) make amendments to the 2007 Plan to ensure compliance with applicable securities and tax law as well as the TSX and NYSE rules, (vi) make any amendment of a clerical nature, as well as any amendment clarifying any provision of the 2007 Plan, (vii) make any adjustment to reflect a change in the Company’s capital structure, including as a result of capital structure adjustments, and (viii) suspend or terminate the 2007 Plan.

Except for adjustments to awards made in connection with a change of control of the Company, no termination, suspension or amendment of the 2007 Plan or any award shall adversely affect the right of any participant with respect to any award theretofore granted, as determined by the Talent and Compensation Committee, without such participant’s written consent.

No amendments were made to the 2007 Plan in 2014.

Option and RSU Plans

As of March 20, 2015, 7,706,212 Common Shares (2.3% of the issued and outstanding Common Shares) had been issued upon the exercise of options granted under the 2003 Plan and 165,080 (less than 1% of the issued and outstanding Common Shares) had been issued in connection with the vesting of RSUs granted under the 2003 Plan. As of March 20, 2015, a total of 4,834,520 Common Shares (1.44% of the issued and outstanding Common Shares) remained reserved for issuance under the 2003 Plan, representing (i) 4,776,778 Common Shares (1.43% of the issued and outstanding Common Shares) issuable in respect of options and (ii) 57,742 (less than 1% of the issued and outstanding Common Shares) issuable in respect of RSUs granted and which remain outstanding under such plan.

As of March 20, 2015, 64,827 (less than 1% of the issued and outstanding Common Shares) had been issued upon the exercise of options granted under the 2006 Plan and 2,704,883 (less than 1% of the issued and outstanding Common Shares) had been issued in connection with the vesting of RSUs granted under the 2006 Plan. As of March 20, 2015, a total of 2,191,093 Common Shares (less than 1% of the issued and outstanding Common Shares) remained reserved for issuance under the 2006 Plan, representing (i) 9,269 Common Shares (less than 1% of the issued and outstanding Common Shares) issuable in respect of options and (ii) 2,181,824 (less than 1% of the issued and outstanding Common Shares) issuable in respect of RSUs granted and which remain outstanding under such plan.

As of March 20, 2015, 4,082,259 Common Shares (1.22% of the issued and outstanding Common Shares) had been issued upon the exercise of options granted under the 2007 Plan and 3,573,846 (1.07% of the issued and outstanding Common Shares) had been issued in connection with the vesting of RSUs granted under the 2007 Plan. As of March 20, 2015, a total of 731,047 Common Shares (less than 1% of the issued and outstanding Common Shares) remained reserved for issuance under the 2007 Plan, representing (i) 222,708 Common Shares (less than 1% of the issued and outstanding Common Shares) issuable in respect of options and (ii) 508,339 (less than 1% of the issued and outstanding Common Shares) issuable in respect of RSUs granted and which remain outstanding under such plan. The Company ceased granting new awards under the 2007 Plan upon the approval of the 2011 Plan in 2011.

As of March 20, 2015, 282,058 Common Shares (less than 1% of the issued and outstanding Common Shares) had been issued upon the exercise of options granted under the 2011 Plan and 1,881,510 (less than 1% of the issued and outstanding Common Shares) had been issued in connection with the vesting of RSUs granted under the 2011 Plan. As of March 20, 2015, a total of 4,043,011 Common Shares (1.21% of the issued and outstanding Common Shares) remained reserved for issuance under the 2011 Plan, representing (i) 2,119,350 Common Shares (less than 1% of the issued and outstanding Common Shares) issuable in respect of options and (ii) 1,923,661 (less than 1% of the issued and outstanding Common Shares) issuable in respect of RSUs granted and which remain outstanding under such plan. The Company ceased granting new awards under the 2011 Plan upon the approval of the 2014 Plan in 2014.

As of March 20, 2015, 0 Common Shares (0% of the issued and outstanding Common Shares) had been issued upon the exercise of options granted under the 2014 Plan and 20 (less than 1% of the issued and outstanding Common Shares) had been issued in connection with the vesting of RSUs granted under the 2014 Plan. As of March 20, 2015, a total of 4,086,800 Common Shares (1.22% of the issued and outstanding Common Shares) remained reserved for issuance under the 2014 Plan, representing (i) 249,666 Common Shares (less than 1% of the issued and outstanding Common Shares) issuable in respect of options and (ii) 3,837,134 (1.15% of the issued and outstanding Common Shares) issuable in respect of RSUs granted and which remain outstanding under such plan.

AUDIT COMMITTEE REPORT

The Report of the Audit and Risk Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit and Risk Committee, comprised of independent Directors, is delegated by the Board to monitor the integrity of our financial statements, the auditors’ qualifications and independence, the performance of the auditors and our internal auditors, and the Company’s compliance with legal and regulatory requirements.

Management has primary responsibility for our financial statements and the overall reporting process as well as establishing and maintaining our internal controls. PricewaterhouseCoopers LLP, our auditors for fiscal year ended December 31, 2014, had the responsibility for expressing an opinion as to whether the audited financial statements have been prepared in accordance with generally accepted accounting principles in the United States in all material respects and on the effectiveness of our internal controls over financial reporting.

The Audit and Risk Committee met with management and the auditors to review and discuss the audited financial statements for the year ended December 31, 2014, as well as management’s assessment of the effectiveness of our internal controls over financial reporting and the auditor’s assessment of our internal controls over financial reporting. The auditors, as well as the internal auditors, had full access to the Audit and Risk Committee, including regular meetings without management present.

The Audit and Risk Committee received from and discussed with the auditors the written report and the letter from the auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit and Risk Committee concerning independence and has discussed with the auditor the auditor’s independence. Additionally, the committee discussed with the auditors the matters required by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit and Risk Committee acts only in an oversight capacity and must rely on the information provided to it and on the representations made by management and the auditors. Based on the aforementioned reviews and discussions, and the report of the auditors, the Audit and Risk Committee recommended to the Board that the audited financial statements for the year ended December 31, 2014, be included in the Company’s Annual Report filed with the SEC.

Audit and Risk Committee

Norma A. Provencio, Chairperson

Theo Melas-Kyriazi

Katharine B. Stevenson

CERTAIN TRANSACTIONS

Certain Related-Party Transactions

As described above, the Board has adopted the Standards, which set out the Board’s expectations for the conduct of our Directors, officers and employees in their dealings on behalf of the Company. Our conflict of interest policy is set forth in our Standards of Business Conduct and requires that Directors, officers and employees avoid situations in which they have a potential or actual conflict of interest with the Company. Directors, officers or employees involved in any of the types of relationships described in our conflict of interest policy are required to immediately and fully disclose the relevant circumstances to their immediate supervisors, in the case of officers or employees, or to the Audit and Risk Committee, in the case of Directors. The Audit and Risk Committee reviews transactions or proposed transactions in which an executive officer has an interest that conflicts with the Company’s interests and makes recommendations to the Board regarding any such transaction. The Audit and Risk Committee also conducts such reviews in cases where the conflict, or potential conflict, involves a member of the Board. Our conflict of interest policy states that the following are types of outside activities that can create conflicts:

•

Ownership by a Director or employee or any member of the Director’s or employee’s family of a substantial interest in any concern that does business with the Company, whether as a supplier, dealer or customer, or are a competitor (except in the case of a publicly owned corporation whose securities are traded on the open market).

•

Serving as a director, officer, employee, consultant, advisor, or in any other capacity for any business or other organization with which the Company currently (or potentially) has a business relationship or which is, or can expect to become, a competitor of the Company.

•

Engaging in an outside activity with an individual, business or organization which currently (or potentially) has a competitive or business relationship with the Company where such activity is likely to decrease the impartiality, judgment, effectiveness or productivity expected from an employee.

•	Performance by a Director or employee or a member of the Director’s or employee’s family of services for any outside concern or individual that does business with the Company.

•	Outside employment which conflicts or might be reasonably expected to conflict with the normal duties of the Director or employee.

Since January 1, 2014, the Company was involved in the following related-party transactions each of which has been approved or ratified by the Audit and Risk Committee:

J. Michael Pearson’s brother-in-law, Robert Brabandt, Director of Corporate Procurement/ Real Estate, has been employed by the Company since September 2010. In 2014, Mr. Brabandt received $298,986 which included his salary, bonuses and life insurance.

Brian M. Stolz’s father, Richard Stolz, is a Director of Hudson Global, Inc (“Hudson”). Hudson serves as the Company’s recruiting firm and earns monthly fees plus placement fees for employees hired into the Company. In 2014, Hudson received fees in the amount of $1,827,395. Richard Stolz has no direct interest in the revenue generated by this relationship.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to excellence in governance. At our 2011 Annual Shareholders Meeting, our Board recommended and shareholders approved, in a non-binding advisory vote, that a non-binding advisory vote on executive compensation be held every year. The Board determined that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting. Proposal No. 2 provides the Company’s shareholders with an opportunity to provide an advisory vote related to compensation of the Company’s Named Executive Officers.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s Named Executive Officers. This compensation philosophy and the program structure approved by the Talent and Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior shareholder returns. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth and transformation. Please refer to “Executive Compensation — Compensation Discussion and Analysis — Executive Summary” for an overview of the compensation of the Company’s Named Executive Officers.

Pursuant to Schedule 14A of the Exchange Act, we are asking for shareholder approval, in an advisory resolution, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosure includes the disclosure under “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation policies and practices described in this Proxy Statement. This advisory vote gives you as a shareholder the opportunity to endorse or not endorse the compensation of our Named Executive Officers through the following resolution:

Resolved, that the shareholders approve, in an advisory resolution, the compensation paid to the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Talent and Compensation Committee of the Board, or the Board. The Board and the Talent and Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Talent and Compensation Committee will evaluate whether any actions are necessary to address those concerns. Shareholders endorsed the design and administration of our executive compensation programs as evidenced by a vote of approval at our 2013 and 2014 annual meetings of shareholders of 97.3% and 98.2%, respectively.

The Board recommends that the shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3

APPOINTMENT OF AUDITORS

The Audit and Risk Committee recommended to the Board that PwC be put before the shareholders at the Meeting for appointment as our auditors to serve until the close of the 2016 Annual Meeting of Shareholders. The Board has accepted and endorsed this recommendation.

The report of PwC on the consolidated financial statements of the Company for the fiscal year ended December 31, 2014 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2014 and in the subsequent interim period through the date hereof, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with this report, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

Under the BCBCA, at each annual meeting of shareholders, shareholders of a corporation appoint, by a majority of votes cast in respect of that proposal, an auditor to hold office until the close of the next Annual Meeting. Notwithstanding the foregoing, if an auditor is not appointed at a meeting of shareholders, the incumbent auditor continues in office until a successor is appointed. PwC currently serves as auditor of the Company and, therefore, shall continue to serve as the Company’s auditor in the event that this proposal is not adopted by the shareholders.

Representatives of PwC will be present at the Meeting and will have an opportunity to make a statement if desired. Further, the representatives will be available to respond to appropriate shareholder questions directed to him or her.

A simple majority of votes cast at the Meeting, whether in person, or by proxy or otherwise, will be required to appoint PwC. You may either vote “For” the appointment of PwC or “Withhold” your vote with respect to such appointment. If you vote “For” the appointment of PwC, your Common Shares will be voted accordingly. If you select “Withhold” with respect to the appointment of PwC, your vote will not be counted as a vote cast for the purposes of appointing PwC.

As a shareholder of the Company, you are invited to vote with respect to the appointment of PwC as the auditors for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and to authorize the Board to fix the auditors’ remuneration through the following resolution:

Resolved that the shareholders hereby appoint PwC as auditors for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and the Board of Directors of the Company is hereby authorized to fix the auditors’ remuneration.

The Board recommends that the shareholders vote FOR Proposal No. 3.

AUDITOR FEES

For fiscal years ended December 31, 2013 and December 31, 2014, PwC was our appointed auditor. Principal Auditor fee includes fees paid to PwC and affiliated PwC network firms through the world. The table below summarizes the fees (expressed in thousands of U.S. dollars) paid by the Company and its consolidated subsidiaries to PwC during 2013 and 2014.

	2013		2014
Audit Fees	13,431	76	$12,565	77%
Audit-Related Fees(1)	733	4	114	1%
Tax Fees(2)	3,413	19	3,564	22%
All Other Fees	104	1	8	*

Total	17,681	100%	$16,251	100%

Notes:

*	Less than one percent.

(1)

Audit-related services are generally related to audits of financial statements prepared for the purposes of the completed disposal of certain foreign entities, employee benefit plan audits and assignments relating to due diligence investigations and procedures.

(2)	Tax services are professional services rendered by our auditors for tax compliance and tax consulting associated with international transfer prices.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the fiscal years ended December 31, 2013 and December 31, 2014 for the audit of our consolidated annual financial statements and the reviews of the financial statements included in our Forms 10-Q, the audits of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, or services that are normally provided by PwC in connection with statutory and regulatory filings or engagements in 2013 and 2014, were approximately $13.4 million and $12.6 million, respectively.

Audit-Related Fees

The Audit and Risk Committee believes that the provision of the non-audit services referenced above is compatible with maintaining PwC’s independence.

Audit-related services are generally related to audits of financial statements prepared for the purposes of the completed disposal of certain foreign entities, employee benefit plan audits and assignments relating to due diligence investigations and procedures.

The aggregate fees billed for audit-related services rendered by PwC during the fiscal year ended December 31, 2013 that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in “Audit Fees” above were approximately $0.7 million. The aggregate fees billed by PwC during the fiscal year ended December 31, 2014 for these audit-related services were approximately $0.1 million.

Tax Fees

Tax services are professional services rendered by our auditors for tax compliance, tax advice and tax transfer pricing advisory services. The aggregate fees billed for tax services rendered by PwC during the fiscal years ended December 31, 2013 and December 31, 2014 were approximately $3.4 million and $3.6 million, respectively.

All Other Fees

There were insignificant amounts paid for miscellaneous permissible products and services other than as reported above to PwC during the fiscal years ended December 31, 2013 and December 31, 2014. PwC did not provide any financial information systems design or implementation services to the Company during 2013 and 2014.

All fees described above were either approved by the Audit and Risk Committee of our Board or incurred in accordance with the pre-approval policy adopted by the Audit and Risk Committee.

Audit and Risk Committee’s Pre-Approval of Non-Audit Services

The Audit and Risk Committee chooses and appoints (through nomination to the Company’s shareholders) the Company’s auditors to audit our financial statements. The Audit and Risk Committee pre-approves non-audit services that may be provided to the Company and its subsidiaries by its auditors. The Audit and Risk Committee is not permitted to approve any engagement of the Company’s auditors if the services to be performed either fall into a category of services that are not permitted by applicable law or the services would be inconsistent with maintaining the auditors’ independence.

OTHER

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who is entitled to vote at the 2016 Annual Meeting of Shareholders may raise a proposal for consideration at such Annual Meeting. We will consider such proposal for inclusion in the proxy materials for the 2016 Annual Meeting of Shareholders only if our Corporate Secretary receives such proposal (at 2150 Saint Elzear Blvd. West, Laval, Quebec, H7L 4A8, Canada, or by facsimile 514-744-6272): (i) submitted pursuant to Rule 14a-8 (“Rule 14a-8”) of the General Rules and Regulations promulgated under the Exchange Act, on or before December 10, 2015, or (ii) submitted pursuant to Part 5, Division 7 of the BCBCA on or before February 19, 2016. The use of certified mail, return receipt, is advised. In addition, in the event the Company does not receive a shareholder proposal by February 23, 2016, the proxy to be solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2016 Annual Meeting of Shareholders without any discussion of the proposal in the proxy materials for that meeting.

If the date of the 2016 Annual Meeting of Shareholders is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2016 Annual Meeting of Shareholders must be received by us within a reasonable time before we begin to print and mail the proxy statement, or provide a notice to you with respect to accessing such proxy statement over the Internet, for the 2016 Annual Meeting of Shareholders.

The Company’s articles provide that shareholders seeking to nominate candidates for election as directors must provide timely notice in writing to the Company’s secretary by personal delivery or facsimile transmission at the number shown on the Company’s issuer profile on SEDAR at www.sedar.com. The purpose of this advance notice requirement is to: (i) inform the Company of nominees for election at a shareholder meeting proposed by a shareholder sufficiently in advance of such meeting; (ii) provide an opportunity to inform all shareholders of any potential proxy contest and proposed director nominees sufficiently in advance of the meeting; and (iii) enable the Board to make informed recommendations or present alternatives to shareholders.

To be timely, a shareholder’s notice must be received by the Company: (i) in the case of an annual general meeting, not later than the close of business on the 50th day before the meeting date or, if the first public announcement of the date of such meeting is less than 60 days prior to the meeting date, the close of business on the 10th day following the day on which public announcement of the date of such annual general meeting was first made by the Company; and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which public announcement of the date of the special meeting is first made by the Company. The articles also prescribe the proper written form for a shareholder’s notice as well as additional requirements in connection with nominations. Shareholders who failed to comply with the advance notice requirements would not be entitled to make nominations for directors at the annual general or special meeting of shareholders.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may contact the Company’s Directors or independent Directors in writing, as a group or individually, by directing their correspondence to the attention of Valeant Investor Relations, Valeant Pharmaceuticals International, Inc., 2150 Saint Elzear Blvd. West, Laval, Quebec, H7L 4A8, Canada. Shareholders and other interested parties may also contact the Company’s Directors by calling the Company’s helpline in the United States and Canada at (800) 461-9330, or internationally at (720) 514-4400 (collect calls accepted). The Corporate Secretary will log incoming information and forward appropriate messages promptly to the Director(s). Communications are distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.

Certain items that are unrelated to the duties and responsibilities of the Board will not be distributed to the Board, such as mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is inappropriate or unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any non-employee Director upon request.

Communications that include information better addressed by the Audit and Risk Committee will be addressed directly by that Committee.

ANNUAL REPORT AND ADDITIONAL INFORMATION

Our financial information is contained in the Company’s consolidated annual financial statements and related MD&A for the fiscal year ended December 31, 2014. Our Annual Report is available on the Internet at our website at www.valeant.com or on SEDAR at www.sedar.com or through the SEC’s electronic data system called EDGAR at www.sec.gov. To request a printed copy of our Annual Report or consolidated financial statements and related MD&A as of and for the year ended December 31, 2014, which we will provide to you without charge, either write to Valeant Investor Relations at Valeant Pharmaceuticals International, Inc., 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada, or send an email to Valeant Investor Relations at ir@valeant.com. Neither the Annual Report nor the consolidated financial statements and related MD&A as of and for the year ended December 31, 2014 form part of the material for the solicitation of proxies. Additional information relating to the Company may be found on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

PROXY SOLICITATION

The costs of providing the ability to vote by telephone and over the Internet, and the costs in preparing and mailing the Proxy Statement and form of Proxy Card will be paid by us. In addition to soliciting proxies by telephone, Internet and mail, employees of the Company may, at our expense, solicit proxies in person, by telephone, telegraph, courier service, advertisement, telecopier or other electronic means. We have retained D.F. King to assist in the solicitation of proxies. We will pay fees to D.F. King not to exceed $8,000, plus reasonable out-of-pocket expenses incurred by them. We will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

HOUSEHOLDING OF PROXY MATERIALS

Companies and intermediaries (e.g., brokers) are permitted under the SEC’s rules to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more shareholders sharing the same address by delivering a single management proxy circular and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single management proxy circular and proxy statement or Notice Regarding Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate management proxy circular and proxy statement or Notice Regarding Internet Availability of Proxy Materials, as applicable, please notify your broker, or direct your written request to Valeant Pharmaceuticals International, Inc., Attn: Investor Relations, 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada, phone 514-744-6792. Shareholders who currently receive multiple copies of the Proxy Statement or Notice Regarding Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

MISCELLANEOUS

If any other matters are properly presented for consideration at the Meeting, including, among other things, consideration of a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the Board, the designated proxyholders intend to vote the shares represented by the Proxies appointing them on such matters in accordance with the recommendation of the Board and the authority to do so is included in the Proxy.

As of the date this Proxy Statement, the Board knows of no other matters which are likely to come before the Meeting.

By Order of the Board of Directors,

J. Michael Pearson

Chairman of the Board and Chief Executive Officer

Laval, Quebec

April 9, 2015

WE WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF OUR MOST RECENT ANNUAL REPORT, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: CORPORATE SECRETARY, VALEANT PHARMACEUTICALS INTERNATIONAL, INC., 2150 SAINT ELZEAR BLVD. WEST, LAVAL, QUEBEC H7L 4A8, CANADA. THE ANNUAL REPORT IS ALSO AVAILABLE FREE OF CHARGE ON THE COMPANY WEBSITE: WWW.VALEANT.COM.

EXHIBIT A

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

CHARTER OF THE BOARD OF DIRECTORS

The board of directors (the “Board”) of Valeant Pharmaceuticals International, Inc. (the “Company”) is elected by shareholders and is responsible for the stewardship of the activities and affairs of Valeant. The Board seeks to discharge such responsibility by reviewing, discussing and approving Valeant’s strategic planning and organizational structure and supervising management to oversee that the strategic planning and organizational structure preserve and enhance the business of Valeant and Valeant’s underlying value.

DUTIES OF DIRECTORS

The Board discharges its responsibility for overseeing the management of Valeant’s business by delegating to Valeant’s senior officers the responsibility for day-to-day management of Valeant. The Board discharges its responsibilities both directly and by delegation through its committees, the Audit and Risk Committee, the Nominating and Corporate Governance Committee, the Talent and Compensation Committee and the Finance and Transactions Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature.

The Board’s primary roles are overseeing Valeant’s performance and the quality, depth and continuity of management needed to meet Valeant’s strategic objectives.

Other principal duties, which may be carried out directly or via one or more committees, include, but are not limited to the following categories:

Appointment of Management

1.	The Board is responsible for approving the appointment of the chief executive officer and all other senior management.

2.	In approving the appointment of the chief executive officer and all other senior management, the Board will, to the extent feasible, satisfy itself as to the integrity of these individuals and that they create a culture of integrity throughout Valeant.

3.	The Board from time to time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and are subject to the prior approval of the Board.

4.	The Board oversees that succession planning programs are in place, including programs to train and develop management.

5.	The Board assesses and revises the Corporation’s executive compensation policy to, among other things, better align management’s interests with those of the shareholders. This includes establishing minimum shareholding requirements for senior management.

Board Organization

6.	The Board will receive recommendations from the Nominating and Corporate Governance Committee, but retains responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the chair of the Board, the selection of the lead director of the Board, if applicable, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

7.

The Board may establish committees of the Board, where required or prudent, and define their mandate. The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

8.	The Board will oversee orientation and education program for new directors and ongoing educational opportunities for continuing directors.

Strategic Planning

9.	The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of Valeant and its objectives and goals.

10.	The Board is responsible for participating in the development of, and reviewing and approving, the business, financial and strategic plans by which it is proposed that Valeant may reach those goals.

Monitoring of Financial Performance and Other Financial Reporting Matters

11.	The Board is responsible for enhancing congruence between shareholder expectations, Company plans and management performance.

12.	The Board is responsible for adopting processes for monitoring Valeant’s progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting Valeant.

13.	The Board is responsible for approving the audited financial statements, interim financial statements and the notes and management’s discussion and analysis accompanying such financial statements.

14.	The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the articles of incorporation and other governing documents of Valeant, including the payment of dividends, purchase and redemptions of securities, acquisitions and dispositions.

Risk Management

15.	The Board is responsible for overseeing the identification of the principal risks of Valeant’s business and the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of Valeant and achieving a proper balance between the risks incurred and the potential return to Valeant’s shareholders.

Policies and Procedures

16.	The Board is responsible for:

(a)	approving and assessing compliance with all significant policies and procedures by which Valeant is operated; and

(b)	approving policies and procedures designed to ensure that Valeant operates at all times within applicable laws and regulations.

17.	The Board is responsible for supporting a corporate culture of integrity and responsible stewardship.

18.	The Board shall enforce its policy respecting confidential treatment of Valeant’s proprietary information and the confidentiality of Board deliberations.

Communications and Reporting

19.	The Board is responsible for:

(a)	overseeing the accurate reporting of the financial performance and condition of Valeant to shareholders, other securityholders and regulators on a timely and regular basis;

(b)	encouraging effective and adequate communication with shareholders, other stakeholders and the public; and

(c)	ensuring the integrity and adequacy of internal controls and management information systems.

Certain Individual Responsibilities of the Members of the Board

20.	Each member of the Board is expected to attend all meetings of the Board, unless adequate notification of absence is provided.

21.	Each member of the Board is expected to have reviewed all materials provided in connection with a meeting in advance of such meeting and be prepared to discuss such materials at the meeting.

REVIEW AND DISCLOSURE

The Board shall review and reassess the adequacy of this Charter for the Board of Directors (the “Charter”) periodically and otherwise as it deems appropriate and amend it accordingly. The performance of the Board shall be evaluated with reference to this Charter.

The Board shall ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Nominating and Corporate Governance Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

Valeant Pharmaceuticals International, Inc. Reconciliation of GAAP EPS to Cash EPS For the Twelve Months Ended December 31,	Appendix 1

This Proxy Statement includes the presentation and discussion of cash earnings per share ("cash EPS") that differs from earnings per share reported under GAAP ("GAAP EPS"). This non-GAAP financial measure is presented in order to supplement readers’ understanding and assessment of the Company’s financial performance and is also used as a performance metric under our short term incentive pay plan. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. Below is a reconciliation of cash EPS to GAAP EPS. Readers are encouraged to review this reconciliation, and should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

	Twelve Months Ended December 31,
(In millions)	2014	2013	2012	2011
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	913.5	(866.1)	(116.0)	159.6

Non-GAAP adjustments:
Inventory step-up	27.3	372.5	78.8	59.3
PP&E step-up/down	29.8	8.7	(0.5)	0.8
Stock-based compensation	0.3	21.3	29.5	63.5
Acquisition-related contingent consideration	(14.1)	(29.2)	(5.3)	(10.9)
In-process research and development impairments and other charges	41.0	153.6	189.9	109.2
Other (income)/expense	(268.7)	287.2	185.0	30.7
Restructuring, integration, acquisition-related and other costs	388.0	498.4	345.7	130.6
Amortization and impairments of finite-lived intangible assets and other non-GAAP charges	1,599.0	1,957.3	963.2	570.0

	1,802.6	3,269.8	1,786.3	953.2
Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest	70.0	89.5	36.4	27.1
Loss on extinguishment of debt	129.6	65.0	20.1	36.8
(Gain) loss on disposal of fixed assets and assets held for sale/impairment, net	3.9	—	4.7	3.2
(Gain) loss on investments, net	(286.7)	—	—	(1.8)
Foreign exchange and other	135.1	0.8	—	—
Tax	81.8	(515.9)	(319.6)	(223.0)

Total adjustments	1,936.3	2,909.2	1,527.9	795.5

Adjusted net income attributable to Valeant Pharmaceuticals International, Inc.	$2,849.8	$2,043.1	$1,411.9	$955.1

GAAP earnings (loss) per share — diluted	$2.67	$(2.70)	$(0.38)	$0.49

Cash earnings per share — diluted	$8.34	$6.24	$4.51	$2.93

Cash earnings per share excluding one-time items — diluted	$8.34	$6.24	$4.14	$2.64

Shares used in diluted per share calculation — GAAP earnings per share	341.5	321.0	305.4	326.1

Shares used in diluted per share calculation — Cash earnings per share	341.5	327.5	313.1	326.1

B-1

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. ATTN: ROBERT R. CHAI-ONN 2150 SAINT ELZEAR BLVD. WEST LAVAL, QUEBEC H7L 4A8 CANADA

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, United States. To be effective, your proxy card must be received by Broadridge not later than 11:59 p.m. (Eastern Daylight Time) on May 15, 2015.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Daylight Time) on May 15, 2015. Have your proxy card in hand when you access the website and then follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your instructions up until 11:59 p.m. (Eastern Daylight Time) on May 15, 2015. Have your proxy card in hand when you call and then follow the instructions. When voting by telephone, you may not appoint a person as proxyholder other than the nominees specified in this proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58430-Z60108                                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —— —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3 below.
1. Election of Directors		For	Withhold
	1a. Ronald H. Farmer	☐	☐
	1b. Colleen A. Goggins	☐	☐
	1c. Robert A. Ingram	☐	☐			For	Against	Abstain
	1d. Anders O. Lönner 1e. Theo Melas-Kyriazi 1f. J. Michael Pearson 1g. Robert N. Power	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2.	The approval, in an advisory resolution, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, executive compensation tables and accompanying narrative discussions contained in the Management Proxy Circular and Proxy Statement.	☐	☐	☐
	1h. Norma A. Provencio	☐	☐			For		Withhold
	1i. Howard B. Schiller 1j. Katharine B. Stevenson 1k. Jeffrey W. Ubben	☐ ☐ ☐	☐ ☐ ☐	3.	To appoint PricewaterhouseCoopers LLP as the auditors for the Company to hold office until the close of the 2016 Annual Meeting of Shareholders and to authorize the Company’s Board of Directors to fix the auditors’ remuneration.	☐		☐

Without limiting the general powers hereby conferred, the undersigned hereby directs the proxyholder to vote the Common shares represented by this proxy in the manner set forth above.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY. THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, WHERE THE SHAREHOLDER HAS GIVEN A CHOICE, AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH OF 1, 2 AND 3. THE PERSON OR PERSONS APPOINTED UNDER THIS PROXY ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THIS PROXY AND THE NOTICE OF MEETING AND WITH RESPECT TO ANY OTHER MATTERS WHICH MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF WHETHER OR NOT THE AMENDMENT, VARIATION OR OTHER MATTER IS OR IS NOT ROUTINE OR CONTESTED. THIS FORM OF PROXY SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT.

The undersigned hereby revokes any prior proxies.

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders and Management Proxy Circular and Proxy Statement

are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — M58431-Z60108

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. INSTRUMENT OF PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 19, 2015

The undersigned hereby appoints J. Michael Pearson and Robert R. Chai-Onn, or instead of either of the foregoing, as proxyholder of the undersigned, with full power of substitution, to attend, vote and act for and on behalf of the undersigned at the Annual Meeting (the “Meeting”) of the shareholders (the “Shareholders”) of Valeant Pharmaceuticals International, Inc. (the “Company”) to be held on May 19, 2015 at 9:00 a.m. (local time) at 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada and at any adjournment of the Meeting, and on every ballot that may take place in consequence thereof to the same extent and with the same powers as if the undersigned were personally present at the Meeting, with authority to vote at the proxyholder’s discretion except as otherwise specified on the reverse side.
NOTES:
1.

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR COMPANY, WHO NEED NOT BE A SHAREHOLDER, TO ATTEND AND ACT ON ITS, HIS OR HER BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY. THIS RIGHT MAY BE EXERCISED BY INSERTING SUCH OTHER PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED FOR THAT PURPOSE IN THE PARAGRAPH ABOVE OR BY COMPLETING ANOTHER PROPER FORM OF PROXY AND, IN EITHER CASE, BY DELIVERING THE COMPLETED FORM OF PROXY TO THE COMPANY AS INDICATED ON THE REVERSE SIDE.

2.

This form of proxy must be dated and executed by the Shareholder (using exactly the same name in which the shares are registered) or by his or her attorney authorized in writing or, if the Shareholder is a body corporate, by a duly authorized officer or attorney thereof. A copy of any such authorization should accompany this form of proxy. Persons signing as executors, administrators, trustees, etc. should so indicate. If the Common Shares are registered in the name of more than one owner, then all these registered owners should sign this form of proxy. If this form of proxy is not dated, it will be deemed to bear the date on which it was mailed to the Shareholder by the Company.

3.

In order for this form of proxy to be effective, it must be signed and deposited with Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, United States, so that it arrives prior to 11:59 p.m. (Eastern Daylight Time) on May 15, 2015 or, in the case of any adjournment of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the rescheduled meeting.

Request for Quarterly reports

The Company’s quarterly reports to shareholders are available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com, but if you wish to receive quarterly reports and interim financial statements with accompanying MD&A for the 2015 fiscal year by mail, please mark this box. If you do not mark this box and return this form, you will not receive these documents by mail.  ☐

Annual Report Waiver

Mark this box if, for fiscal year 2015, you do not want to receive the Annual Report of the Company containing the annual financial statements and accompanying MD&A. If you do not mark this box, the Annual Report will be sent to you by mail.  ☐